     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1998.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         STERLING FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)

          WASHINGTON                         6719                  91-1572822
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                             111 NORTH WALL STREET
                           SPOKANE, WASHINGTON 99201
                                 (509) 458-2711

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            NED M. BARNES, SECRETARY
                         STERLING FINANCIAL CORPORATION
                             111 NORTH WALL STREET
                           SPOKANE, WASHINGTON 99201
                                 (509) 458-2884

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        DONALD J. LUKES, ESQ.                     AARON M. KASLOW, ESQ.
   Witherspoon, Kelley, Davenport &                Breyer & Aguggia LLP
             Toole, P.S.
       1100 U.S. Bank Building                     1300 I Street, N.W.
      West 422 Riverside Avenue                       Suite 470 East
      Spokane, Washington 99201                   Washington, D.C. 20005
            (509) 624-5265                            (202) 737-7900

                            ------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:
               UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED           BE REGISTERED(1)        PER UNIT       OFFERING PRICE(2)         FEE(2)
Common Stock, par value $1.00 per share....    497,545 shares           N/A              $8,234,000            $2,429

(1) Represents the maximum number of shares of Common Stock issuable or reserved for issuance upon consummation of the Merger described herein.

(2) Estimated pursuant to Rule 457(f)(2) solely for the purpose of computing the registration fee based on the book value of the securities to be received by the Registrant as of the latest practicable date prior to the date of filing the Registration Statement.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       [BIG SKY BANCORP, INC. Letterhead]

                                 July   , 1998

TO THE STOCKHOLDERS OF
BIG SKY BANCORP, INC.:

    You are cordially invited to attend the annual meeting of stockholders (the
"Annual Meeting") of Big Sky Bancorp, Inc. ("Big Sky") to be held on August   ,
1998, at 10 a.m. at                     .

    As described in the enclosed Proxy Statement/Prospectus, at the Annual Meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of April 23, 1998 (the "Merger Agreement"), by and between Sterling Financial Corporation ("Sterling") and Big Sky. Pursuant to the Merger Agreement, Big Sky will merge with and into Sterling with Sterling as the surviving corporation.

    Upon consummation of the merger, each outstanding share of Big Sky common stock will be converted into the right to receive 1.384 shares of Sterling common stock plus cash to be paid in lieu of fractional shares. The last reported sale price of Sterling common stock on the Nasdaq National Market on
           , 1998 was $      per share. The exchange of Big Sky common stock for
Sterling common stock is intended to qualify as tax free to Sterling, Big Sky and holders of Big Sky common stock for federal income tax purposes.

    Each share of Big Sky common stock will entitle its holder to one vote at the Annual Meeting. Consummation of the merger is subject to certain conditions, including approval of the Merger Agreement by the holders of at least a majority of the issued and outstanding shares of Big Sky common stock and the receipt of certain regulatory approvals.

    Feldman Financial Advisors, Inc. ("Feldman Financial"), financial advisor to Big Sky in connection with the merger, has delivered its opinion to the Board of Directors of Big Sky that the exchange ratio in the merger is fair from a financial point of view to the holders of Big Sky common stock. Feldman Financial's opinion is reproduced in full as Appendix D to the accompanying Proxy Statement/Prospectus.

    Your Board of Directors has unanimously approved the Merger Agreement and the merger and recommends that you vote "FOR" approval of the Merger Agreement.

    You are urged to carefully read the Proxy Statement/Prospectus, which describes the terms of the merger and the other proposals to be acted upon at the Annual Meeting. It is very important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, you are requested to complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. Failure to return a properly executed proxy card or to vote at the Annual Meeting will have the same effect as a vote against the Merger Agreement.

                                          Sincerely,

                                          MICHAEL E. McKEE
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             BIG SKY BANCORP, INC.
                             711 SOUTH FIRST STREET
                            HAMILTON, MONTANA 59840

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST   , 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of Big
Sky Bancorp, Inc. ("Big Sky") will be held on August   , 1998, at 10:00 a.m. at
                    , for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 23, 1998 (the "Merger Agreement"), by and between Sterling Financial Corporation ("Sterling") and Big Sky, pursuant to which Big Sky will merge with and into Sterling (the "Merger") and each outstanding share of Big Sky common stock will be converted into the right to receive 1.384 shares of Sterling common stock, plus cash to be paid in lieu of fractional shares;

    2. To elect two directors to serve until completion of the Merger or, if the Merger is not completed, until the 2001 Annual Meeting of Stockholders.

    3. To transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

    The Board of Directors of Big Sky has fixed the close of business on
           , 1998 as the record date for the determination of holders of Big Sky common stock entitled to notice of and to vote at the Annual Meeting. Only holders of record of Big Sky common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

    Big Sky stockholders have the right to dissent from the Merger and obtain payment in cash of the fair value of their shares of Big Sky common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, Big Sky stockholders must give written demand for appraisal of their shares before the taking of the vote on the Merger at the Annual Meeting and must not vote in favor of the Merger. A copy of the applicable Delaware statutory provisions is set forth in Appendix E to the accompanying Proxy Statement/Prospectus and a summary of such provisions is sent forth under "THE MERGER--Dissenters' Appraisal Rights."

                                          By Order of the Board of Directors

                                          Ernest M. Kwiatkowski
                                          CORPORATE SECRETARY

                             BIG SKY BANCORP, INC.
                                PROXY STATEMENT
                             ---------------------

                         STERLING FINANCIAL CORPORATION
                   (COMMON STOCK, $1.00 PAR VALUE PER SHARE)
                                   PROSPECTUS
                             ---------------------

    This Proxy Statement/Prospectus is being furnished to holders (the "Big Sky Stockholders") of the common stock, par value $.01 per share (the "Big Sky
Common Stock") of Big Sky Bancorp, Inc. ("Big Sky") as of            , 1998 (the
"Record Date"). It relates to the annual meeting of Big Sky Stockholders to be
held on August   , 1998, at 10:00 a.m. at                             and to any
adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement/Prospectus is first being mailed to Big Sky Stockholders on or about
July   , 1998.

    At the Annual Meeting, the principal item of business will be to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of April 23, 1998, by and between Sterling and Big Sky (the "Merger Agreement"), and the merger of Big Sky with and into Sterling Financial Corporation ("Sterling") provided for therein (the "Merger"). A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix C. This Proxy Statement/Prospectus also constitutes a prospectus of Sterling with respect to the approximately 497,545 shares of Sterling common stock, par value $1.00 per share (the "Sterling Common Stock"), subject to issuance in connection with the Merger.

    As part of the Merger, each issued and outstanding share of Big Sky Common Stock will be converted into the right to receive 1.384 shares of Sterling Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares. Because the market price of Sterling Common Stock is subject to fluctuation and the Exchange Ratio in the Merger is fixed, the value of the shares of Sterling Common Stock that Big Sky Stockholders will receive in the Merger may materially increase or decrease prior to consummation of the Merger. The latest closing price of Sterling Common Stock quoted on the Nasdaq Stock
Market ("Nasdaq") on July   , 1998, was $      per share, corresponding to a
market value of $      per 1.384 shares of Sterling Common Stock as of such
date. No assurance can be given as to the market price of Sterling Common Stock at the time of the Merger. See "MARKET PRICES AND DIVIDENDS."

    The Merger is subject to various conditions, including approvals of applicable regulatory authorities. Big Sky and Sterling expect that the Merger will be consummated in the Fall of 1998, or as soon as possible after the receipt of all regulatory and Big Sky Stockholder approvals and the expiration of all regulatory waiting periods. For a more detailed description of the Merger and the Option, see "THE MERGER."

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY BIG SKY STOCKHOLDERS.

    THE STERLING COMMON STOCK OFFERED HEREBY HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC" OR THE "COMMISSION"), ANY STATE SECURITIES COMMISSION, THE OFFICE OF THRIFT SUPERVISION ("OTS") OR THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION, THE OTS OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SHARES OF STERLING COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND (THE "SAIF") OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY   , 1998.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
AVAILABLE INFORMATION.....................................................................................           5
INFORMATION INCORPORATED BY REFERENCE.....................................................................           5
CAUTIONARY STATEMENTS FOR PURPOSES OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995................           6
MERGER SUMMARY............................................................................................           7
  The Parties.............................................................................................           7
  The Merger..............................................................................................           7
  The Annual Meeting......................................................................................           8
  Recommendation of the Big Sky Board.....................................................................           9
  Opinion of Big Sky's Financial Advisor..................................................................           9
  Interests of Certain Persons in the Merger..............................................................           9
  Regulatory Approvals....................................................................................           9
  Accounting Treatment....................................................................................           9
  Federal Income Tax Consequences.........................................................................          10
  Dissenters' Rights......................................................................................          10
  Effective Time..........................................................................................          10
  Exchange of Big Sky Common Stock Certificates...........................................................          10
  Termination; Termination Fees; Stockholders Agreement...................................................          10
  Description of Sterling Capital Stock and Comparison of Stockholder Rights..............................          11
MARKET PRICES OF COMMON STOCK.............................................................................          11
SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION FOR STERLING....................................          12
SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION FOR BIG SKY.....................................          14
COMPARATIVE PER SHARE DATA................................................................................          16
RISK FACTORS..............................................................................................          17
  Aggressive Growth Strategy..............................................................................          17
  Economic Conditions and Impact of Interest Rates........................................................          17
  Certain Regulatory Matters..............................................................................          17
  Dividends...............................................................................................          18
  Competitive Banking Environment.........................................................................          18
  Effect of the Merger on Rights of Stockholders..........................................................          18
  Focus on Community Banking..............................................................................          19
  Loan Portfolio Concentration in Construction Loans......................................................          19
  Need for Technological Change...........................................................................          19
  Year 2000 Issues........................................................................................          19
THE ANNUAL MEETING........................................................................................          20
  General.................................................................................................          20
  Matters to be Considered................................................................................          20
  Proxies.................................................................................................          20
  Record Date and Voting Rights...........................................................................          21

                                                                                                               PAGE
                                                                                                            -----------
THE MERGER................................................................................................          21
  General.................................................................................................          21
  The Parties.............................................................................................          21
  Background of the Merger................................................................................          22
  Reasons for the Merger; Recommendation of the Big Sky Board.............................................          25
  Opinion of Big Sky's Financial Advisor..................................................................          26
  Structure...............................................................................................          29
  Exchange Ratio..........................................................................................          30
  Conversion of Big Sky Stock Options.....................................................................          31
  Interests of Certain Persons in the Merger..............................................................          31
  The Stockholders Agreement..............................................................................          32
  Regulatory Approvals....................................................................................          33
  Conditions to the Merger................................................................................          34
  Conduct of Business Pending the Merger..................................................................          34
  Expenses................................................................................................          37
  Compensation and Benefits...............................................................................          37
  Other Agreements........................................................................................          38
  Termination and Amendment of the Merger Agreement.......................................................          38
  Certain Federal Income Tax Consequences.................................................................          39
  Accounting Treatment....................................................................................          41
  Resales of Sterling Common Stock Received in the Merger.................................................          41
  Dissenters' Appraisal Rights............................................................................          42
MARKET PRICES AND DIVIDENDS...............................................................................          45
COMPARISON OF STOCKHOLDER RIGHTS..........................................................................          45
  Issuance of Capital Stock...............................................................................          46
  Dividends...............................................................................................          46
  Preemptive Rights.......................................................................................          46
  Voting Rights...........................................................................................          46
  Liquidation Rights......................................................................................          46
  Special Meetings of Stockholders........................................................................          47
  Vacancies on the Board of Directors.....................................................................          47
  Number and Term of Directors............................................................................          47
  Removal of Directors....................................................................................          47
  Liability of Directors..................................................................................          47
  Anti-takeover Provisions................................................................................          48
  Indemnification of Directors............................................................................          48
  Cumulative Voting.......................................................................................          49
  Notice of Stockholder Meetings..........................................................................          49
  Quorum..................................................................................................          49
  Action of Stockholders..................................................................................          49
  Record Date.............................................................................................          49
  Criteria for Evaluating Certain Offers..................................................................          49

                                                                                                               PAGE
                                                                                                            -----------
  Amendment to Articles of Incorporation and Bylaws.......................................................          50
ELECTION OF DIRECTORS.....................................................................................          50
  Compensation of Directors...............................................................................          52
  Meetings and Committees of the Board of Directors.......................................................          52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............................................          53
EXECUTIVE COMPENSATION....................................................................................          54
  Summary Compensation Table..............................................................................          54
  Employment Agreements...................................................................................          54
  Options Grants in Last Fiscal Year......................................................................          55
  Aggregate Option Exercises and Fiscal Year-End Option Value Table.......................................          56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................................................          56
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.........................................................          56
INDEPENDENT AUDITORS OF BIG SKY...........................................................................          56
OTHER MATTERS.............................................................................................          56
EXPERTS...................................................................................................          57
STOCKHOLDER PROPOSALS.....................................................................................          57
LEGAL MATTERS.............................................................................................          57
APPENDIX A--Information Concerning Big Sky Bancorp, Inc...................................................         A-1
APPENDIX B--Big Sky Bancorp, Inc. Financial Statements....................................................         B-1
APPENDIX C--Agreement and Plan of Merger..................................................................         C-1
APPENDIX D--Fairness Opinion..............................................................................         D-1
APPENDIX E--Section 262 of the Delaware General Corporation Law...........................................         E-1

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES BY BIG SKY OR THE OFFERING OF STERLING COMMON STOCK MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BIG SKY OR STERLING. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY STERLING COMMON STOCK OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE STERLING COMMON STOCK OFFERED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BIG SKY OR STERLING OR THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                             AVAILABLE INFORMATION

    Big Sky and Sterling are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's world wide web site is http://www.sec.gov. Sterling Common Stock is traded on Nasdaq. Reports, proxy statements and other information concerning Sterling can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    Sterling has filed with the SEC a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Sterling Common Stock to be issued to Big Sky Stockholders in connection with the Merger. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. as set forth above and at the SEC's world wide web site. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference herein as to the contents of any document are not necessarily complete and, in each instance where such document is filed as an exhibit to the Registration Statement, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The information set forth in this Proxy Statement/Prospectus concerning Big Sky has been furnished by Big Sky. The information concerning Sterling has been furnished by Sterling.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by Sterling with the SEC (File No. 0-20800) under the Exchange Act are hereby incorporated in this Proxy Statement/Prospectus by reference: (i) Sterling's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) Sterling's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iii) Sterling's Current Reports on Form 8-K dated as of February 17, April 23 and June 15, 1998; (iv) Sterling's Proxy Statement for the annual meeting of its Shareholders held on April 28, 1998; and
(v) the description of the Sterling Common Stock set forth in registration statements filed by Sterling pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

    The following documents filed by Big Sky with the SEC (File No. 0-25284) under the Exchange Act are hereby incorporated in this Proxy
Statement/Prospectus by reference: (i) the Annual Report on Form 10-KSB of Big Sky for the year ended March 31, 1998 and (ii) the Current Report on Form 8-K of Big Sky dated as of April 23, 1998.

    All documents filed by Big Sky or Sterling pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS RELATING TO STERLING ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: DANIEL G. BYRNE, SENIOR VICE PRESIDENT-FINANCE, STERLING FINANCIAL CORPORATION, 111 NORTH WALL STREET, SPOKANE, WASHINGTON 99201; TELEPHONE (509) 458-3711. SUCH DOCUMENTS RELATING TO BIG SKY ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: BIG SKY BANCORP, INC., 711 SOUTH FIRST STREET, HAMILTON, MONTANA 59840; TELEPHONE (406) 363-4400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AS
SOON AS POSSIBLE, BUT NO LATER THAN AUGUST   , 1998.

          CAUTIONARY STATEMENTS FOR PURPOSES OF THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

    This Proxy Statement/Prospectus and other public filings and releases by Sterling and Big Sky contain certain forward-looking statements with respect to the financial condition, results of operations and business of Sterling, Big Sky and the combined company following the consummation of the Merger, including statements relating to the cost savings and other business enhancements that are expected to be realized from the Merger and the expected impact of the Merger on Sterling's financial performance (see "THE MERGER--Reasons for the Merger; Recommendation of Big Sky Board" and "--Opinion of Big Sky's Financial Advisor"). These forward-looking statements involve certain risks and uncertainties that may cause actual results to differ materially from those set forth herein. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) revenues following the Merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the businesses of Sterling and Big Sky are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic and credit conditions, either nationally or in the region in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

                                 MERGER SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. BIG SKY STOCKHOLDERS ARE URGED BEFORE VOTING TO GIVE CAREFUL CONSIDERATION TO ALL OF THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS.

THE PARTIES

    STERLING. Sterling is a unitary savings and loan holding company, the significant operating subsidiary of which is Sterling Savings Bank ("Sterling Savings"). The significant operating subsidiaries of Sterling Savings are Action Mortgage Company ("Action Mortgage"), INTERVEST-Mortgage Investment Company ("INTERVEST") and Harbor Financial Services, Inc. ("Harbor Financial"). Sterling Savings commenced operations in 1983 as a State of Washington-chartered, federally insured stock savings and loan association headquartered in Spokane, Washington.

    Sterling endeavors to provide personalized, quality financial services to its customers as exemplified by its "Hometown Helpful" philosophy. Sterling believes that this dedication to personalized service has enabled it to maintain a stable retail deposit base. Sterling attracts FDIC-insured deposits from the general public through 73 retail branches located primarily in rural and suburban communities in Washington, Idaho and Oregon. Sterling originates loans through its branch offices as well as nine Action Mortgage residential loan production offices in the Spokane and Seattle, Washington; Portland, Oregon and Boise, Idaho metropolitan areas and four INTERVEST commercial real estate lending offices located in the metropolitan areas of Seattle and Spokane, Washington and Portland, Oregon. Sterling also markets tax-deferred annuities, mutual funds and other financial products through Harbor Financial.

    At March 31, 1998, Sterling had approximate total consolidated assets of $1.9 billion, total deposits of $1.0 billion and stockholders' equity of $106 million. Sterling Common Stock is quoted on Nasdaq under the symbol "STSA." The address of Sterling's principal executive offices is Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201 and its telephone number is (509) 624-4114. See "THE MERGER--The Parties."

    BIG SKY. Big Sky is a unitary savings and loan holding company, the subsidiary of which is First Federal Savings & Loan Association of Montana ("First Federal").

    Big Sky is primarily engaged in the business of attracting deposits from the general public through its two offices in Missoula, Montana and one office in Hamilton, Montana, and using such deposits, together with other funding sources, to originate or invest in residential and other mortgage loans and, to a lesser extent, in consumer loans, for its portfolio.

    At March 31, 1998, Big Sky had total assets of $62.3 million, deposits of $47.8 million and stockholders' equity of $7.9 million. Big Sky Common Stock is sometimes quoted on the OTC-Bulletin Board under the symbol "BBKY." Big Sky's principal executive office is located at 711 South First Street, Hamilton, Montana 59840 and its telephone number is (406) 363-4400. See "THE MERGER--The Parties," Appendix A and Appendix B.

THE MERGER

    The Merger Agreement provides for the Merger of Big Sky with and into Sterling, with Sterling as the surviving corporation (the "Surviving Corporation"). Immediately after the consummation of the Merger, Sterling intends that First Federal will be merged into Sterling Savings (the "Institution Merger"), with Sterling Savings as the surviving institution. Sterling Savings will remain headquartered in Spokane, Washington as an FDIC-insured, Washington State-chartered savings and loan association. Big Sky and Sterling expect that the Merger will be consummated in the Fall of 1998, or as soon as possible after the receipt of the Requisite Regulatory Approval (as defined herein) and the approval of the Big Sky Stockholders. See "THE MERGER--Structure."

    At the Effective Time (as defined herein), each issued and outstanding share of Big Sky Common Stock will be converted automatically at the Exchange Ratio into the right to receive 1.384 shares of Sterling Common Stock. Cash will be paid in lieu of fractional shares. The Exchange Ratio is subject to customary antidilution adjustments. See "THE MERGER--Termination and Amendment of the Merger Agreement." Because the market price of Sterling Common Stock is subject to fluctuation and the Exchange Ratio is fixed, the market value of the shares of Sterling Common Stock that Big Sky Stockholders will receive in the Merger may materially increase or decrease prior to the Merger. No assurance can be given as to the market price of Sterling Common Stock at the time of the Merger. See "MARKET PRICES AND DIVIDENDS" and "THE MERGER--Exchange Ratio."

    As of the Record Date, there were outstanding options (the "Big Sky Options") to purchase 35,777 shares of Big Sky Common Stock, at an average exercise price of $8.62 per share. Under the Merger Agreement, shares of Big Sky Common Stock issued prior to consummation of the Merger upon the exercise of outstanding Big Sky Options will be converted into Sterling Common Stock at the Exchange Ratio, and each Big Sky Option that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically into an option to purchase shares of Sterling Common Stock, with adjustment in the number of shares subject to such Big Sky Option and exercise price therefor to reflect the Exchange Ratio. See "THE MERGER--Options."

THE ANNUAL MEETING

    PLACE, TIME AND DATE; PURPOSE.  The Annual Meeting will be held on August
  , 1998 at 10:00 a.m., local time, at                for the purpose of (i)
considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix C and (ii) electing two directors to serve until completion of the Merger or, if the Merger is not completed, until the 2001 Annual Meeting. See "THE ANNUAL MEETING--General" and "--Matters to be Considered."

    RECORD DATE; SHARES ENTITLED TO VOTE.  The Board of Directors of Big Sky
(the "Big Sky Board") has fixed the close of business on           , 1998 as the
Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Only those holders of shares of Big Sky Common Stock of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each share of Big Sky Common Stock will be entitled to one vote. Stockholders of record who execute proxies retain the right to revoke them at any time prior to being voted at the Annual Meeting. At the Record Date, there
were         shares of Big Sky Common Stock outstanding and entitled to be voted at the Annual Meeting. See "THE ANNUAL MEETING--Record Date and Voting Rights."

    VOTE REQUIRED. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Big Sky Common Stock. A plurality of the votes cast at the Annual Meeting by the holders of shares of Big Sky Common Stock entitled to vote is required for the election of persons nominated to serve as directors. At the Record Date, the directors and executive officers of Big Sky and their affiliates beneficially owned
shares of Big Sky Common Stock, which represents    % of the shares entitled to
be voted at the Annual Meeting. All of the directors of Big Sky have agreed to vote their shares for the approval of the Merger Agreement. See "THE ANNUAL MEETING--Record Date and Voting Rights." At the Record Date, Sterling and its directors and executive officers owned no shares of Big Sky Common Stock.

    A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

RECOMMENDATION OF THE BIG SKY BOARD

    THE BIG SKY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE BIG SKY STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    For a discussion of the circumstances surrounding the Merger and the factors considered by the Big Sky Board in making its recommendation, see "THE MERGER--Background of the Merger" and "Reasons for the Merger; Recommendation of the Big Sky Board." Approval of the Merger Agreement by Big Sky Stockholders is required by law and is a condition to consummation of the Merger. See "THE MERGER--Conditions to the Merger." For a description of certain economic interests directors and officers of Big Sky may be deemed to have in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

OPINION OF BIG SKY'S FINANCIAL ADVISOR

    Feldman Financial Advisor's, Inc. ("Feldman Financial") which has served as financial advisor to Big Sky in connection with the Merger, has delivered its opinion dated as of April 23, 1998 to the Big Sky Board and updated as of the date of this Proxy Statement/Prospectus that the Exchange Ratio pursuant to the Merger Agreement is fair to the Big Sky Stockholders from a financial point of view. A copy of the updated opinion delivered by Feldman Financial is attached to this Proxy Statement/Prospectus as Appendix D, and should be read in its entirety with respect to assumptions made, matters considered and qualifications and limitations on the review undertaken by Feldman Financial in rendering such opinion. See "THE MERGER--Opinion of Big Sky's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Big Sky's management and the Big Sky Board may be deemed to have certain interests in the Merger that are in addition to their interests generally as Big Sky Stockholders. One director of Big Sky may be a director of the combined company following the Merger. Officers of Big Sky will receive certain benefits pursuant to existing employment and compensation agreements, plans and arrangements of Big Sky in connection with the Merger. Directors and officers of Big Sky hold Big Sky Options which may be converted into options to acquire Sterling Common Stock in connection with the Merger. Members of the Big Sky Board have entered into an agreement (the "Stockholders Agreement") in fulfillment of a condition of the Merger Agreement. Sterling also has agreed to indemnify Big Sky directors and officers for a specified period following the Merger. The Big Sky Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Interests of Certain Persons in the Merger."

REGULATORY APPROVALS

    Consummation of the Merger and the Institution Merger is conditioned upon receipt of required approval of the OTS. An application as to such approval of the OTS has been filed. No other regulatory approvals are required to effect the Merger pursuant to the Merger Agreement. In addition, the United States Department of Justice ("DOJ") has the authority to challenge the Merger on antitrust grounds until the expiration of a certain period following OTS approval. "Requisite Regulatory Approval" refers herein to the receipt of all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement and the expiration of all statutory waiting periods in respect thereof. Neither Big Sky nor Sterling is aware of any reason why the Requisite Regulatory Approval should not be obtained. See "THE MERGER--Regulatory Approvals."

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. The obligation of Sterling to consummate the Merger is conditioned upon receipt by Sterling of a letter from the independent public accountants for Sterling stating their opinion that the Merger so qualifies. See "THE MERGER--Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

    It is intended that the Merger qualify as a tax-free reorganization for federal income tax purposes, and that, except with respect to cash received in lieu of fractional shares of Sterling Common Stock, Big Sky Stockholders who exchange their shares of Big Sky Common Stock solely for shares of Sterling Common Stock in the Merger generally should not recognize gain or loss for federal income tax purposes as a result of such exchange. The obligation of each of Sterling and Big Sky to consummate the Merger is conditioned upon the receipt by each party of a letter from its counsel to the effect that the Merger qualifies as a tax-free reorganization. See "THE MERGER--Certain Federal Income Tax Consequences."

DISSENTERS' RIGHTS

    Big Sky Stockholders have the right to dissent from the Merger and obtain payment in cash of the fair value of their shares of Big Sky Common Stock under the provisions of Section 262 of the Delaware General Corporation Law ("Delaware GCL"). A STOCKHOLDER'S FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN
SECTION 262 OF THE DELAWARE GCL WILL RESULT IN LOSS OF SUCH STOCKHOLDER'S DISSENTERS' RIGHTS. Accordingly, Big Sky Stockholders wishing to dissent from the Merger are urged to read carefully "THE MERGER--Dissenters' Appraisal Rights" and the copy of Section 262 of the Delaware GCL (the "Delaware Dissenters' Rights Statute") set forth in Appendix E to this Proxy Statement/Prospectus and to consult with their own legal advisors.

EFFECTIVE TIME

    The Merger will become effective on the date and time set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with applicable law (the "Effective Time"). The certificate of merger will be filed on September 30, 1998 or such other date as Sterling and Big Sky may agree (the "Closing Date"). The Closing Date will follow the receipt of the Requisite Regulatory Approval, required Big Sky Stockholder approval and the expiration of all regulatory waiting periods.

EXCHANGE OF BIG SKY COMMON STOCK CERTIFICATES

    From the Effective Time, each holder of a certificate representing Big Sky Common Stock will, upon the surrender thereof to the Exchange Agent (as defined herein), be entitled to receive a certificate representing the number of whole shares of Sterling Common Stock into which such Big Sky Common Stock will have been automatically converted as part of the Merger. The Exchange Agent will mail a letter of transmittal with instructions to all Big Sky Stockholders of record immediately after the Effective Time for use in surrendering their certificates for Big Sky Common Stock in exchange for new certificates representing Sterling Common Stock and cash in lieu of fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY BIG SKY STOCKHOLDERS UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "THE MERGER--Exchange Ratio."

TERMINATION; TERMINATION FEES; STOCKHOLDERS AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Big Sky and Sterling and by action of the Board of either company if, among other reasons, the Merger is not consummated by December 31, 1998, unless the failure to consummate by such date is due to the failure of the party seeking to terminate this Merger Agreement to perform or observe the covenants and agreements of such party under the Merger Agreement. Pursuant to the Merger Agreement and to compensate each other for certain costs incurred in anticipation of the Merger, Big Sky has agreed to pay to Sterling $500,000 and Sterling has agreed to pay to Big Sky $300,000 if the Merger Agreement is terminated under certain circumstances. See "THE MERGER--Termination and Amendment of the Merger Agreement."

    As an inducement to Sterling to enter into the Merger Agreement, the members of the Big Sky Board, in their individual capacities as Big Sky Stockholders, and the spouses of such members entered into the Stockholders Agreement, pursuant to which such individuals agreed to vote a minimum of 68,000 shares of Big Sky Common Stock in favor of the Merger and against any competing proposal. See "THE MERGER--The Stockholders Agreement."

    The termination fee payable to Sterling and certain aspects of the Stockholders Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Big Sky from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to Big Sky Stockholders that had a higher current market price than the consideration to be received in exchange for the Big Sky Common Stock pursuant to the Merger Agreement. See "THE MERGER--Termination and Amendment of the Merger Agreement."

DESCRIPTION OF STERLING CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS

    Upon consummation of the Merger, Big Sky Stockholders will become Sterling Stockholders. There are certain differences between the rights of Sterling Stockholders and Big Sky Stockholders. For a summary of such differences in stockholder rights, see "COMPARISON OF STOCKHOLDER RIGHTS."

                         MARKET PRICES OF COMMON STOCK

    Sterling Common Stock is traded on Nasdaq. The symbol for Sterling Common Stock is "STSA." The following table sets forth per share closing prices of Sterling Common Stock on Nasdaq and the pro forma equivalent per share value of Big Sky Common Stock giving effect to the Merger as of April 22, 1998, the last full trading day prior to the public announcement of the execution of the Merger
Agreement, and on July   , 1998, which is the most recent date for which it was
practicable to obtain market price data prior to the printing of this Proxy Statement/Prospectus. See "MARKET PRICES AND DIVIDENDS."

                                                                                          EQUIVALENT PER SHARE
DATE                                                          STERLING COMMON STOCK   VALUE OF BIG SKY COMMON STOCK
-----------------------------------------------------------  -----------------------  -----------------------------
April 22, 1998.............................................         $   25.63                   $   35.47

July   , 1998..............................................

------------------------

(a) Pro forma equivalent value per share of Big Sky Common Stock represents the closing sales prices of Sterling Common Stock, as quoted by Nasdaq, on each specified date, multiplied by 1.384, the Exchange Ratio.

    Big Sky Stockholders are advised to obtain current market quotations for Sterling Common Stock. The market price of Sterling Common Stock will fluctuate between the date of this Proxy Statement/ Prospectus and the date on which the Merger is consummated. Because the market price of Sterling Common Stock is subject to fluctuation and the Exchange Ratio is fixed, the market value of the shares of Sterling Common Stock that holders of Big Sky Common Stock will receive in the Merger may materially increase or decrease prior to the Merger. No assurance can be given as to the market price of Sterling Common Stock at the time of the Merger. See "MARKET PRICES AND DIVIDENDS" and "THE MERGER--Exchange Ratio."

     SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION FOR STERLING

    Presented below is summary consolidated financial data for Sterling for the periods specified. Sterling changed its fiscal year end from June 30 to December 31, effective December 31, 1996. The following summary consolidated financial data of Sterling (other than ratios and other data) for each of the periods has been derived from Sterling's Consolidated Financial Statements. Such Consolidated Financial Statements for the year ended December 31, 1997, the six months ended December 31, 1996 and for each of the four fiscal years in the period ended June 30, 1996 have been audited by Coopers & Lybrand L.L.P. The Consolidated Financial Statements for the three months ended March 31, 1998 and 1997, the twelve months ended December 31, 1996 and for the six months ended December 31, 1995 are unaudited and reflect the adjustments, all of which are of a normal and recurring nature, which in the opinion of management, are considered necessary for a fair presentation of the financial position and results of operations for such periods. The consolidated financial information is not necessarily indicative of the results for any future period and is qualified in its entirety by the detailed information incorporated herein by reference in Sterling's reports as described under "AVAILABLE INFORMATION."

                                                                           TWELVE MONTHS ENDED
                                                      THREE MONTHS ENDED                           SIX MONTHS ENDED
                                                          MARCH 31,            DECEMBER 31,          DECEMBER 31,
                                                     --------------------  --------------------  --------------------
                                                       1998       1997       1997       1996       1996       1995
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Interest income....................................  $  34,770  $  29,648  $ 131,149  $ 113,177  $  57,614  $  57,518
Interest expense...................................    (22,900)   (18,596)   (85,512)   (74,536)   (37,411)   (40,486)
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net interest income................................     11,870     11,052     45,637     38,641     20,203     17,032
Provision for loan losses..........................       (800)      (550)    (2,450)    (1,900)    (1,100)      (800)
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan
 losses............................................     11,070     10,502     43,187     36,741     19,103     16,232
Other income.......................................      2,922      2,054      9,304      8,984      4,648      4,334
Operating expenses (1).............................     (9,840)    (8,888)   (37,106)   (40,911)   (24,742)   (15,515)
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and other
 items.............................................      4,152      3,668     15,385      4,814       (991)     5,051
Income tax provision...............................     (1,473)    (1,394)    (5,749)    (2,331)      (112)    (1,845)
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary item............      2,679      2,274      9,636      2,483     (1,103)     3,206
Extraordinary item (2).............................          0          0          0          0          0          0
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..................................      2,679      2,274      9,636      2,483     (1,103)     3,206
Preferred stock dividends..........................          0       (471)      (940)    (1,885)      (942)      (942)
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common
 shareholders......................................  $   2,679  $   1,803  $   8,696  $     598  $ ( 2,045) $   2,264
                                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) per common share-basic...............  $    0.35  $    0.33  $    1.40  $    0.11  $   (0.37) $    0.42
Income (loss) per common share-diluted.............  $    0.35  $    0.30  $    1.25  $    0.11  $   (0.37) $    0.42
RATIOS:
Return on average assets (annualized)..............       0.59%      0.60%      0.56%      0.16%     (0.14)%      0.41%
Return on average common shareholders' equity
 (annualized) (3)..................................      10.44      11.14      11.36       0.94      (6.57)      6.80
Shareholders' equity to assets at end of period....       5.60       5.58       5.48       5.81       5.81       6.10
Net interest margin (annualized)...................       2.77       3.05       2.81       2.71       2.80       2.31
Nonperforming assets to total assets at end of
 period............................................       0.72       0.43       0.73       0.42       0.42       0.59
Nonperforming loans to total loans at end of
 period............................................       0.35       0.25       0.42       0.25       0.25       0.47
Loan loss allowance to total loans at end of
 period............................................       0.77       0.74       0.76       0.74       0.74       0.82


                                                             FISCAL YEARS ENDED JUNE 30,
                                                     -------------------------------------------
                                                       1996        1995       1994       1993
                                                     ---------   ---------  ---------  ---------

OPERATING DATA:
Interest income....................................  $ 113,081   $ 107,256  $  76,599  $  57,793
Interest expense...................................    (77,611)    (71,864)   (44,610)   (32,292)
                                                     ---------   ---------  ---------  ---------
Net interest income................................     35,470      35,392     31,989     25,501
Provision for loan losses..........................     (1,600)     (1,600)    (1,600)    (1,500)
                                                     ---------   ---------  ---------  ---------
Net interest income after provision for loan
 losses............................................     33,870      33,792     30,389     24,001
Other income.......................................      8,670      11,387      8,485      9,446
Operating expenses (1).............................    (31,684)    (31,272)   (25,788)   (21,146)
                                                     ---------   ---------  ---------  ---------
Income (loss) before income taxes and other
 items.............................................     10,856      13,907     13,086     12,301
Income tax provision...............................     (4,064)     (4,619)    (4,560)    (4,638)
                                                     ---------   ---------  ---------  ---------
Income (loss) before extraordinary item............      6,792       9,288      8,526      7,663
Extraordinary item (2).............................          0           0          0       (425)
                                                     ---------   ---------  ---------  ---------
Net income (loss)..................................      6,792       9,288      8,526      7,238
Preferred stock dividends..........................     (1,885)     (1,885)      (272)         0
                                                     ---------   ---------  ---------  ---------
Net income (loss) applicable to common
 shareholders......................................  $   4,907   $   7,403  $   8,254  $   7,238
                                                     ---------   ---------  ---------  ---------
                                                     ---------   ---------  ---------  ---------
Income (loss) per common share-basic...............  $    0.91   $    1.42  $    1.65  $    1.51
Income (loss) per common share-diluted.............  $    0.90   $    1.27  $    1.60  $    1.49
RATIOS:
Return on average assets (annualized)..............       0.45%       0.48%      0.72%      0.92%
Return on average common shareholders' equity
 (annualized) (3)..................................       7.43       13.09      16.11      17.36
Shareholders' equity to assets at end of period....       5.80        5.84       5.57       4.65
Net interest margin (annualized)...................       2.46        2.44       2.90       3.43
Nonperforming assets to total assets at end of
 period............................................       0.57        0.58       0.71       1.19
Nonperforming loans to total loans at end of
 period............................................       0.36        0.32       0.27       0.87
Loan loss allowance to total loans at end of
 period............................................       0.76        0.64       0.64       0.72

     SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION FOR STERLING
                                  (CONTINUED)

                                            DECEMBER 31,                          JUNE 30,
                           MARCH 31,   ----------------------  ----------------------------------------------
                              1998        1997        1996        1996        1995        1994        1993
                           ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                         (DOLLARS IN THOUSANDS)
FINANCIAL POSITION DATA:
Total assets.............  $1,888,214  $1,876,250  $1,536,344  $1,477,698  $1,540,784  $1,374,118  $1,038,962
Loans receivable.........   1,100,161   1,069,591     934,340     886,667   1,055,111     844,520     593,669
Mortgage-backed
 securities..............     458,157     469,253     376,940     399,893     280,776     360,789     325,969
Investments..............     199,853     199,733     104,721      72,047      76,576      77,565      43,531
Deposits.................   1,026,101   1,036,408     902,278     898,394     890,041     810,970     579,785
Federal Home Loan Bank,
 ("FHLB")-Seattle
 advances................     430,204     455,085     259,626     259,410     352,073     364,985     295,996
Securities sold subject
 to repurchase agreements
 and federal funds
 purchased...............     239,883     180,077     229,797     195,785     159,880      81,849      80,162
Other long-term debt.....      57,240      72,240      32,240      17,240      17,240      17,250      17,250
Shareholders' equity.....     105,826     102,863      89,220      85,745      89,907      76,529      48,272
OTHER DATA:
Deposit accounts.........      85,347      83,763      83,865      85,300      84,553      79,585      62,205
Branch offices...........          41          41          41          41          41          41          27

------------------------------

(1) During the six months ended December 31, 1996, Sterling recorded a pre-tax charge to earnings of $5.8 million as a result of a non-recurring assessment to fund the SAIF.

(2) The extraordinary item is the loss associated with the early extinguishment of FHLB advances, net of income taxes.

(3) Change from March 1997 to March 1998 reflects the 58.5% increase in average common equity due primarily to the conversion of approximately $24.6 million of preferred stock to common stock which occurred in September 1997.

     SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION FOR BIG SKY

    The following tables set forth certain information concerning the consolidated financial position and results of operations of Big Sky at the dates and for the periods indicated.

                                                                                 AT MARCH 31,
                                                             -----------------------------------------------------
                                                               1994       1995       1996       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets...............................................  $  64,045  $  60,127  $  60,922  $  63,572  $  62,268
Loans receivable, net......................................     41,015     39,663     37,400     35,315     35,042
Mortgage-backed securities.................................      4,111      3,632      3,334      7,995      8,109
Cash, interest bearing deposits and investment
  securities...............................................     15,213     12,782     16,687     16,649     15,401
Deposits...................................................     56,507     52,324     52,843     50,072     47,770
Advances from the FHLB.....................................     --         --         --          5,000      5,000
Stockholders' equity.......................................      6,345      5,704      6,796      7,174      7,947

                                                                                 AT MARCH 31,
                                                             -----------------------------------------------------
                                                               1994       1995       1996       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Interest income............................................  $   4,934  $   4,604  $   4,673  $   4,622  $   4,768
Interest expense...........................................      2,289      2,197      2,540      2,437      2,607
                                                             ---------  ---------  ---------  ---------  ---------
Net interest income........................................      2,645      2,407      2,133      2,185      2,179
Provision for loan losses..................................        (42)       (42)       (43)       (41)       (30)
                                                             ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan losses........      2,603      2,365      2,090      2,144      2,149
Gain on sale of investments................................        158        110     --             46     --
Gain on sale of mortgage-backed securities.................        116          8     --         --         --
Gain on sale of premises and equipment.....................     --         --            616     --         --
Other income...............................................        268        251        251        171        179
                                                             ---------  ---------  ---------  ---------  ---------
Total other income.........................................        542        369        867        217        179
                                                             ---------  ---------  ---------  ---------  ---------
SAIF assessment expense....................................     --         --         --            345     --
Other expense..............................................      1,471      1,572      1,461      1,386      1,346
                                                             ---------  ---------  ---------  ---------  ---------
Total other expense........................................      1,471      1,572      1,461      1,731      1,346
                                                             ---------  ---------  ---------  ---------  ---------
Income before income tax provision.........................      1,674      1,162      1,496        630        982
Provision for income taxes.................................       (592)      (477)      (581)      (245)      (410)
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $   1,082  $     685  $     915  $     385  $     572
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Basic earnings per share...................................  $    2.77  $    1.89  $    2.99  $    1.25  $    1.85
Diluted earnings per share.................................  $    2.66  $    1.80  $    2.84  $    1.18  $    1.72

                                                                             YEAR ENDED MARCH 31,
                                                             -----------------------------------------------------
                                                               1994       1995       1996       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Number of:
  Total loans outstanding..................................        927        830        801        751        819
  Deposit accounts.........................................      6,585      6,121      5,904      5,386      5,098
  Full-service offices.....................................          3          3          3          3          3

                                                                      AT OR FOR THE YEAR ENDED MARCH 31,
                                                             -----------------------------------------------------
                                                               1994       1995       1996       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
KEY OPERATING RATIOS:
PERFORMANCE RATIOS:

Return on average assets (net income divided by average
  assets)..................................................       1.70%      1.10%      1.49%      0.64%      0.92%
Return on assets (net income divided by average
  assets--without SAIF expense)............................         --         --         --       0.99         --
Return on average equity (net income divided by average
  equity)..................................................      18.89      11.01      14.62       5.50       7.55
Return on beginning equity (net income divided by beginning
  equity--without SAIF expense)............................         --         --         --       8.77         --
Interest rate spread (difference between yield on
  interest-earning assets and average cost of
  interest-bearing liabilities for the period).............       3.17       3.19       2.82       2.80       2.76
Net interest margin (net interest income as a percentage of
  average interest-earning assets for the period)..........       3.54       3.51       3.34       3.29       3.36
Non-interest expense to total assets.......................       2.30       2.61       2.40       2.18       2.16
Non-interest expense to average assets.....................       2.31       2.51       2.38       2.28       2.15
Average interest-earning assets to average interest-bearing
  liabilities..............................................     109.26     110.92     111.69     112.67     113.92

ASSET QUALITY RATIOS:

Allowance for loan losses to total loans at end of
  period...................................................       0.91       1.05       1.25       1.44       1.52
Net charge-offs to average outstanding loans during the
  period...................................................         --         --         --         --       0.01
Ratio of non-performing assets to total assets.............       0.57       0.67       0.06       0.06         --

CAPITAL RATIOS:

Average equity to average assets...........................       9.00       9.95      10.19      11.54      12.12

                           COMPARATIVE PER SHARE DATA

    The following table sets forth for Sterling Common Stock and Big Sky Common Stock certain historical, pro forma and pro forma equivalent per share financial information for the three months ended March 31, 1998, year ended December 31, 1997, six months ended December 31, 1996, and the fiscal years ended June 30, 1996 and 1995. The information presented herein should be read in conjunction with the information provided in this Proxy Statement/Prospectus and the other financial information incorporated by reference or included elsewhere in this Proxy Statement/Prospectus. See "INFORMATION INCORPORATED BY REFERENCE." Pro forma combined and equivalent pro forma per share data is presented as if the Merger had been accounted for under the pooling-of-interests method. See "THE MERGER--Accounting Treatment." Pro forma combined and equivalent pro forma per share data reflect the combined results of Sterling and Big Sky as if the Merger had been consummated at the beginning of each period presented in the case of net income (loss) data, and as if the Merger had been consummated as of the date presented for book value per diluted share data. The pro forma and pro forma equivalent per share data in the following table are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial positions or results of operations would have been had the Merger been consummated during the period or as of the date for which this pro forma table is presented. Neither Sterling's Board of Directors nor Big Sky's Board of Directors has ever declared cash dividends on their respective Common Stock.

                                                                                 SIX MONTHS
                                               THREE MONTHS      YEAR ENDED         ENDED       FISCAL YEAR    FISCAL YEAR
                                              ENDED MARCH 31,   DECEMBER 31,    DECEMBER 31,    ENDED JUNE     ENDED JUNE
                                                   1998             1997            1996         30, 1996       30, 1995
                                              ---------------  ---------------  -------------  -------------  -------------
Net income (loss) per diluted share:
Sterling historical.........................     $    0.35        $    1.25       $   (0.37)     $    0.90      $    1.27
Big Sky historical..........................          0.44             1.74            0.24           2.93           1.63
Pro forma combined(1).......................          0.34             1.25           (0.33)          0.96           1.27
Pro forma Big Sky equivalent(2).............          0.47             1.73           (0.46)          1.33           1.76

                                                                                MARCH 31, 1998   DECEMBER 31, 1997
                                                                                ---------------  -----------------
Book value per diluted share:
Sterling historical...........................................................     $   14.43         $   14.13
Big Sky historical............................................................         24.83             24.09
Pro forma combined(3).........................................................         14.52             14.26
Pro forma Big Sky equivalent(2)...............................................         20.10             19.74

------------------------

(1) Pro forma combined net income (loss) per diluted share was computed based on combined historical net income (loss) divided by the pro forma weighted average common shares outstanding, including the effects of dilutive common stock dividends.

(2) The pro forma Big Sky equivalent per share amounts were calculated by multiplying the Sterling pro forma combined amount by the Exchange Ratio of 1.384.

(3) The pro forma combined book value per share amounts are calculated based on the issuance of 497,545 shares of Sterling Common Stock for all of the outstanding shares of Big Sky Common Stock.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

AGGRESSIVE GROWTH STRATEGY

    Sterling intends to continue to pursue an aggressive growth strategy. As part of this strategy, Sterling may acquire (i) other financial institutions or branches thereof, (ii) branch facilities, (iii) mortgage loan servicing portfolios or mortgage banking operations, or (iv) other substantial assets or deposit liabilities (collectively, "Acquisition Opportunities"). The success of Sterling's growth strategy will depend on Sterling's ability to identify appropriate Acquisition Opportunities, to acquire them on favorable terms and to assimilate them into existing operations while maintaining appropriate customer service and financial performance. Sterling expects considerable competition for Acquisition Opportunities. Such competition may tend to increase the prices of such Acquisition Opportunities above the level that Sterling would otherwise pay or that may render such acquisitions not feasible. Most acquisitions will be subject to regulatory approval. The success of Sterling's growth strategy will also depend on Sterling's ability to achieve internal growth by attracting and maintaining core deposits, by increasing the volume of its loans and investments on acceptable terms and conditions and by maintaining sufficient regulatory capital levels. There can be no assurance that Sterling will (a) succeed in identifying, acquiring or assimilating appropriate Acquisition Opportunities,
(b) obtain any required regulatory approval, or (c) be successful in implementing its internal growth strategy. See "THE MERGER--The Parties--STERLING."

ECONOMIC CONDITIONS AND IMPACT OF INTEREST RATES

    Results of operations for financial institutions, including Sterling, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate values, rapid changes in interest rates and the monetary and fiscal policies of the federal government. The profitability of Sterling is in part a function of the spread between the interest rates earned on assets and the interest rates paid on deposits and other interest-bearing liabilities, including advances from the FHLB-Seattle. A decrease in interest rate spreads would have a negative effect on the net interest income and profitability of Sterling, and there can be no assurance that this spread will not decrease. Although economic conditions in the market area of Sterling have been generally stronger than those in many other regions of the country, there can be no assurance that such conditions will continue to prevail. Moreover, substantially all of the loans of Sterling are to individuals and businesses in the Pacific Northwest, and any decline in the economy of this market area could have an adverse impact on Sterling.

    Currently, Sterling's interest-bearing liabilities, consisting primarily of savings deposits, FHLB advances and other borrowings, mature or reprice more rapidly, or on different terms, than do its interest-earning assets. The fact that liabilities mature or reprice more frequently on average than assets may be beneficial in times of declining interest rates; however, such an asset/liability structure may result in declining net interest income during periods of rising interest rates. Additionally, the extent to which borrowers prepay loans is affected by prevailing interest rates. When interest rates increase, borrowers are less likely to prepay loans; whereas when interest rates decrease, borrowers are more likely to prepay loans. Prepayments may affect the levels of loans retained in an institution's portfolio, as well as its net interest income.

CERTAIN REGULATORY MATTERS

    Sterling Savings is a State of Washington-chartered savings institution and is subject to regulation by the Washington Department of Financial Institutions (the "Washington Supervisor") which conducts regular examinations to ensure that Sterling Savings' operations and policies conform with sound industry practice. Sterling Savings operates loan offices and branches within the States of Idaho and Oregon and is therefore subject to the supervision of the Idaho Department of Finance and the Oregon Department of Consumer and Business Services.

    Sterling, as a savings and loan holding company, is not subject to consolidated capital requirements. However, if certain legislation pending in Congress is enacted, Sterling Savings may be required to change its charter, in which case Sterling may be required to register as a bank holding company and become regulated at the holding company level by the Federal Reserve Board (the "Federal Reserve") rather than by the OTS. Regulation by the Federal Reserve could subject Sterling to capital requirements that are not currently applicable to Sterling as a savings and loan holding company under OTS regulation and might result in statutory limitations on the type of business activities in which Sterling could engage at the holding company level, which business activities currently are not restricted. At this time, Sterling is unable to predict whether a charter change will be required and, if it is, whether the charter change will significantly impact Sterling Savings' operations.

DIVIDENDS

    Sterling's policy is to retain its earnings to support the growth of its business. Sterling's Board of Directors has never declared cash dividends on Sterling's Common Stock and does not plan to do so in the foreseeable future. The ability of Sterling to pay cash dividends depends, among other factors, on the amount of cash dividends paid to it by Sterling Savings. Furthermore, Sterling's ability to pay dividends is subject to the limitations on capital distributions contained in the Indenture governing the 8.75% Subordinated Notes due January 31, 2000 (the "Subordinated Notes"). Sterling's and Sterling Savings' ability to pay dividends is also limited by their earnings, financial condition and capital requirements, including those capital requirements imposed on Sterling Savings by the OTS rules and pursuant to its regulations. See "MERGER SUMMARY--Description of Sterling Capital Stock and Comparison of Stockholder Rights" and "--Effect of the Merger on Rights of Stockholders."

COMPETITIVE BANKING ENVIRONMENT

    The banking business in the Pacific Northwest is highly competitive. Sterling competes for loans and deposits with local, regional and national commercial banks, savings banks, savings and loan associations, finance companies, money market funds, brokerage houses, credit unions and nonfinancial institutions, many of which have substantially greater financial resources than Sterling. Interstate banking is permitted in Washington. During the past several years, many restrictions on interstate banking and branching have been eliminated. As a result, management believes that Sterling may experience greater competition in its market area.

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    Sterling is a Washington corporation subject to the provisions of the Washington Business Corporations Act ("Washington BCA"). Big Sky is a Delaware corporation subject to the provisions of the Delaware GCL. Big Sky Stockholders, whose rights are governed by the Big Sky Certificate of Incorporation and Bylaws (the "Big Sky Certificate" and "Big Sky Bylaws," respectively) and by the Delaware GCL, will, upon consummation of the Merger, become Sterling Stockholders and their rights will then be governed by the Restated Articles of Incorporation and Bylaws of Sterling (the "Sterling Articles," and "Sterling Bylaws," respectively) and by the Washington BCA. Big Sky Stockholders will suffer dilution of their interests as a percentage of the outstanding Common Stock upon consummation of the Merger because the number of Sterling Stockholders is significantly greater than the number of Big Sky Stockholders. Further dilution may result from the issuance of additional shares of Common Stock which are currently authorized and which may be issued without further stockholder action. Sterling also is authorized to issue preferred stock without further stockholder action. For a discussion of the material differences in the rights of Sterling Stockholders and Big Sky Stockholders, see "MERGER SUMMARY--Description of Sterling Capital Stock and Comparison of Stockholder Rights" and "COMPARISON OF STOCKHOLDER RIGHTS."

FOCUS ON COMMUNITY BANKING

    In recent years, Sterling has focused its efforts on becoming more like a community retail bank. Sterling is increasing its business banking, consumer and construction lending while placing an increased emphasis on attracting greater volumes of retail deposits. Business banking, consumer and construction loans generally produce higher yields than residential mortgage loans. Such loans, however, generally involve a higher degree of risk than the financing of residential real estate, primarily because the collateral may be difficult to obtain or liquidate following an uncured default. Construction lending is subject to risks such as construction delays, cost overruns, insufficient collateral and the inability to obtain permanent financing in a timely manner. Business banking and construction loans are more expensive to originate than residential mortgage loans. As a result, Sterling's operating expenses are likely to increase as Sterling increases its lending in these areas. Additionally, Sterling is likely to experience higher levels of loan losses than it would on residential mortgage loans. There can be no assurance that Sterling's emphasis on community banking will be successful or that any increase in the yields on business banking, consumer and construction loans will offset higher levels of expense and losses on such loans.

LOAN PORTFOLIO CONCENTRATION IN CONSTRUCTION LOANS

    At March 31, 1998, approximately 15% of Sterling's total loan portfolio consisted of one- to four-family residential construction loans, approximately 85% of which were for properties that were not custom built or pre-sold. Further, approximately 68% of Sterling's one- to four-family residential construction loan portfolio was concentrated in the Portland, Oregon market which is served by one loan production office. A reduction in the demand for residential housing, particularly in the Portland, Oregon market, could have a negative impact on Sterling. In addition, at March 31, 1998, another 11% of Sterling's loan portfolio consisted of multifamily residential construction and commercial property construction loans.

NEED FOR TECHNOLOGICAL CHANGE

    The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Sterling's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in Sterling Savings' operations. Many of Sterling Savings' competitors have substantially greater resources to invest in technological improvements. There can be no assurance that Sterling will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to its customers.

YEAR 2000 ISSUES

    Throughout the information technology industry, the use of two-digit year fields was common practice in the design of hardware, system software, proprietary applications and system interfaces. The Year 2000 problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or fail. The potential failure on January 1, 2000 of computer systems that use two-digit calendar notations has developed into a major concern for financial institutions. Sterling has created a Year 2000 compliance plan that focuses on identifying, testing and implementing solutions for Year 2000 processing. A preliminary estimate of the total cost to complete the Year 2000 compliance plan is approximately $825,000. Maintenance or modification costs will be expensed as incurred, while the costs of new software will be capitalized and amortized over the software's useful life. There can be no assurance that Sterling will be successful in implementing its Year 2000 compliance plan or that such plan will eliminate all risks in this area.

                               THE ANNUAL MEETING

GENERAL

    The Annual Meeting will be held on August   , 1998 at 10:00 a.m., local
time, at                    . This Proxy Statement/Prospectus is being sent to
holders of Big Sky Common Stock and is accompanied by a form of proxy that is being solicited by the Big Sky Board for use at the Annual Meeting and any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

    The purpose of the Annual Meeting is (i) to consider and vote upon a proposal to approve the Merger Agreement described herein, (ii) to elect two directors to serve until completion of the Merger or, if the Merger is not completed, until the 2001 Annual Meeting and (iii) to act upon such other matters, if any, as may properly come before the Annual Meeting.

PROXIES

    A Big Sky Stockholder may use the accompanying proxy if such Big Sky Stockholder is unable to attend the Annual Meeting in person or wishes to have such Big Sky Stockholder's shares voted by proxy even if such Stockholder does attend the meeting. A Big Sky Stockholder may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary of Big Sky, prior to or at the Annual Meeting, a written notice revoking the proxy, or a duly executed proxy relating to the same shares bearing a later date. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of Big Sky proxies should be addressed to Big Sky Bancorp, Inc., 711 South First Street Hamilton, Montana 59840, Attention: Corporate Secretary. For such notice of revocation or later proxy to be valid, however, it must actually be received by Big Sky prior to the vote of the Big Sky Stockholders at the Annual Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement, for the election of the nominees for director and in the discretion of the proxyholder as to any other matter which may come properly before the Annual Meeting. If necessary, the proxyholder may vote in favor of a proposal to adjourn or postpone the Annual Meeting in order to permit further solicitations of proxies in the event there are not sufficient votes to approve the Merger Agreement at the time of the Annual Meeting. However, no proxyholder will vote any proxies voted against approval of the Merger Agreement for a proposal to adjourn or postpone the Annual Meeting for the purpose of soliciting additional proxies.

    Big Sky intends to count shares of Big Sky Common Stock present in person at the Annual Meeting but not voting, and shares of Big Sky Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Annual Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, brokers who hold shares of Big Sky Common Stock in "street name" for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Annual Meeting without specific instructions from such customers.

    Solicitation of proxies may be made in person or by mail, telephone or facsimile, by directors, officers and employees of Big Sky, who will not be specially compensated for such solicitation. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. All costs of solicitation of proxies from Big Sky Stockholders will be borne by Big Sky.

RECORD DATE AND VOTING RIGHTS

    The Big Sky Board has fixed July   , 1998 as the Record Date for the
determination of the Big Sky Stockholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there
were       shares of Big Sky Common Stock outstanding held by approximately holders of record. Each share of Big Sky Common Stock outstanding on the Record Date entitles its holder to one vote as to the approval of the Merger Agreement and the transactions contemplated thereby and any other proposal that may properly come before the Annual Meeting.

    Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the Merger Agreement at the Annual Meeting. As of the Record Date, approximately
shares of Big Sky Common Stock, or approximately    % of the shares entitled to
vote at the Annual Meeting, were beneficially owned by directors and executive officers of Big Sky. Each such director and executive officer of Big Sky has agreed to vote the shares of Big Sky stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Termination and Amendment of the Merger Agreement." As of the Record Date, neither Sterling nor its directors or executive officers beneficially owned any shares of Big Sky Common Stock. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. Stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominees receiving the greatest number of votes will be elected.

                                   THE MERGER

    The information in this section, which describes the material provisions of the Merger Agreement, is qualified in its entirety by reference to the full text of the Merger Agreement which is set forth as Appendix C and incorporated herein by reference.

GENERAL

    The Big Sky Board has unanimously approved the Merger Agreement, which provides for the Merger, at the Effective Time, of Big Sky with and into Sterling, with Sterling as the Surviving Corporation. At the Effective Time, each outstanding share of Big Sky Common Stock will be converted into the right to receive shares of Sterling Common Stock at the Exchange Ratio, with cash being paid in lieu of fractional shares. At the Effective Time, the separate corporate existence of Big Sky will terminate and Sterling will be the Surviving Corporation of the Merger.

THE PARTIES

    STERLING. Sterling is a unitary savings and loan holding company, the significant operating subsidiary of which is Sterling Savings. The significant operating subsidiaries of Sterling Savings are Action Mortgage, INTERVEST and Harbor Financial. Sterling Savings commenced operations in 1983 as a State of Washington-chartered, federally insured stock savings and loan association headquartered in Spokane, Washington.

    Sterling endeavors to provide personalized, quality financial services to its customers as exemplified by its "Hometown Helpful" philosophy. Sterling believes that this dedication to personalized service has enabled it to maintain a stable retail deposit base. Sterling attracts FDIC-insured deposits from the general public through 73 retail branches located primarily in rural and suburban communities in Washington, Idaho and Oregon. Sterling originates loans through its branch offices as well as nine Action Mortgage residential loan production offices in the Spokane and Seattle, Washington; Portland, Oregon and Boise, Idaho metropolitan areas and four INTERVEST commercial real estate lending offices located in the metropolitan areas of Seattle and Spokane, Washington and Portland, Oregon. Sterling also markets tax-deferred annuities, mutual funds and other financial products through Harbor Financial.

    Recently, Sterling has focused its efforts on becoming more like a community bank by increasing its construction, business banking and consumer lending while increasing its retail deposits. Sterling's revenues are derived primarily from interest earned on loans and mortgage-backed securities ("MBS"), from fees and service charges and from mortgage banking operations. The operations of Sterling Savings, and savings institutions generally, are influenced significantly by general economic conditions and by policies of its primary regulatory authorities, the OTS, the FDIC and the Washington Supervisor. Sterling is also regulated as a savings and loan holding company by the OTS.

    To further enhance its presence in the Pacific Northwest market, Sterling has been working to expand its community bank delivery system, focusing primarily on deposit gathering and lending. On June 15, 1998, Sterling completed the acquisition of 33 branch offices in Washington, Idaho and Oregon from KeyBank National Association ("KeyBank"). The purchase included approximately $536 million of deposit balances, branch facilities, branch furniture, fixtures and certain equipment and approximately $125 million of loan balances. As a result of this transaction, Sterling's total assets increased by approximately $150 million.

    Sterling intends to assimilate the KeyBank branches into its existing operations while maintaining its "Hometown Helpful" service and improving financial performance. As a result of this acquisition, Sterling expects to achieve a greater balance between retail and wholesale deposits, thereby reducing its overall cost of funds and increasing transaction fee income. However, Sterling's operating expenses will increase as it absorbs the personnel, maintenance and other costs associated with these branches. Further, Sterling may not be able to retain certain core deposits or attract additional deposits in these branches. There can be no assurance that Sterling will (a) succeed in assimilating the branches into its operations, (b) lower its cost of funds in future periods, or (c) increase transaction fee income.

    At March 31, 1998, Sterling had approximate total consolidated assets of $1.9 billion, total deposits of $1.0 billion and shareholders' equity of $106 million. Sterling Common Stock is quoted on Nasdaq under the symbol "STSA." The address of Sterling's principal executive offices is Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201 and its telephone number is (509) 624-4114.

    BIG SKY. As a unitary savings and loan holding company, Big Sky is regulated by the OTS. First Federal, as a federal savings and loan association, also is regulated by the OTS.

    Big Sky is primarily engaged in the business of attracting deposits from the general public through its two offices in Missoula, Montana and one office in Hamilton, Montana, and using such deposits, together with other funding sources, to originate or invest in residential and other mortgage loans and, to a lesser extent, in consumer loans, for its portfolio.

    For further information regarding the financial condition and results of operations of Big Sky, see Appendix A and Appendix B.

BACKGROUND OF THE MERGER

    Since First Federal's mutual-to-stock conversion in 1992, Big Sky has concentrated its efforts primarily on the improvement of First Federal's core business of obtaining deposits from the public and originating one-to-four family mortgage loans. In addition, Big Sky has pursued the objective of controlling operating expenses as a means of improving overall profitability.

    Between 1992 and 1996, the Big Sky Board also considered strategic alternatives during several Board planning meetings, taking into account Big Sky's and First Federal's market area and size, in light of the increased consolidation in the financial services industry. These alternatives included expansion into related businesses, expansion of loan and deposit products offered to the public and raising First Federal's profile in the local community through increased advertising and community involvement. In addition, consistent with the overall objective of enhancing the long-term value of stockholders' interests, management and the Big Sky Board considered during this period unsolicited inquiries from various parties relating to a possible business combination, as well as other strategies such as stock repurchases, dividends and expansion of existing business operations into new market areas. In January 1996, the Big Sky Board received an unsolicited business combination proposal from a larger financial institution, which, due to the formal nature of the proposal (as opposed to the several informal inquiries made by other institutions), it believed it should consider. With the assistance of a financial advisor, however, the Board determined that entering into a transaction with the interested party would not be in the best interests of the Big Sky Stockholders. The Board continued to discuss its strategic and business alternatives in a series of formal planning sessions.

    Big Sky management and the Board of Directors have been aware of the significant and rapid consolidation that has been occurring among providers of banking and financial services in First Federal's market. Management and the Board have also been aware that the larger financial institutions that emerge from such consolidations may acquire substantial competitive advantages, including greater diversity in their loan portfolios, cost savings through the integration of redundant operations and support functions, improved access to capital and funding and the ability to spread the cost of developing new products and services over a wider customer base.

    Management and the Board have also monitored other developments, including the anticipated effects on the thrift industry of pending banking legislation and regulatory agency consolidation, and the attractiveness of thrift acquisition premiums.

    In September 1997, Big Sky was approached by representatives of another financial institution with an unsolicited proposal to acquire certain assets of First Federal. After further discussion and review of the proposal with Big Sky's financial advisor, Feldman Financial, and Big Sky's special legal counsel, Breyer & Aguggia LLP, the Big Sky Board concluded that the proposed cash transaction raised significant structural and financial issues that cast doubt on the proposed acquiror's ability to consummate the transaction in a timely manner. Further, considering these issues and the amount and type of the consideration offered, the Board terminated discussions with the proposed acquiror in October 1997. Subsequently, in November 1997, the Board was approached with a revised proposal by the same potential acquiror, which, in the Board's judgment, failed to adequately address the earlier concerns. In addition, Feldman Financial indicated that the proposal could not be evaluated from the perspective of fairness to the Big Sky Stockholders given its uncertainty and structural problems and in the absence of a survey of expressions of interest from other potential acquirors.

    Thereafter, the Big Sky Board, as part of its ongoing strategic planning process and in order to better evaluate the prospects for a business combination that could enhance stockholder value, authorized Feldman Financial to obtain expressions of interest from selected financial institutions doing business within Big Sky and First Federal's general geographic area.

    During the period from late November to mid December, Feldman Financial approached 15 institutions as potential merger partners for Big Sky. Three institutions expressed no interest and eight indicated that they could not respond to the solicitation of interest for timing reasons or otherwise. However, four institutions, including Sterling, expressed initial indications of interest in acquiring Big Sky using stock as consideration.

    At a meeting on January 16, 1998, Trent Feldman of Feldman Financial led an in-depth discussion regarding the several strategic options available to Big Sky and First Federal to enhance stockholder value over a reasonable time frame. Mr. Feldman also advised the Board with respect to the expressions of interest that had been received. Mr. Feldman stated that, although each proposal had different elements for the Board to consider, the expressions of interest fell within a range that approached fair value for the Big Sky Stockholders. Following the Feldman Financial presentation and extensive discussion, the Board authorized Feldman Financial to invite the two institutions that indicated the most compelling offers and, in the Board's judgment, had the best ability to consummate a transaction, to conduct a due diligence review of Big Sky and First Federal.

    On February 2, 1998, the Board met with Mr. Harold Gilkey, Chairman and Chief Executive Officer of Sterling as part of the due diligence review process. Mr. Gilkey advised the Board that, due to Sterling's other outstanding commitments, Sterling could not devote the resources necessary to engage in a prolonged negotiation over the terms of a business combination with Big Sky and, therefore, Sterling was prepared to enter into an immediate agreement with Big Sky on the terms previously expressed. After consultation with Feldman Financial and Breyer & Aguggia LLP, the Board declined to proceed on an exclusive basis with Sterling in light of the several issues that required attention and resolution and in the absence of a thorough review and consideration of the other pending expression of interest. Accordingly, the Board declined Mr. Gilkey's invitation to proceed with Sterling on an exclusive basis but committed to maintain contact with Sterling as Big Sky's evaluation process continued.

    Between early February 1998 and March 25, 1998, the second interested party held discussions with Feldman Financial, conducted a due diligence review and submitted a revised proposal. Additional discussions between Sterling and Feldman Financial also occurred throughout this period. On March 25, 1998, Feldman Financial communicated to the Board a further expression of interest from Sterling and presented the Board with a revised term sheet from Sterling. Based on the proposed consideration, the value of which was higher than that proposed by the second interested party, and transaction structure outlined in the term sheet, Feldman Financial presented the Board with a pro forma analysis of the Sterling proposal. After discussing the term sheet and the Feldman Financial analysis, the Board voted to pursue further discussions with Sterling with the objective of developing a definitive merger agreement and to schedule a due diligence review of Sterling by Feldman Financial and Big Sky management, as well as a further due diligence review of Big Sky and First Federal by Sterling.

    On April 17, 1998, Feldman Financial reported favorably to the Board on the results of the due diligence review of Sterling and reported further that significant progress had occurred in the negotiation of a definitive merger agreement. Mr. Feldman advised the Board on the course of the negotiations and the terms and conditions of the proposed agreement, a substantially complete draft of which was delivered to each director at the meeting.

    On April 23, 1998, a special Board meeting was convened with a representative of Feldman Financial participating by conference call and a representative of Breyer & Aguggia LLP in attendance to review the proposed definitive merger agreement with Sterling (including all changes to the draft previously provided to the directors). The Board reviewed with special legal counsel and Feldman Financial (i) the proposed terms of the transactions compared to other relevant transactions, (ii) financial information concerning Sterling, (iii) the results of the due diligence analysis of Sterling, (iv) the proposed treatment of First Federal officers and employees and (v) alternative valuations of Big Sky and First Federal. The Board also reviewed the prospects for realizing comparable shareholder returns by remaining an independent entity. Finally, the Board reviewed and discussed the text of Feldman Financial's proposed opinion to the effect that the merger consideration, as of such date, was fair, from a financial point of view, to the holders of Big Sky common stock. Thereafter, the Board unanimously approved the Agreement and authorized management, in consultation with special legal counsel, to enter into and carry out the definitive agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF BIG SKY BOARD

    The Big Sky Board believes that the terms of the definitive agreement, which is the product of arm's length negotiations between representatives of Sterling and Big Sky, are fair and in the best interests of Big Sky and its stockholders. In the course of reaching its determination, the Big Sky Board consulted with special legal counsel with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

    In reaching its determination to approve the Merger Agreement, the Big Sky Board considered all factors it deemed material, which are the following:

        (a) The Big Sky Board analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of Big Sky. In this regard, the Big Sky Board analyzed the options of selling Big Sky or continuing on a stand-alone basis. The range of values on a sale of control basis were determined to generally exceed the present value of Big Sky shares on a stand-alone basis under business strategies which possibly could be implemented by Big Sky.

        (b) The Big Sky Board considered the written opinion of Feldman Financial that, as of April 23, 1998, the consideration to be received by holders of Big Sky common stock pursuant to the Merger Agreement was fair to Big Sky Stockholders from a financial point of view. See "--Opinion of Big Sky Financial Advisor."

        (c) The Big Sky Board considered the current operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in these industries.

        (d) The Big Sky Board considered the other terms of the Merger Agreement and exhibits, including the opportunity for Big Sky Stockholders to receive shares of Sterling common stock, which are listed on the Nasdaq National Market, in a tax-free exchange.

        (e) The Big Sky Board considered the detailed financial analyses, pro forma and other information with respect to Big Sky and Sterling discussed by Feldman Financial, as well as the Big Sky Board's knowledge of Big Sky, Sterling and their respective businesses. In this regard, the latest publicly-available financial and other information for Big Sky and Sterling were analyzed, including a comparison to publicly-available financial and other information for other similar financial institutions.

        (f) The Big Sky Board considered the results of the contacts and discussions between Big Sky and its financial advisor and various third parties and the belief of the Big Sky Board and management that the merger offered the best transaction available to Big Sky and its stockholders.

        (g) The Big Sky Board considered the likelihood of the merger and related transactions being approved by the appropriate regulatory authorities, including factors such as market share analyses, Sterling's Community Reinvestment Act ("CRA") rating at that time and the estimated pro forma financial impact of the transaction on Sterling. See "--Regulatory Approvals."

        (h) The Big Sky Board considered the ability of Sterling to pay the merger consideration.

        (i) The Big Sky Board considered the fact the Merger Agreement prohibits Big Sky from initiating or encouraging discussions with third parties relating to alternative transactions and required the payment of a termination fee to Sterling in certain events, and the fact that Sterling required such provisions as a condition to entering into the Merger Agreement.

    The foregoing discussion of the information and factors considered by the Big Sky Board is not intended to be exhaustive, but constitutes the material factors considered by the Big Sky Board. In reaching its determination to approve and recommend the Merger Agreement, the Big Sky Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

    For the reasons set forth above, the Big Sky Board has unanimously approved the Merger Agreement as advisable and in the best interests of Big Sky and Big Sky Stockholders and recommends that the Stockholders of Big Sky vote FOR the approval of the Merger Agreement.

OPINION OF BIG SKY'S FINANCIAL ADVISOR

    On October 17, 1997, Feldman Financial Advisors was retained by Big Sky to act as financial advisor to Big Sky with regard to providing strategic financial advice to the Big Sky Board. Pursuant to the terms of its engagement, Feldman Financial provided assistance to Big Sky in connection with the Merger with Sterling.

    Representatives of Feldman Financial participated, via telephone conference call, in the meeting of the Big Sky Board held on April 23, 1998, at which the Big Sky Board considered and approved the Merger Agreement. At the meeting, Feldman Financial rendered to the Big Sky Board an oral opinion that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair to the holders of Big Sky Common Stock from a financial point of view. Such opinion was confirmed in writing on April 24, 1998 and again as of the date of this Proxy Statement/Prospectus. In connection with its opinion dated the date of this Proxy Statement/Prospectus, Feldman Financial updated certain of the analyses performed in connection with the April 23, 1998 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

    The full text of Feldman Financial's written opinion dated as of the date of this Proxy Statement/ Prospectus, which sets forth a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this Proxy Statement/ Prospectus and is incorporated herein by reference. Stockholders of Big Sky are urged to read the opinion in its entirety. The summary of the opinion set forth in the Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. Feldman Financial has consented to such inclusion of its opinion and to the references to that opinion in this and certain other sections of the Proxy Statement/ Prospectus.

    THE FELDMAN FINANCIAL OPINION IS DIRECTED TO THE BIG SKY BOARD OF DIRECTORS AND ADDRESSES ONLY THE EXCHANGE RATIO. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF BIG SKY TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BIG SKY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE BIG SKY MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER IN CONNECTION THEREWITH.

    In arriving at its opinion, Feldman Financial reviewed the Merger Agreement as well as certain publicly available business and financial information relating to Big Sky and Sterling. Feldman Financial also reviewed certain other information related to Big Sky and Sterling, including financial forecasts provided to Feldman Financial by Big Sky and Sterling, and met with the senior management of Big Sky and Sterling to discuss the business prospects of Big Sky and Sterling. Feldman Financial also considered certain financial and stock data of Big Sky and Sterling and compared that data with similar data for other publicly held companies in the businesses similar to those of Big Sky and Sterling, and considered the financial terms of other business combinations and other transactions which were recently effected. Feldman Financial also considered such other information, financial studies, analyses and investigation, and general financial, economic and market criteria, which Feldman Financial deemed relevant.

    In preparing its opinion, Feldman Financial relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to Feldman Financial, discussed with or reviewed by or for Feldman Financial. With respect to financial forecasts, Feldman Financial assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Big Sky and Sterling. Feldman Financial did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Big Sky or Sterling, and was not furnished with any such appraisal or evaluation. Feldman Financial's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Feldman Financial did not express any opinion as to the actual value of Sterling Common Stock when issued pursuant to the Merger or the prices at which the Sterling Common Stock will trade subsequent to the Merger.

    In formulating its opinion to the Big Sky Board, Feldman Financial prepared a variety of financial and comparative analyses, including those described below. The summary of Feldman Financial's analyses set forth below is a description of the material analyses performed by Feldman Financial for purposes of such opinion and does not purport to be a comprehensive description of the analyses underlying Feldman Financial's opinion. The preparation of a fairness opinion is a complex process involving determination as to the most relevant and appropriate methods of financial analyses and the application of these methods to the particular circumstances. As such, a fairness opinion is not readily susceptible to summary description. Accordingly, Feldman Financial believes that its analyses must be considered as a whole and selecting portions of the analyses and factors, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

    The following is a summary of the material financial analyses performed by Feldman Financial in connection with its opinion dated April 24, 1998:

    CALCULATION OF IMPLIED VALUE OF EXCHANGE RATIO. Feldman Financial calculated the implied value of the Exchange Ratio based upon the closing stock price of Sterling Common Stock dated April 22, 1998 (last full day of trading prior to execution of Merger Agreement), which indicated an implied value for Big Sky of $35.47 per share and a total transaction value of $12.75 million. The implied value of $35.47 per share equated to implied values for Big Sky of latest 12 months EPS, most recent book value and tangible book value, and implied premium to core deposits of 20.3x, 148.06%, 148.06%, and 10.40%, respectively. Based upon the closing price of Big Sky Common Stock on April 22, 1998, the implied premium to trading price was approximately 29%.

    STOCK TRADING HISTORY. Feldman Financial reviewed the stock trading price and volume history for Sterling Common Stock and compared the movement in Sterling Financial Common Stock to movement in the SNL Thrift Index for the same time period.

    ANALYSIS OF SELECTED THRIFT MERGER TRANSACTIONS. Feldman Financial reviewed publicly available information for 36 thrift transactions nationwide since January 1, 1997 involving the acquisition of thrifts with total assets less than $100 million ("Comparable Transactions"). Multiples analyzed were based upon information available at the time of announcement. Feldman Financial compared the price to book value, price to tangible book value, price to last 12 months earnings and tangible premium to core deposits paid in the Merger to the Comparable Transactions. This analysis yielded a range of (i) average price to book value multiples of 157.19% with a range between 102.09% and 300.86% (compared with a multiple of 148.06% for Big Sky), (ii) average price to tangible book value multiples of 157.97% with a range between 102.09% and 300.86% (compared with a multiple of 148.06% for Big Sky), (iii) average price to last twelve months earnings of 19.07x, excluding multiples greater than 25.0x, with a range between 13.13x and 24.58x (compared with 20.28x for Big Sky) and (iv) average tangible premium to core deposits of 8.95% with a range between 1.50% and 17.66% (compared with 10.40% for Big Sky). Based upon the averages computed, Feldman Financial produced a range of imputed values for Big Sky ranging from $29.64 to $37.84 per share.

    For the above transactions analyzed, Feldman Financial also analyzed the ratios for the 19 transactions that involved acquired thrifts with greater than 10.0% ratio of equity to assets. This analysis yielded a range of (i) average price to book value multiples of 145.74% with a range between 102.09% and 206.74% (compared with multiple of 148.06% for Big Sky), (ii) average price to tangible book value multiples of 145.74% with a range between 102.09% and 206.74% (compared with a multiple of 148.06% for Big Sky), (iii) average price to last 12 months earnings of 20.61x, excluding multiples greater than 25.0x, with a range between 17.97x and 24.56x (compared with 20.28x for Big Sky) and
(iv) average tangible premium to core deposits of 10.71% with a range between 3.88% and 16.86% (compared with 10.40% for Big Sky). Based upon the averages computed, Feldman Financial produced a range of imputed values of Big Sky Common Stock ranging from $34.91 to $36.07 per share.

    No company or transaction used in the Comparable Transaction analysis is identical to Big Sky or the Merger, respectively. Analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in the analyzed transactions as well as other factors that may affect trading values or announced merger values of Big Sky or the Comparable Transactions.

    PRO FORMA MERGER ANALYSIS. Feldman Financial performed a pro forma merger analysis, combining Big Sky and Sterling's balance sheet and current and projected earnings based upon projections provided by the management of Big Sky and Sterling. An exchange ratio of 1.384 shares of Sterling Common Stock for each share of Big Sky Common Stock was used to analyze the pro forma earnings per share and book value and tangible book value impact on Big Sky and Sterling. This analysis indicated that the Merger would be accretive to Sterling's earnings per share for estimated fiscal 1998 and Big Sky for last twelve months ending March 31, 1998 and would be dilutive to both Big Sky and Sterling's book value and tangible book value at December 31, 1997. Neither Big Sky nor Sterling currently pays dividends. The analysis was based upon estimates of cost savings to be achieved following the Merger, and other assumptions, including assumptions of conversion of Big Sky's options prior to closing and anticipated expenses to be incurred by Sterling in connection with the Merger. The actual results achieved by the combined company may vary from the estimated results and the variations may be material.

    DISCOUNTED CASH FLOW AND TERMINAL VALUE ANALYSIS. Feldman Financial performed a discounted cash flow analysis, which analyzed the estimated future stream of dividend flows for Big Sky through fiscal year 2003, assuming Big Sky performance in accordance with the earnings forecasts of Big Sky management. To approximate the terminal value at the end of the five-year period, Feldman Financial applied price to earnings multiples ranging from 12.0x and 22.0x and applied multiples of book value ranging between 110.0% and 210.0%. The dividend and income streams were discounted to present values using discount rates ranging between 10.0% and 14.0% to reflect different assumptions reflecting required rates of return of holders or prospective buyers of Big Sky Common Stock. The analysis performed assumed Big Sky would continue not paying dividends to the owners of Big Sky Common Stock. This analysis indicated an imputed range of per share values of Big Sky Common Stock between $16.91 and $37.07 when applying the price to earnings multiples, and an imputed range of per share values of Big Sky Common Stock between $20.76 and $47.39 when applying the price to book value multiples.

    SELECTED COMPANIES ANALYSIS. Feldman Financial compared certain financial, operating and stock trading data of Big Sky and Sterling to the corresponding data, obtained from publicly available information, to selected publicly traded companies. The information analyzed included balance sheet composition, profitability, trading market multiples, loan loss reserves, capital adequacy, and asset quality. The first group consisted of Big Sky and the nine publicly-traded savings institutions with total assets between $40 million and $90 million, equity to assets between 9.0% and 17.0% and last 12 months return of average assets (ROAA) between 0.50% and 1.30% (the Big Sky Comparative Group): Home Building Bancorp; Home Savings Bank of Siler City; Lenox Bancorp Inc.; Mid-Central Financial Corp.; Security Federal Bancorp Inc.; Sobieski Bancorp Inc.; SWVA Bancshares Inc.; Tri-County Bancorp Inc.; and Washington Bancorp.

The analysis compared publicly available information for the period ended or the last twelve months ended December 31, 1997.

    The second group consisted of Sterling and the eight publicly-traded financial institutions with total assets between $1.5 billion and $2.5 billion, equity to assets less than 10.0% and last 12 months ROAA less than 1.00% (the Sterling Comparative Group): Commonwealth Bancorp, Inc.; D&N Financial Corp.; First Financial Holdings Inc.; First Palm Beach Bancorp, Inc.; Haven Bancorp, Inc.; Reliance Bancorp, Inc.; SIS Bancorp, Inc.; and St. Francis Capital Corporation. The analysis compared publicly available information for the period ended or the last twelve months ended December 31, 1997.

    CONTRIBUTION ANALYSIS. Feldman Financial reviewed the relative pro forma contributions of Big Sky and Sterling to, among other things, the estimated net income for the pro forma combined company for the quarter ended December 31, 1997 and projected fiscal 1998 before giving effect to projected cost savings estimated by the management of Big Sky and Sterling, total assets of the pro forma company as of December 31, 1997 and total equity of the company as of December 31, 1997. Before giving effect to the such cost savings, Big Sky would contribute approximately 5.0% of net income for the combined company, 3.1% of the total assets of the combined company, 6.0% of the total equity of the combined company. Based upon the Exchange Ratio, current Big Sky and Sterling Stockholders would own approximately 6.0% and 94.0%, respectively, of the combined company upon consummation of the Merger.

    Under the terms of the Feldman Financial engagement, Big Sky has agreed to pay Feldman Financial a transaction fee in connection with the Merger, a portion of which is contingent upon consummation of the Merger. Big Sky has agreed to pay Feldman Financial a total transaction fee equal to $85,000 upon consummation of the Merger. Big Sky has already paid Feldman Financial a retainer fee of $10,000 and $32,500 at signing of the Definitive Agreement, both of which will be credited towards the transaction fee payable to Feldman Financial upon consummation of the Merger. Big Sky has also agreed to reimburse Feldman Financial for reasonable out-of-pocket expenses and indemnify Feldman Financial against certain liabilities, including liabilities under the federal securities law arising out of Feldman Financial's engagement.

STRUCTURE

    The Merger will be effected by merging Big Sky with and into Sterling, with Sterling as the Surviving Corporation. Pursuant to the Merger Agreement, immediately after the consummation of the Merger, First Federal will be merged into Sterling Savings, with Sterling Savings as the surviving institution.

    At the Effective Time, except as discussed below, each share of Big Sky Common Stock issued and outstanding as of the Effective Time, will, by virtue of the Merger Agreement and without any action on the part of the holder thereof, be converted into the right to receive 1.384 shares of Sterling Common Stock (the Exchange Ratio). All shares of Sterling Common Stock issued and outstanding immediately prior to the Effective Time will be unchanged and will remain issued and outstanding as common stock of the Surviving Corporation.

    Subject to the terms and conditions of the Merger Agreement, the closing of the Merger will take place on September 30, 1998, or at such other time as the parties may agree after the receipt of the Requisite Regulatory Approval, required Big Sky Stockholder approval and the expiration of all regulatory waiting periods. If the Merger is not consummated by December 31, 1998, the Merger Agreement may be terminated by Sterling or Big Sky, unless the failure of the Merger to be consummated by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its covenants and agreements under the Merger Agreement.

    Sterling may elect to modify the structure of the Merger so long as (i) the federal income tax consequences to the Big Sky Stockholders of the Merger as described herein are not changed adversely, (ii) the consideration to be paid to Big Sky Stockholders under the Merger Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of the Requisite Regulatory Approval. As of the date of this Proxy Statement/Prospectus, Sterling does not intend to modify the structure of the Merger described herein.

EXCHANGE RATIO

    The Merger Agreement provides that at the Effective Time, except as discussed below, each issued and outstanding share of Big Sky Common Stock will be converted automatically into the right to receive 1.384 shares of Sterling Common Stock. Subject to possible antidilution adjustments, no more than 497,545 shares of Sterling Common Stock (the "Maximum Share Amount") will be issued or will become issuable in connection with the Merger.

    Because the market price of Sterling Common Stock is subject to fluctuation and the Exchange Ratio is fixed, the market value of the shares of Sterling Common Stock that Big Sky Stockholders will receive in the Merger may materially increase or decrease prior to the Merger. No assurance can be given as to the market price of Sterling Common Stock at the time of the Merger. See "MARKET PRICES AND DIVIDENDS" and "THE MERGER--Exchange Ratio."

    Certificates representing fractions of shares of Sterling Common Stock will not be issued. Under the Merger Agreement, in lieu of a fractional share of Sterling Common Stock, each Big Sky Stockholder will be entitled to receive an amount of cash equal to the fraction of a share of Sterling Common Stock to which such Big Sky Stockholder would otherwise be entitled multiplied by the market value of the Sterling Common Stock, which will be deemed to be the average of the daily closing prices per share of Sterling Common Stock for the 20 consecutive trading days on which shares of Sterling Common Stock are actually traded (as reported on Nasdaq) ending on the third trading day preceding the date of the Closing Date. Following consummation of the Merger, no Big Sky Stockholder will be entitled to any dividends or any other rights in respect of any such fractional share of Sterling Common Stock.

    The conversion of Big Sky Common Stock held by Big Sky Stockholders into the right to receive shares of Sterling Common Stock at the Exchange Ratio (and cash in lieu of fractional shares) will occur automatically upon consummation of the Merger. Pursuant to the Merger Agreement, at or prior to the Effective Time, Sterling will deposit or cause to be deposited with the Exchange Agent certificates representing the shares of Sterling Common Stock to be issued and the cash in lieu of fractional shares to be paid in the Merger.

    As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Big Sky Common Stock a form letter of transmittal and instructions for use in surrendering the certificates representing shares of Big Sky Common Stock (each, a "Certificate") in exchange for certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Big Sky Common Stock represented by such Certificate or Certificates will have been converted pursuant to the Merger Agreement. Upon the surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with the letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange for such Certificate (i) a certificate representing that number of whole shares of Sterling Common Stock to which such Big Sky Stockholder will have become entitled pursuant to the Merger Agreement and (ii) a check representing the amount of cash in lieu of fractional shares, if any, that such Big Sky Stockholder has the right to receive in respect of the Certificate surrendered pursuant to the Merger Agreement. The Certificate surrendered will be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. No dividends or distributions with respect to Sterling Common Stock payable to any such Big Sky Stockholder will be paid until such Big Sky Stockholder surrenders such Certificate or Certificates for exchange.

    After the Effective Time, there shall be no transfers on the stock transfer books of Big Sky of the shares of Big Sky Common Stock outstanding immediately prior to the Effective Time, and any such shares presented to the Exchange Agent at or after the Effective Time shall be canceled and exchanged for certificates representing shares of Sterling Common Stock (and cash in lieu of fractional shares) as described above.

    Any portion of the certificates representing shares of Sterling Common Stock or cash that Sterling made available to the Exchange Agent that remains unclaimed by the Big Sky Stockholders for six months after the Effective Time will be returned to Sterling. Any Big Sky Stockholder who has not exchanged shares of Big Sky Common Stock in accordance with the Merger Agreement prior to that time shall thereafter look only to Sterling for the shares of Sterling Common Stock to which they may be entitled, cash in lieu of fractional shares and any unpaid dividends and distributions in respect of such shares. Notwithstanding the foregoing, none of Sterling, Big Sky, the Exchange Agent or any other person will be liable to any Big Sky Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    DO NOT SEND IN YOUR BIG SKY STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

CONVERSION OF BIG SKY STOCK OPTIONS

    As of the Effective Time, each Big Sky Option that is outstanding and unexercised immediately prior thereto will be converted automatically into an option to purchase shares of Sterling Common Stock in an amount determined by multiplying the number of shares of Big Sky Common Stock subject to the Big Sky Option immediately before the Effective Time by the Exchange Ratio, rounded down to the nearest share, and at an exercise price equal to the exercise price per share of Big Sky Common Stock under the Big Sky Option immediately before the Effective Time divided by the Exchange Ratio, rounded to the nearest cent. The duration and other terms of the Big Sky Options, including the terms of the Big Sky 1992 Stock Option Plan (the "Big Sky Stock Option Plan"), immediately after the Effective Time will be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Big Sky or First Federal in the Big Sky Stock Option Plan, as well as the corresponding references in the option agreements documenting such Big Sky Options, will be deemed to be references to Sterling. The adjustment described above will be, and is intended to be, effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code").

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of Big Sky management and of the Big Sky Board may be deemed to have interests in the Merger that are different from or in addition to their interests as Big Sky Stockholders. The Big Sky Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. The following information describes the material interests of Big Sky management and of the Big Sky Board in the Merger that are different from or in addition to their interests as Big Sky Stockholders.

    BIG SKY OPTIONS. Each of the directors and executive officers of Big Sky owns Big Sky Options granted under the Big Sky Stock Option Plan. At the Effective Time, each outstanding and unexercised Big Sky Option under the Big Sky Stock Option Plan will be converted automatically into an option to purchase shares of Sterling Common Stock on the terms set forth in the Merger Agreement. See "--Conversion of Big Sky Stock Options." As of April 23, 1998, the directors and executive officers of Big Sky as a group held Big Sky Options to purchase 35,777 shares of Big Sky Common Stock.

    INDEMNIFICATION. In the Merger Agreement, Sterling has agreed that, for a period of six years after the Effective Time, it will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who is, was or becomes prior to the Effective Time, a director, officer or employee of Big Sky or First Federal (each, an "Indemnified Party") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation to which the Indemnified Party is made a party based on, arising out of, or pertaining to the fact that such person is or was a director, officer or employee of Big Sky or First Federal or their predecessors or the Merger Agreement and the transactions contemplated thereby. If any such claim, action, suit, proceeding or investigation occurs or is threatened, whether asserted before or after the Effective Time, the Indemnified Parties are entitled to retain counsel reasonably acceptable to Sterling, subject to certain limitations. In addition, Sterling has agreed to use commercially reasonable efforts to cause the persons serving as officers and directors of Big Sky immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy on terms not generally less advantageous than Big Sky's policy in effect as of the date of the Merger Agreement, such policy to cover acts or omissions occurring prior to the Effective Time and to remain in effect for not less than one year.

    EXISTING EMPLOYMENT AGREEMENTS. First Federal has entered into employment agreements with Michael E. McKee and Collette E. Maxwell. The agreements also provide for a severance payment if employment is terminated following a "change in control." This payment, which will be made promptly after any "change in control," will be equal to 2.99 times the average annual compensation paid to each individual during the five years immediately preceding the "change in control." The term "change in control" is defined in the agreements as, among other things, any time during the period of employment when a "change in control" is deemed to have occurred under OTS regulations or a change in the composition of more than a majority of the Board of Directors of First Federal. The Merger will constitute a change in control of First Federal. Based upon the 1998 compensation levels for Mr. McKee and Mrs. Maxwell, the aggregate payment which will be payable under the terms of the agreements will be approximately $343,000 and $298,000, respectively. First Federal has also entered into salary continuation agreements with Mr. McKee and Mrs. Maxwell. The salary continuation agreements provide for payments of $4,500 and $3,375 per month, respectively, for a period of 180 months following termination of employment after the officer attains age 65. The salary continuation agreements provide that the vesting of the benefits under the agreements will be accelerated upon a change in control of First Federal. The Merger will constitute a change in control of First Federal for purposes of the salary continuation agreements.

    VESTING OF RESTRICTED STOCK. Pursuant to Big Sky's 1997 Management Development and Recognition Plan, grants of restricted stock were made to directors and officers of Big Sky, with vesting of such shares to occur over a period of years. Pursuant to the terms of the Plan, all unvested restricted shares of Big Sky Common Stock will become vested upon a change in control of Big Sky. The Merger will constitute a change in control of Big Sky under the terms of the Plan. Officers and directors of Big Sky currently hold 15,000 shares of unvested restricted stock, which will be converted into shares of Sterling Common Stock at the Exchange Ratio.

THE STOCKHOLDERS AGREEMENT

    As a condition of and an inducement to Sterling's approval and execution of the Merger Agreement, Sterling and the members of the Big Sky Board, in their individual capacities as Big Sky Stockholders, and the spouses of such members entered into the Stockholders Agreement, pursuant to which such individuals agreed to vote a minimum of 68,000 shares of Big Sky Common Stock in favor of the Merger and against any competing proposal.

    The Stockholders Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stockholders Agreement may have the effect of discouraging persons who might now be, or at any other time prior to the Effective Time might be, interested in acquiring all of or a significant interest in Big Sky from considering or proposing such an acquisition, even if such persons were prepared to offer to the Big Sky Stockholders consideration with a higher current market price than the shares of Sterling Common Stock to be received per share of Big Sky Common Stock pursuant to the Merger Agreement.

REGULATORY APPROVALS

    Under the Merger Agreement, the obligations of both Sterling and Big Sky to consummate the Merger are conditioned upon the receipt of the Requisite Regulatory Approval. Each of Sterling and Big Sky has agreed to use its best efforts to obtain the Requisite Regulatory Approval. See "--Conditions to the Merger."

    The Merger and the Institution Merger are subject to the approval of the OTS under Section 10(e) of the Home Owner's Loan Act of 1933 and the Bank Merger Act provisions of the Federal Deposit Insurance Act, respectively, and related OTS regulations. These approvals require consideration by the OTS of various factors, including assessments of the competitive effect of the contemplated transactions, the managerial and financial resources and future prospects of the resulting institutions, and the effect of the contemplated transactions on the convenience and needs of the communities to be served. The CRA also requires that the OTS, in deciding whether to approve the Merger and the Institution Merger, assess the records of performance of Sterling Savings and First Federal in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. As part of the review process, it is not unusual for the OTS to receive comments from community groups and others. Sterling Savings and First Federal currently have satisfactory and outstanding CRA ratings, respectively, from the OTS. The regulations of the OTS require publication of notice of, and an opportunity for public comment with respect to, the applications filed in connection with the Merger and the Institution Merger, and authorize the OTS to hold oral arguments in connection therewith if the OTS, after reviewing the application or other materials, determines it desirable to do so. Any such hearing, meeting or comments provided by third parties could prolong the period during which the Merger and the Institution Merger are subject to review by the OTS. The Merger and the Institution Merger may not be consummated for a period of 15 to 30 days following OTS approval (the precise length of the period to be determined by the OTS with the concurrence of the
DOJ), during which time the DOJ has authority to challenge the Merger or the Institution Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of any approval granted by the OTS unless a court specifically orders otherwise. If the DOJ does not commence a legal action during the waiting period, it may not thereafter challenge the transaction, except in an action commenced under Section 2 of the Sherman Antitrust Act.

    The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.

    Sterling has filed applications and notices seeking the requisite regulatory approval. The public comment period for the OTS application expired on
               , 1998. To date, Sterling has not received any approvals or notices of disapproval.

    Sterling and Big Sky are not aware of any other material governmental approvals that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval will be sought.

    THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVAL, WHICH APPROVAL HAS NOT YET BEEN RECEIVED. THERE CAN BE NO ASSURANCE THAT SUCH APPROVAL WILL BE OBTAINED OR AS TO THE DATE OF SUCH

APPROVAL. THERE CAN LIKEWISE BE NO ASSURANCE THAT THE DOJ WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

    See "MERGER SUMMARY--Effective Time," and "--Termination; Termination Fees; Stockholders Agreement."

CONDITIONS TO THE MERGER

    The respective obligations of Sterling and Big Sky to consummate the Merger are conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

        (i) approval and adoption of the Merger Agreement and the Merger by the requisite vote of the Big Sky Stockholders;

        (ii) authorization for quotation on Nasdaq of the shares of Sterling Common Stock to be issued in the Merger (or on such other exchange on which the Sterling Common Stock may become listed);

       (iii) receipt of the Requisite Regulatory Approval;

        (iv) no order, decree or injunction issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any other transactions contemplated by the Merger Agreement will be in effect; and no law, statute, rule, regulation, order, injunction, or decree will have been enacted, entered, promulgated or enforced by any governmental entity that prohibits, restricts or makes illegal consummation of the transactions contemplated by the Merger Agreement; and no proceeding initiated by any governmental entity seeking an injunction will be pending;

        (v) Sterling shall have received from Witherspoon, Kelley, Davenport & Toole, P.S., its counsel, and Big Sky shall have received from Breyer & Aguggia LLP, its counsel, an opinion, in each case dated as of the Effective Time and substantially to the effect set forth under "--Certain Federal Income Tax Consequences";

        (vi) with respect to the obligations of each party, the representations and warranties of the other party contained in the Merger Agreement will be true and correct at the time of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date (and each party will have received from the President and Chief Executive Officer and the Chief Financial Officer of the other party a signed certificate to such effect);

       (vii) the covenants and agreements of both parties will have been performed in all material respects (and each party will have received from the President and Chief Executive Officer and the Chief Financial Officer of the other party a signed certificate to such effect);

      (viii) the Registration Statement of which this Proxy Statement/Prospectus is a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and

        (ix) Sterling shall have received from Coopers & Lybrand L.L.P., Sterling's independent public accountants, an opinion that the Merger will qualify for "pooling-of-interests" accounting treatment.

CONDUCT OF BUSINESS PENDING THE MERGER

    The Merger Agreement contains certain restrictions on the operations of Big Sky and its subsidiaries prior to the Effective Time. In general, the Merger Agreement obligates Big Sky and First Federal to carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices and to preserve intact the business of Big Sky and First Federal, including their respective employment relationships and goodwill. Without limiting Big Sky's general obligations concerning its business, and except as disclosed to Sterling prior to the execution of the Merger Agreement, consented to in writing by Sterling or expressly contemplated or permitted by the Merger Agreement, Big Sky will not, and Big Sky will not permit First Federal to:

        (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

        (ii) (a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Big Sky Stock Option Plan in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire any shares of the capital stock of Big Sky or First Federal, or any securities convertible into or exercisable for any shares of the capital stock of Big Sky or First Federal;

       (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Big Sky Common Stock pursuant to stock options or similar rights to acquire Big Sky Common Stock granted pursuant to the Big Sky Stock Option Plan and outstanding prior to the date of the Merger Agreement, in each case in accordance with their present terms;

        (iv) amend its Certificate of Incorporation, Bylaws or other similar governing documents;

        (v) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Sterling) concerning any Acquisition Transaction (as defined in the Merger Agreement); provided, however, that Big Sky may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided information and may participate in such discussions or negotiations if the Big Sky Board has determined in good faith that the failure to provide such information or participate in such negotiations or discussions could cause the members of such Board of Directors to breach their fiduciary duties under applicable Laws (as defined in the Merger Agreement) and the Board of Directors has received the written advice of outside counsel to that effect. Big Sky shall promptly communicate orally (within one day) and in writing (as promptly as practicable) to Sterling the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction or providing information in connection with, or which may lead to, an Acquisition Transaction with a third party;

        (vi) make capital expenditures aggregating in excess of $10,000;

       (vii) enter into any new line of business;

      (viii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

        (ix) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger

    Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

        (x) change its methods of accounting in effect at December 31, 1997 except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by Big Sky's independent auditors;

        (xi) (a) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan (as defined in the Merger Agreement) or any agreement, arrangement, plan or policy between Big Sky or First Federal and one or more of its current or former directors, officers or employees, (b) other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (c) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (d) hire any new employee at an annual compensation in excess of $25,000, (e) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (f) promote to a rank of vice president or more senior any employee, or (g) pay any retention or other bonuses to any employees;

       (xii) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice;

      (xiii) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity (as defined in the Merger Agreement);

       (xiv) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

       (xv) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person (as defined in the Merger Agreement) of Big Sky or First Federal;

       (xvi) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, or make any equity investments;

      (xvii) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of other real estate owned on a basis consistent with past practices;

      (xviii) originate (a) any loans except in accordance with existing First Federal lending policies, (b) unsecured consumer loans in excess of $25,000,
    (c) commercial real estate first mortgage or other commercial loans in excess of $150,000 as to any loan or $750,000 in the aggregate as to related loans, or loans to related persons, or (d) land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000, except in each case for (A) loans for which written commitments have been issued by First Federal as of the date hereof, (B) renewals of loans existing as of the date of the Merger Agreement or loans otherwise permitted pursuant to the Merger Agreement Section 5.1(r) and (C) increases in the principal amount of loans existing as of the date of the Merger Agreement, subject to a limit of 30% of the principal amount of such loans as of the date of the Merger Agreement or $100,000, whichever is less;

       (xix) make any investments in excess of $1,000,000, in the aggregate, in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than five years;

       (xx) sell or purchase any mortgage loan servicing rights; or

       (xxi) agree or commit to do any of the actions set forth above.

    The Merger Agreement also contains restrictions on the operations of Sterling and the subsidiaries of Sterling prior to the Effective Time that obligate Sterling and each of its Subsidiaries, except with the prior written consent of Big Sky or except as expressly contemplated or permitted by the Merger Agreement, to not: take any action that will result in any of Sterling's representations and warranties set forth in the Merger Agreement being or becoming untrue or any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement or the Institution Merger agreement, except, in every case, as may be required by applicable law; or take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approval or otherwise materially adversely affect Sterling's and Sterling Savings' ability to consummate the transactions contemplated by the Merger Agreement.

EXPENSES

    The Merger Agreement generally provides for Sterling and Big Sky to pay their own expenses relating to the Merger Agreement.

COMPENSATION AND BENEFITS

    Following the Merger, Sterling will honor the existing written contracts with officers of Big Sky and First Federal previously disclosed to Sterling to the extent that such contracts or any other Big Sky employment plan, program, agreement or other arrangement under which any such officer is a beneficiary, either individually or in the aggregate, do not provide for any payment by Big Sky or any Big Sky subsidiary that would not be deductible under Section 162(a)(1) or 404 of the Code or that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

    To the extent permissible under the applicable provisions of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of Section 3(2) of ERISA) maintained by Sterling or Sterling Savings, as applicable, employees of Big Sky or First Federal as of the Effective Time will be credited with periods of service with Big Sky or First Federal before the Effective Time as if such service had been with Sterling or Sterling Savings, as applicable. Sterling will also give similar credit in calculating other retirement plan, vacation and similar benefits. Sterling will
(i) give credit to employees of Big Sky and First Federal, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage that are applicable under the welfare benefit plans of Sterling or Sterling Savings, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of such limitations and waiting periods under the comparable welfare benefit plans of Big Sky and First Federal and (ii) provide each employee of Big Sky and First Federal with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements.

OTHER AGREEMENTS

    Pursuant to the Merger Agreement, Sterling and Big Sky reached agreement with respect to various other matters, including, but not limited to:

        (i) filing the appropriate documents with all third parties and federal and state governmental entities necessary or advisable to consummate the transactions contemplated in connection with the Merger Agreement;

        (ii) providing information and access to information, including access to all of Big Sky and First Federal's properties, books, contracts, commitments, information filed or received by Big Sky and First Federal pursuant to federal securities laws and federal and state banking laws, with all information so gained to be held in confidence in accordance with the Confidentiality Agreement entered into between Sterling and Big Sky;

       (iii) taking all steps necessary to duly call, give notice of, convene and hold a meeting of the Big Sky Stockholders for the purpose of voting on the Merger and the Merger Agreement, at which meeting the management and the Big Sky Board shall recommend the Merger and the transactions contemplated thereby to the Big Sky Stockholders and shall oppose any third-party proposal or other action that is inconsistent with the Merger Agreement or the consummation of the transactions contemplated thereby (subject, in each case, to compliance with fiduciary duties); and

        (iv) advice of changes.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT

    Sterling or Big Sky may terminate the Merger Agreement at any time prior to the Effective Time whether before or after approval of the Merger by the Big Sky Stockholders, as summarized below:

        (i) by mutual consent of Sterling and Big Sky in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (ii) by either Sterling or Big Sky upon written notice to the other party 15 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 15-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate the Merger Agreement if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

       (iii) by either Sterling or Big Sky if the Merger shall not have been consummated on or before December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

        (iv) by either Sterling or Big Sky (provided that Big Sky is not in breach of its obligations under the Merger Agreement) if the approval of the Big Sky Stockholders required for the consummation of the Merger as contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at the duly held meeting of stockholders or at any adjournment or postponement thereof;

        (v) by either Sterling or Big Sky (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained therein that, individually or in the aggregate, would give the other party the right to terminate the Merger Agreement) if there shall have been a breach of any of the representations or warranties set forth in the Merger Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or would be reasonably certain to have a material adverse effect on the breaching party and such breach shall not have been cured within 15 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

        (vi) by either Sterling or Big Sky (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement that, individually or in the aggregate, would give the other party the right to terminate the Merger Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party and such breach shall not have been cured within 15 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; and

       (vii) by either Sterling or Big Sky, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the Merger Agreement and the transactions contemplated thereby.

    In the event of the termination of the Merger Agreement by either Sterling or Big Sky as provided in the preceding paragraph, the Merger Agreement will become void and have no effect except that the Confidentiality Agreement and certain provisions of the Merger Agreement dealing with termination fees, the survival of covenants and agreements which by their terms apply after the Effective Time and the payment of expenses shall survive any termination of the Merger Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of the Merger Agreement.

    If Sterling terminates the Merger Agreement pursuant to paragraphs (iv),
(v), (vi) or (vii) above, Big Sky has agreed to pay to Sterling a fee (the "Big Sky Termination Fee") of $500,000. If Big Sky terminates the Merger Agreement pursuant to paragraphs (v), (vi) or (vii) above, or if Sterling has terminated this Agreement because (i) the opinion of Coopers & Lybrand L.L.P. relating to the treatment of the Merger as a pooling of interests has not been provided and
(ii) the opinion has not been provided because of a condition relating to, or action taken by, Sterling, Sterling has agreed to pay to Big Sky a fee (the "Sterling Termination Fee") of $300,000.

    Pursuant to the Merger Agreement, Sterling and Big Sky have agreed that the termination fees are intended to increase the likelihood that the transactions contemplated by the Merger Agreement will occur in accordance therewith, are an integral part of the transactions contemplated by the Merger Agreement and that without such agreements they would not have entered into the Merger Agreement. The Sterling Termination Fee could significantly increase the cost to a potential acquiror of acquiring Big Sky compared to such cost had the parties not agreed upon the Sterling Termination Fee as part of the Merger Agreement. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Big Sky than it might otherwise have proposed to pay.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable United States Treasury Regulations thereunder, administrative rulings and judicial authority, all as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of this summary. The summary assumes that the Big Sky Stockholders hold such shares of Big Sky Common Stock as a capital asset. The summary does not address the tax consequences that may be applicable to a particular Big Sky Stockholder subject to special tax rules, such as tax-exempt organizations, dealers in securities, financial institutions, insurance companies, non-United States persons, Big Sky Stockholders who acquired shares of Big Sky Common Stock pursuant to the exercise of Big Sky Options or otherwise as compensation or through a qualified retirement plan and stockholders who hold shares of Big Sky Common Stock as part of a "straddle," "hedge," or "conversion transaction." This summary also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction.

    In connection with the filing of the Registration Statement, Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, has delivered to Sterling its opinion, based upon certain customary assumptions and representations, substantially to the effect that (and, at the Effective Time, Breyer & Aguggia LLP, counsel to Big Sky, will, subject to the qualifications discussed in the next paragraph, deliver to Big Sky its opinion (each, a "Tax Opinion") substantially to the effect that), as of the Effective Time, in each case for U.S. federal income tax purposes: the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Big Sky will be a party to the reorganization within the meaning of Section 368(b) of the Code, and that, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Sterling or Big Sky as a result of the Merger, (ii) no gain or loss will be recognized by Big Sky Stockholders who exchange all of their Big Sky Common Stock solely for Sterling Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sterling Common Stock), and
(iii) the aggregate tax basis of the Sterling Common Stock received by Big Sky Stockholders who exchange all of their Big Sky Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Big Sky Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

    The obligations of Sterling and Big Sky to consummate the Merger are subject to the receipt of a Tax Opinion of their respective counsel in form and substance reasonably acceptable to the party to whom such Tax Opinion is addressed. Each of Witherspoon, Kelley, Davenport & Toole, P.S. and Breyer & Aguggia LLP will render its respective Tax Opinion on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time. In rendering such Tax Opinions, such counsel may, to the extent they deem necessary or appropriate, require and rely upon representations and covenants, including those contained in certificates of officers of Big Sky, Sterling, their respective affiliates and others. Unlike a ruling from the Internal Revenue Service ("IRS"), an opinion of counsel is not binding on the IRS, and there can be no assurance that the IRS will not take a position contrary to one or more of the positions reflected in such opinion or that such positions will be upheld by the courts if challenged by the IRS.

    Assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and subject to the foregoing, the Merger will have the federal income tax consequences discussed below.

    TAX IMPLICATIONS TO BIG SKY STOCKHOLDERS. Except to the extent Big Sky Stockholders receive cash in lieu of a fractional share interest, Big Sky Stockholders who exchange shares of Big Sky Common Stock in the Merger for shares of Sterling Common Stock will not recognize gain or loss for federal income tax purposes upon the receipt of shares of Sterling Common Stock in exchange for their shares of Big Sky Common Stock. The aggregate tax basis of shares of Sterling Common Stock received as a result of the Merger will be the same as the Big Sky Stockholder's aggregate tax basis in the shares of Big Sky Common Stock surrendered in the exchange, reduced by the portion of such stockholder's tax basis properly allocated to the fractional share interest, if any, for which such stockholder receives cash. The holding period of the shares of Sterling Common Stock received by Big Sky Stockholders as a result of the Merger will include the period during which such Big Sky Stockholder held the shares of Big Sky Common Stock exchanged by such Big Sky Stockholder in the Merger, provided that the shares of Big Sky Common Stock so exchanged were held as capital assets at the Effective Time. A Big Sky Stockholder that receives cash in lieu of a fractional share interest in Sterling Common Stock in the Merger will be treated as having received the fractional share interest in shares of Sterling Common Stock in the Merger and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Section 302 of the Code, with the result that the Big Sky Stockholder should generally recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and such Big Sky Stockholder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such Big Sky Stockholder's shares of Big Sky Common Stock are held as a capital asset at the Effective Time. The capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the fractional share interest exceeds one year at the Effective Time. In the case of Big Sky Stockholders who are individuals, such capital gain will be taxed at a maximum rate of 28% if such Big Sky Stockholder's holding period is more than one year but not more than 18 months, and at a maximum rate of 20% if such holding period is more than 18 months.

    TAX IMPLICATIONS TO STERLING AND BIG SKY. Neither Sterling nor Big Sky will recognize any gain or loss for federal income tax purposes as a result of the Merger.

    BIG SKY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

    The Merger is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Big Sky will be carried forward to Sterling at their recorded amounts. Revenues and expenses of Sterling will include revenues and expenses of Big Sky for the entire fiscal year of Sterling in which the Merger occurs, and the reported revenues and expenses of Big Sky for prior periods will be combined with those of Sterling, whose financial statements will then be restated.

    It is a condition to the Merger that Sterling receive an opinion of its independent accountants, Coopers & Lybrand L.L.P., to the effect that the Merger will be accounted for as a pooling of interests. See "--Conditions to the Merger."

RESALES OF STERLING COMMON STOCK RECEIVED IN THE MERGER

    The shares of Sterling Common Stock issuable to Big Sky Stockholders upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Sterling or Big Sky (as defined in the rules promulgated under the Securities Act).

    Shares of Sterling Common Stock received by those Big Sky Stockholders who are deemed to be affiliates of Big Sky at the time of the Annual Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. SEC guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines also indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of or otherwise reduce their risk relative to any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

    Each of Sterling and Big Sky has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to execute and deliver to the other party a written agreement intended to ensure compliance with the Securities Act (in the case of Big Sky affiliates) and to preserve the ability of the Merger to be accounted for as a "pooling of interests."

DISSENTERS' APPRAISAL RIGHTS

    Under Section 262 of the Delaware GCL, appraisal rights are available only in connection with certain mergers or consolidations, unless otherwise provided in the corporation's certificate of incorporation. Even in the event of those mergers or consolidations, unless the certificate of incorporation otherwise provides, the Delaware GCL does not provide appraisal rights (i) if the shares of the corporation are listed on a national securities exchange, designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders (as long as in the merger the stockholders receive shares of the surviving corporation or any other corporation the shares of which are listed on a national securities exchange or held of record by more than 2,000 stockholders) or (iii) if the corporation is the surviving corporation and no vote of its stockholders is required for approval of the merger.

    Because Big Sky is not listed on any national securities exchange and consummation of the merger requires the vote of Big Sky Stockholders, Big Sky Stockholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their Big Sky Common Stock. BIG SKY STOCKHOLDERS ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST COMPLY WITH THE PROVISIONS OF
SECTION 262 IN ORDER TO PERFECT THEIR RIGHTS. BIG SKY WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY PROCEDURES. A copy of Section 262 is attached as Appendix E and the summary hereof is qualified in its entirety by Appendix E.

    The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect the stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware GCL, the full text of which is set forth in Appendix E hereto.

    Section 262 of the Delaware GCL requires that stockholders be notified not less than 20 days in advance of the submission to a stockholder vote of a merger with respect to which dissenters' appraisal rights will be available that such rights will be available to such stockholders and a copy of Section 262 must be included with such notice. This Proxy Statement constitutes Big Sky's notice to its stockholders of the availability of dissenters' rights in connection with the Merger in compliance with the requirements of Section 262. Any Big Sky Stockholder who may wish to consider exercising such dissenters' rights should carefully review the text of Section 262 set forth as Appendix E hereto because failure timely and properly to comply with the requirements of Section 262 will result in the loss of such rights under Delaware law.

    If any Big Sky Stockholder elects to demand appraisal of his or her shares, the stockholder must satisfy each of the following conditions:

        (i) the stockholder must deliver to Big Sky a written demand for appraisal of his or her shares before the vote with respect to the Merger is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262); and

        (ii) the stockholder must not vote in favor of the Merger (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of the stockholder's dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal).

    If any stockholder fails to comply with either of these conditions and the Merger becomes effective, the stockholder will be entitled to receive shares of Sterling Common Stock for his or her shares of Big Sky

Common Stock as provided for in the Merger Agreement, but will have no dissenters' rights with respect to his or her shares of Big Sky Common Stock.

    All demands for appraisal should be addressed to the Corporate Secretary, Ernest Kwiatkowski, 711 First Street, Hamilton, Montana 59840, before the vote on the Merger is taken at the Annual Meeting and should be executed by, or on behalf of, the record holder of the shares of Big Sky Common Stock. The demand must reasonably inform Big Sky of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

    TO BE EFFECTIVE, A DEMAND FOR APPRAISAL BY A HOLDER OF BIG SKY COMMON STOCK MUST BE MADE BY OR IN THE NAME OF SUCH REGISTERED STOCKHOLDER, FULLY AND CORRECTLY, AS THE STOCKHOLDER'S NAME APPEARS ON HIS OR HER STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE OR SHE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL HOLDER MUST, IN SUCH CASES, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES.

    If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

    Persons who hold their shares of Big Sky Common Stock in brokerage accounts or in other nominee forms and who wish to exercise appraisal rights should consult with their brokers or such other nominees to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

    Within ten days after the effective date of the Merger, Sterling must give written notice that the Merger has become effective to each Big Sky Stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the effective date, but not thereafter, either Sterling or any stockholder who has complied with the requirements of Section 262 of the Delaware GCL may file a petition in the Delaware Court of Chancery ("Court") demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Sterling does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

    At any time within 60 days after the effective date, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept shares of Sterling Common Stock for his or her shares of Big Sky Common Stock pursuant to the Merger Agreement. If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to Sterling, Sterling will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 of the Delaware GCL and who have become entitled to the appraisal rights provided thereby. The Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to appraisal of their shares of Big Sky Common Stock, the Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

    In determining fair value, the Court is required to take into account all relevant factors. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more, the same, or less than the value that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares.

    Costs of the appraisal proceeding may be imposed upon the parties thereto (I.E., Sterling and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date) or to receive shares of Sterling Common Stock for shares of Big Sky Common Stock pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the Merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive shares of Sterling Common Stock for shares of his or her Big Sky Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

    In view of the complexity of Section 262 of the Delaware GCL, Big Sky Stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

                          MARKET PRICES AND DIVIDENDS

    The following sets forth the range of high and low sale prices of Sterling Common Stock as reported on Nasdaq during the periods indicated.

                                                                                HIGH        LOW
                                                                              --------    --------
Three months ended March 31, 1998............................................ $26         $20 1/4

Twelve months ended December 31, 1997:
  Fourth quarter............................................................. $23         $19
  Third quarter..............................................................  20 3/4      17 1/4
  Second quarter.............................................................  19 1/4      15 1/4
  First quarter..............................................................  17 7/8      13 1/2

Six months ended December 31, 1996:
  Second quarter............................................................. $15 1/4     $13
  First quarter..............................................................  15 1/4      12 1/2

Fiscal year ended June 30, 1996:
  Fourth quarter............................................................. $15         $12 3/4
  Third quarter..............................................................  15          12 3/4
  Second quarter.............................................................  13 7/8      12 1/4
  First quarter..............................................................  15 1/4      10 3/8

    On April 22, 1998, the last trading day prior to the public announcement of the Merger, the closing price of Sterling Common Stock on Nasdaq was $25.63. On July , 1998, the closing price of Sterling Common Stock on Nasdaq was $ .

    The Big Sky Common Stock is not regularly and actively traded in any established market, although quoted bid and asked prices may be available on the OTC-Bulletin Board under the symbol BBKY. During the quarter ended March 31, 1998, Big Sky Common Stock was traded at prices ranging between $24.50 and $27.50. The last known trade occurred on May 12, 1998 at $31.00. At March 31, 1998, Big Sky had 323,721 shares of Common Stock issued and outstanding and 294 stockholders of record.

                        COMPARISON OF STOCKHOLDER RIGHTS

    Set forth below is a summary of certain differences between the rights of Big Sky Stockholders and the rights of Sterling Stockholders. If the Merger Agreement is approved and adopted and the Merger is consummated, Big Sky Stockholders will become Sterling Stockholders, and, therefore, the rights of Big Sky Stockholders will cease to be governed by the Big Sky Certificate and the Big Sky Bylaws and, instead, will be governed by the Sterling Articles and the Sterling Bylaws.

    The following comparison is based on the current terms of the governing documents of Sterling and Big Sky. This summary is not intended to be a complete description of the similarities and differences between the rights of Sterling Stockholders and Big Sky Stockholders. The discussion is qualified in its entirety by reference to governing law, the Sterling Articles, the Sterling Bylaws, the Big Sky Certificate and the Big Sky Bylaws. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

    Sterling is a Washington corporation subject to the provisions of the Washington BCA. Big Sky is a Delaware corporation subject to the provisions of the Delaware GCL. Big Sky Stockholders, whose rights are governed by Big Sky's Certificate and Bylaws and by the Delaware GCL, will, upon consummation of the Merger, become Sterling Stockholders whose rights will then be governed by the Sterling Articles and the Sterling Bylaws and by the Washington BCA.

ISSUANCE OF CAPITAL STOCK

    The Sterling Articles authorize the issuance of 20,000,000 shares of Sterling Common Stock, $1.00 par value and 10,000,000 shares of Preferred Stock, $1.00 par value per share. As of March 31, 1998, Sterling had 7,596,062 shares of Common Stock issued and outstanding and no shares of Preferred Stock outstanding. Up to 497,545 additional shares of Sterling Common Stock will be issued and outstanding if the Merger is consummated. The Big Sky Certificate and Big Sky Bylaws authorize the issuance of 1,500,000 shares of Big Sky Common Stock, par value $.01 per share, and 500,000 shares of serial preferred stock, par value $.01 per share. As of March 31, 1998, Big Sky had 323,721 shares of Big Sky Common Stock and no shares of serial preferred stock issued and outstanding.

DIVIDENDS

    The ability of Sterling and Big Sky to pay dividends on their Common Stock is restricted by the Washington BCA and the Delaware GCL. Additionally, Sterling's ability to pay dividends to stockholders is dependent on the ability of Sterling Savings to pay dividends to Sterling. Among other things, Sterling Savings' ability to pay dividends is limited by its capital requirements as a thrift institution and by rules and regulations of the OTS.

    Certain restrictions generally imposed on Washington corporations also have an impact on Sterling's ability to pay dividends. The Washington BCA provides that dividends may be paid only if, after giving effect to the dividend, Sterling will be able to pay its debts as they become due in the ordinary course of business and Sterling's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Sterling were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

    Sterling has never paid cash dividends to its stockholders although it has paid 10% stock dividends in the past. The payment of future dividends by Sterling will depend upon Sterling's and Sterling Savings' earnings, financial condition and capital requirements, as well as tax and regulatory considerations discussed herein. It is not anticipated that Sterling will pay a cash dividend in the foreseeable future.

PREEMPTIVE RIGHTS

    Neither the Sterling Articles nor the Big Sky Certificate provide preemptive rights to stockholders.

VOTING RIGHTS

    Each holder of Sterling Common Stock is entitled to one vote for each share held on all matters voted upon by stockholders. Sterling stockholders are not permitted to cumulate their votes for the election of directors; thus, the directors are elected by a majority of the stockholders entitled to vote. The Sterling board is authorized to determine the voting rights of any Sterling preferred stock.

    Each holder of Big Sky Common Stock is entitled to one vote for each share held on all matters voted upon. Big Sky Stockholders are not permitted to cumulate their votes for the election of directors.

LIQUIDATION RIGHTS

    In the event of the liquidation of Sterling, holders of Sterling Common Stock will be entitled to receive any remaining assets of Sterling, in cash or in kind, after payment of all liabilities, including those of Sterling Savings and its depository liabilities.

    The Sterling Board is authorized to determine the liquidation rights of any Sterling preferred stock which may be issued, including priority over the liquidation rights of holders of Sterling Common Stock.

    In the event of the liquidation of Big Sky, holders of Big Sky Common Stock are entitled to receive, in cash or in kind, the assets of Big Sky available for distribution remaining after payment or provision for payment of all of Big Sky's debts and liabilities, including payment of the full preferential amount owed to any holders of Serial Preferred Stock.

SPECIAL MEETINGS OF STOCKHOLDERS

    Special meetings of Sterling's Stockholders may be called only by the Chairman or the Board of Directors, and shall be called at the request of the holders of not less than 10% of all outstanding shares of the corporation entitled to vote on any issue proposed to be considered at the meeting. Big Sky's Certificate provides that special meetings of all of Big Sky Stockholders may be called by the Board, a committee of the Board in accordance with the Certificate or by the holders of not less than 20% of the outstanding shares of capital stock entitled to vote for election of directors.

VACANCIES ON THE BOARD OF DIRECTORS

    The Bylaws of Sterling provide that any vacancy on the Board of Directors of Sterling may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed will serve for the unexpired term of his or her predecessor in office. The Big Sky Certificate provides for the filling of vacancies by a vote of two-thirds of Big Sky's Board of Directors, and that Directors so elected shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires.

NUMBER AND TERM OF DIRECTORS

    Sterling's Bylaws provide that its Board of Directors shall consist of eight members. The Bylaws of Big Sky presently set the number of directors at six members.

    Sterling's Bylaws provide for a classified Board of Directors, consisting of three substantially equal classes of Directors, each serving for a three-year term, with the term of each class of Directors ending in successive years. The Big Sky Certificate also provides for the same type of classified Board.

REMOVAL OF DIRECTORS

    A Director of Sterling may be removed by Stockholders only at a special meeting called for that purpose and the notice of the meeting must state that purpose. Under the Big Sky Certificate, the entire Board or any individual Director may be removed from office for cause on the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Big Sky entitled to vote in the election of directors at a meeting called specially for that purpose.

LIABILITY OF DIRECTORS

    A Sterling Director shall not be personally liable to Sterling or its stockholders for monetary damages for conduct as a director. This limitation on liability, however, shall not exclude liability for: (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the Director,
(ii) any conduct violating the Washington BCA relating to unpermitted distributions to stockholders or loans to Directors and (iii) any transaction from which the Director will personally receive a benefit in money, property or services to which the Director is not legally entitled. If Washington law is amended to authorize corporate action which further eliminates or limits the liability of Sterling Directors, then the liability of a Sterling director shall be eliminated or limited to the fullest extent permitted by Washington State law, as so amended. Any repeal or modification of the foregoing by Sterling's stockholders will not adversely affect any rights or protection of a Director of Sterling existing at the time of such repeal or modification.

    The Big Sky Certificate provides that directors shall not be personally liable to Big Sky or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the director's duty of loyalty to Big Sky or its Stockholders, (ii) for acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware GCL, or (iv) for any transaction from which a director derived an improper personal benefit. The Big Sky Certificate also contains the same provisions as the Sterling Bylaws regarding the effect of amendments to the Delaware GCL or the repeal of this limitation of liability by Big Sky Stockholders.

ANTI-TAKEOVER PROVISIONS

    Sterling, through its Articles of Incorporation and Bylaws, has in place certain provisions which may have an anti-takeover effect or which may tend to perpetuate management. The Sterling Articles provide, among other things, that Sterling may issue additional shares of stock, without prior Stockholder approval, in one or more series, with such powers, preferences, rights, and limitations as the Board of Directors of Sterling may determine. The issuance of additional stock under certain circumstances could have the effect of delaying or preventing a change in control of Sterling. In addition, the Sterling Articles provide for a classified Board of Directors, with Directors in each class being elected to three-year terms. These and related provisions may discourage non-negotiated takeover attempts which certain stockholders may deem to be in their interests. These and other provisions may also tend to perpetuate management.

    The Big Sky Certificate also contains certain anti-takeover provisions, including the establishment of a classified Board of Directors, the authorization of issuance of 500,000 serial preferred stock without prior stockholder approval, the requirement that any acquisition of beneficial ownership of ten percent or more of any class of Big Sky stock be approved in advance by at least two-thirds of the unaffiliated Directors of Big Sky and the requirement that certain business combinations between Big Sky and any related person be approved by (i) the holders of at least 80% of the outstanding shares entitled to vote thereon and (ii) holders of at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a related person. Sterling's Bylaws do not contain the latter two provisions, so Big Sky Stockholders will not enjoy the same degree of anti-takeover protection following the Merger.

INDEMNIFICATION OF DIRECTORS

    Sterling's Articles and Bylaws provide for indemnification of directors, officers, trustees, employees and agents of Sterling who are made parties to or threatened to be made parties to any suit or proceeding ("Defendants") because of their position as such or because they assumed such position with another entity at Sterling's request, for expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred in connection with such action. These provisions only apply where the Defendant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Sterling (and, with respect to any criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful); provided, however, that, in the case of suits brought in the name of Sterling, no indemnification will be made against expenses in respect of any matter as to which such Defendant shall have been found liable to Sterling or against amounts paid in settlement unless and only to the extent that there is a determination that, in view of all of the circumstances, the Defendant met the applicable standard of conduct and indemnification for such expenses or amounts is proper. Determining the propriety of indemnification rests with (i) the Sterling Board by a majority of a quorum of directors who were not parties to the action, (ii) a committee designated by the Board of Directors, (iii) by independent legal counsel, (iv) Sterling Stockholders or (v) any court of competent jurisdiction within the State of Washington; provided, however, that, to the extent that a Defendant was successful on the merits or otherwise, he or she will be indemnified against expenses, without the necessity of such a determination. The Sterling Bylaws further provide that Sterling may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of Sterling, or is or was serving in such a capacity with another corporation at Sterling's request, for liability asserted against or incurred by him or her in such capacity, regardless of whether Sterling would have had the power or the obligation to indemnify him against such liability under the provisions discussed above. The Big Sky Certificate contains substantially similar provisions regarding indemnification.

CUMULATIVE VOTING

    Neither the Sterling Articles nor the Big Sky Certificate provide for cumulative voting rights in the election of directors.

NOTICE OF STOCKHOLDER MEETINGS

    The Sterling Bylaws require that notice setting forth the place, date and hour of the meeting and the purpose or purposes for which the meeting is brought be given not less than 10 nor more than 60 days prior to each annual or annual meeting of Sterling Stockholders. The Big Sky Bylaws require that notice setting forth the place, date and hour of the meeting and the purpose or purposes for which the meeting is brought be given not less than ten nor more than 60 days prior to such meeting.

QUORUM

    The Sterling Bylaws and the Big Sky Bylaws each provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum.

ACTION OF STOCKHOLDERS

    Except as otherwise required by law or the Sterling Articles or the Sterling Bylaws, the Sterling Bylaws provide that any matter brought before a meeting of Sterling Stockholders shall be decided by the affirmative vote of a majority of the votes cast on the matter. Except as otherwise provided by law, the Big Sky Certificate or the Big Sky Bylaws, all questions brought before the Big Sky Stockholders shall be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

RECORD DATE

    The Sterling Bylaws provide that the record date for determination of stockholders entitled to notice of or to vote at a meeting and for certain other specified purposes shall be no more than 70 days before the date of such meeting or other action. The Big Sky Bylaws provide that the record date for determination of stockholders entitled to notice of or to vote at a meeting and for certain other specified purposes shall be not less than ten nor more than 60 days prior to the date of the meeting or other action.

CRITERIA FOR EVALUATING CERTAIN OFFERS

    The Big Sky Certificate provides that the Big Sky Board, when evaluating any offers to (i) make a tender or exchange offer for Big Sky Common Stock, (ii) merge or consolidate Big Sky with another institution or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Big Sky, shall, in connection with determining what is, in the Big Sky Board's judgment, in the best interests of Big Sky and the Big Sky Stockholders, give due consideration to all relevant factors, including, without, limitation, (i) the social and economic effects of acceptance of the offer on depositors, borrowers and employees of Big Sky and its subsidiaries and on the communities in which they operate or are located, (ii) the business and financial condition and earnings prospects of the acquiring person or entity and (iii) the competence, experience, and integrity of the acquiring entity or person. The Sterling Articles do not contain such a provision.

AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS

    Amendments to the Sterling Articles must be first proposed by the Sterling Board and thereafter approved by Sterling's stockholders by an affirmative vote of at least a majority of the shares entitled to vote thereon at a duly called special or annual meeting, provided, however, that approval by an affirmative vote of at least two-thirds of the shares entitled to vote thereon is required to amend provisions relating to the Sterling Board, amendment of the Sterling Bylaws, authority to call annual meetings of Sterling Stockholders, approval of acquisitions of control and related offers, criteria for evaluating certain offers, anti-greenmail and action by written consent; and that approval by an affirmative vote of at least 80% of the shares entitled to vote thereon is required for amendments to the provisions relating to amendments of the Sterling Articles and Sterling Stockholder approval required for business combinations involving Interested Stockholders. The Sterling Bylaws may be amended by the affirmative vote of a majority of the Sterling Board or by Sterling Stockholders by an affirmative vote of at least a majority of the total votes eligible to be voted at a duly constituted meeting called for such purpose.

    The Big Sky Certificate provides that approval by an affirmative vote of at least 80% of the shares entitled to vote thereon is required to amend certain provisions, including those relating to the Big Sky Board, amendment of the Big Sky Bylaws, authority to call special meetings of Big Sky Stockholders, approval of acquisitions of control and related offers, criteria for evaluating certain offers, action by written consent; amendments of the Big Sky Articles and Big Sky Stockholder approval required for business combinations involving Interested Stockholders. The Big Sky Bylaws may be amended by the affirmative vote of at least two-thirds of the Big Sky Board or by Big Sky Stockholders by an affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting called for such purpose.

                             ELECTION OF DIRECTORS

    Big Sky's Board of Directors consists of six members. The directors are divided into three classes as nearly equal in number as possible. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified.

    At the Annual Meeting, two directors will be elected to serve until the completion of the Merger or, if the Merger is not completed, for three-year terms. Unless otherwise specified in the proxy, it is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below.

    If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board knows of no reason why any nominee might be unable to serve.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES NAMED BELOW FOR DIRECTORS OF BIG SKY.

    The following table sets forth certain information as to each nominee and director continuing in office.

                                                                                                 YEAR FIRST
                                                                                                 ELECTED OR
                                                                                                  APPOINTED     YEAR TERM
NAME                                      AGE(A)              PRINCIPAL OCCUPATION(B)            DIRECTOR(C)     EXPIRES
--------------------------------------  -----------  -----------------------------------------  -------------  -----------
                                                      BOARD NOMINEES

Michael E. McKee......................          53   President and Chief Executive Officer of          1983          2001(d)
                                                       First Federal since 1982 and of Big Sky
                                                       since 1994.

Thomas H. Boone.......................          57   Partner in the law firm of Boone,                 1984          2001(d)
                                                       Karlberg & Haddon.

                                              DIRECTORS CONTINUING IN OFFICE

Douglas N. Klein......................          59   Owner of Collection Bureau Services, a            1984          1999
                                                       collection and consumer credit
                                                       reporting agency.

Kurt F. Ingold........................          54   Chairman of the Board of Directors of             1984          1999
                                                       First Federal and of Big Sky and
                                                       President of Ingold & Company, P.C., a
                                                       certified public accounting and
                                                       financial consulting firm in Missoula,
                                                       Montana.

Robert K. Ford........................          69   Retired executive of Champion                     1985          2000
                                                       International Corporation, a forest
                                                       products company.

Collette E. Maxwell...................          49   Executive Vice President of First Federal         1991          2000
                                                       since 1986 and of Big Sky since 1994.

------------------------

(a) At May 1, 1998.

(b) Nominees and directors have held these vocations or positions for at least five years, unless otherwise noted.

(c) Includes prior service on the Board of Directors of First Federal.

(d) Assuming the individual is re-elected at the Annual Meeting.

COMPENSATION OF DIRECTORS

    Effective August 1, 1997, members of First Federal's Board of Directors receive a retainer of $500 per month and $250 per meeting attended. Non-employee directors also receive $125 for each special Board meeting and each committee meeting attended. Directors of Big Sky receive no additional compensation for service on Big Sky's Board of Directors. Mr. Ingold receives an additional annual fee of $2,400 for serving as Chairman of the Board of Directors of First Federal. During the year ended March 31, 1998 each director was awarded 750 shares of restricted stock, which vests ratably over a five-year period.

    During the year ended March 31, 1998, Directors Boone and Ingold were granted options to acquire 140 shares of Big Sky Common Stock and Directors Klein and Ford were granted options to acquire 139 shares of Big Sky Common Stock. All options were granted at an exercise price of $19.625 per share.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Boards of Directors of Big Sky and First Federal conduct their business through meetings of the Boards and through their committees. During the fiscal year ended March 31, 1998, the Board of Directors of Big Sky held 12 meetings and the Board of Directors of First Federal held 12 meetings. No director of Big Sky or First Federal attended fewer than 75% of the total meetings of the Boards and committees on which such Board member served during this period.

    The following describes the duties and responsibilities of certain committees of the Boards of Directors of Big Sky and First Federal, current membership of these committees and number of committee meetings held during the fiscal year ended March 31, 1998.

    Big Sky's Executive Committee, consisting of Directors Ingold, McKee, Boone and Klein, acts on behalf of the Board of Directors between regular Board meetings. All actions taken by the Executive Committee are ratified by the Board of Directors. The Executive Committee did not meet during the fiscal year ended March 31, 1998.

    The Audit Committee, consisting of Directors Ford, Ingold, Boone and Klein, reviews Big Sky and its subsidiary's compliance with approved policies and internal control procedures and monitors reports submitted to the regulatory authorities. The Audit Committee reviews the examination of Big Sky and its subsidiary by federal and state regulatory authorities and the audit by the independent auditors. The Audit Committee meets on an as-needed basis and met two times during the fiscal year ended March 31, 1998.

    The full Board of Directors acts as Nominating Committee for the nomination of members of the Board of Directors of Big Sky. The Board of Directors held one meeting in its capacity as the Nominating Committee in order to nominate the individuals for election at the Annual Meeting.

    Big Sky also maintains a standing Stock Option Committee, which is responsible for administration of Big Sky's 1992 Stock Option and Incentive Plan.

    First Federal's Compensation Committee consists of Directors Ford, McKee, Boone and Ingold. The Compensation Committee evaluates the qualifications and performances of First Federal's principal officers and determines the compensation and benefits to be paid to such individuals. This committee met one time during the fiscal year ended March 31, 1998.

    Other committees of First Federal include the Senior Loan Approval Committee (responsible for internal loan and appraisal policies as well as compliance with OTS regulations), the Loan Collection Committee (responsible for implementing First Federal's policies regarding repayment of obligations owed to First Federal), the Asset/Liability Committee (responsible for developing programs and procedures for implementing the Board of Directors' formal policy on interest rate risk management), the Real Estate Owned ("REO") Committee (responsible for disposition of property owned by First Federal), the CRA Review Committee (responsible for formulating CRA policy and monitoring compliance), and the Data Processing Oversight and Review Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    Persons and groups who beneficially own in excess of 5% of Big Sky's Common Stock are required to file certain reports disclosing such ownership pursuant to the Exchange Act. Based on such reports, the following table sets forth, as of May 1, 1998, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. To Big Sky's knowledge, no other person or entity beneficially owned more than 5% of Big Sky's outstanding Common Stock as of May 1, 1998.

    The following table also sets forth, as of May 1, 1998, information as to the shares of Common Stock beneficially owned by (a) each director, (b) each of the executive officers named in the Summary Compensation Table found below (the "named executive officers") and (c) all executive officers and directors of Big Sky as a group.

                                                                             AMOUNT AND NATURE OF      PERCENT OF
                                                                                  BENEFICIAL          COMMON STOCK
NAME                                                                             OWNERSHIP(A)          OUTSTANDING
--------------------------------------------------------------------------  ----------------------  -----------------
BENEFICIAL OWNER OF MORE THAN 5%

Collette E. Maxwell.......................................................             32,237                 9.7%
358 Skyline Drive
Hamilton, Montana 59840

Michael E. McKee..........................................................             38,816(c)              7.8
133 Creekside Drive
Hamilton, Montana 59840

Arthur W. Capko...........................................................             20,050(b)              6.2
5743 Rosebrook Drive
Riverbank, California 95367

Leah C. Capko.............................................................             19,550(b)              6.0
5743 Rosebrook Drive
Riverbank, California 95367

DIRECTORS AND EXECUTIVE OFFICERS

Collette E. Maxwell*......................................................             32,237                 9.7
Michael E. McKee**........................................................             38,816(c)              7.8
Thomas H. Boone...........................................................             15,738                 4.8
Douglas N. Klein..........................................................             15,509                 4.8
Kurt F. Ingold............................................................             14,342                 4.4
Robert K. Ford............................................................              9,369                 2.9

All executive officers and directors as a group (7 persons)...............            139,577                35.2

------------------------

*   Mrs. Maxwell is also the Executive Vice President of Big Sky.

**  Mr. McKee is also the President and Chief Executive Officer of Big Sky.

(a) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. Shares of restricted stock granted under Big Sky's 1997 Management Recognition and Development Plan, as to which the holders have voting power but not investment power, are included as follows: Mrs. Maxwell, 4,950 shares; Mr. McKee, 4,950 shares;

    Mr. Boone, 750 shares; Mr. Klein, 750 shares; Mr. Ingold, 750 shares; Mr. Ford, 750 shares; all executive officers and directors as a group, 15,000 shares. The amounts shown also include the following amounts of Common Stock which the indicated individuals have the right to acquire within 60 days of May 1, 1998 through the exercise of stock options granted pursuant to Big Sky's Stock Option Plan: Collette E. Maxwell, 8,854; Michael E. McKee, 10,809; Thomas H. Boone, 2,988; Douglas N. Klein, 1,815; Kurt F. Ingold, 2,988; Robert K. Ford, 2,988; all executive officers and directors as a group, 35,777.

(b) Arthur W. Capko and Leah C. Capko have joint ownership of 19,550 shares of Big Sky's Common Stock.

(c) Includes 12,900 shares held by Mr. McKee's wife as to which he disclaims beneficial ownership. Includes 2,850 shares of Common Stock jointly held by Mr. McKee and his wife.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following information is furnished for the named executive officers.

                                                                                         LONG-TERM COMPENSATION
                                                                                                 AWARDS
                                                       ANNUAL COMPENSATION             ---------------------------
                                            -----------------------------------------   RESTRICTED    SECURITIES
                                                                      OTHER ANNUAL        STOCK       UNDERLYING
NAME AND POSITION                  YEAR     SALARY($)   BONUS($)   COMPENSATION($)(1)  AWARD($)(2)    OPTIONS(#)
-------------------------------  ---------  ----------  ---------  ------------------  ------------  -------------
Michael E. McKee...............       1998  $  100,750  $  11,400      $   10,350       $  103,950           140
  President and Chief                 1997      97,335     11,400          10,200           --             1,676
  Executive Officer                   1996      94,800     15,250           9,800           --            --
Collette E. Maxwell............       1998      86,500     11,400          10,350       $  103,950           140
  Executive Vice                      1997      83,430     11,400          10,200           --             1,676
  President                           1996      81,300     13,250           9,800           --            --


                                       ALL OTHER
NAME AND POSITION                   COMPENSATION($)
-------------------------------  ---------------------
Michael E. McKee...............           --
  President and Chief                     --
  Executive Officer                       --
Collette E. Maxwell............           --
  Executive Vice                          --
  President                               --

------------------------

(1) Consists of directors fees. Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.

(2) Represents the total value of the award of shares of restricted stock on December 1, 1997 in the following amounts: Mr. McKee, 4,950 shares; Mrs. Maxwell, 4,950 shares. For both Mr. McKee and Mrs. Maxwell, 750 shares will vest ratably over a five-year period and 4,200 shares will vest ratably over a ten-year period subject to accelerated vesting of an additional 10% per year for each year that financial goals established by the Board of Directors are achieved. At March 31, 1998, the value of the unvested restricted stock awards were: Mr. McKee, $136,125; Mrs. Maxwell, $136,125. Dividends, if any, will be paid on the restricted stock.

EMPLOYMENT AGREEMENTS

    In connection with First Federal's conversion from a federal mutual savings and loan association to a federal capital stock savings and loan association, First Federal entered into employment agreements with Michael E. McKee and Collette E. Maxwell. Such employment agreements have a term of three years. Additionally, on the anniversary of the commencement date of such agreement, the term of such agreement may be extended by the Board of Directors for an additional year, unless the individual notifies First Federal of his or her intention to terminate the agreement. The agreements are terminable by First Federal for "cause" (as defined in the agreements) at any time or in certain events specified by applicable regulations. The agreements also provide for a severance payment if employment is terminated following a "change in control." This payment, which will be made promptly after any "change in control," will be equal to 2.99 times the average annual compensation paid to each individual during the five years immediately preceding the "change in control." The term "change in control" is defined in the agreements as, among other things, any time during the period of employment when a "change in control" is deemed to have occurred under OTS regulations or a change in the composition of more than a majority of the Board of Directors of First Federal. Under current provisions of the Code, First Federal would not be subject to any penalty tax on the payment under the agreements. Based upon the 1998 compensation levels for Mr. McKee and Mrs. Maxwell, the aggregate payment which would have been payable under the terms of the agreements had a change in control occurred in 1997 were $342,953 and $298,402, respectively.

    First Federal entered into a salary continuation agreement with Mr. McKee, effective March 16, 1994, which provides for the payment of $4,500 per month for a period of 180 months following Mr. McKee's termination of employment on or after the date he attains age 65. In the event of Mr. McKee's earlier termination of employment, the vested portion of the salary continuation benefit would be payable to Mr. McKee over 180 months. Vesting under the agreement is determined as follows: 25% on the effective date of the agreement plus 2.5% for each six months of employment with First Federal thereafter. In the event of Mr. McKee's termination of employment by reason of his death or disability, the agreement provides for the payment of his vested benefit, but not less than $2,500 per month, over 180 months. In 1997 the agreement was amended to provide for accelerated vesting upon a change in control of First Federal.

    First Federal has also entered into a salary continuation agreement with Mrs. Maxwell, effective March 16, 1994, which provides for the payment of $3,375 per month for a period of 180 months following Mrs. Maxwell's termination of employment on or after the date she attains age 65. In the event of Mrs. Maxwell's earlier termination of employment, the vested portion of the salary continuation benefit would be payable to Mrs. Maxwell over 180 months. Vesting under the agreement is determined as follows: 25% on the effective date of the agreement plus 2.0% for each six months of employment with First Federal thereafter. In the event of Mrs. Maxwell's termination of employment by reason of her death or disability, the agreement provides for the payment of her vested benefit, but not less than $1,667 per month, over 180 months. In 1997, the agreement was amended to provide for accelerated vesting upon a change in control of First Federal.

    The salary continuation agreements are unfunded and unsecured obligations of First Federal. The discounted present value of vested benefits is accrued as a liability by First Federal.

OPTIONS GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock option grants to the named executive officers during the year ended March 31, 1998.

                                                                                      PERCENT OF
                                                                 NUMBER OF           TOTAL OPTIONS
                                                                SECURITIES            GRANTED TO
                                                                UNDERLYING           EMPLOYEES IN     EXERCISE   EXPIRATION
NAME                                                        OPTIONS GRANTED(#)        FISCAL YEAR     PRICE($)      DATE
--------------------------------------------------------  -----------------------  -----------------  ---------  -----------
Michael E. McKee........................................               140                    33%     $  19.625     5/21/07
Collette E. Maxwell.....................................               140                    33%     $  19.625     5/21/07

AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

    The following information with respect to options exercised during the fiscal year ended March 31, 1998 and remaining unexercised at the end of the fiscal year, is presented for the named executive officers.

                                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                       SHARES                                                            AT FISCAL YEAR END($)(1)
                                     ACQUIRED ON          VALUE       ------------------------------  ------------------------------
NAME                                EXERCISE (#)       REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------  -----------------  ---------------  -----------  -----------------  -----------  -----------------
Michael E. McKee................         --                --             10,809          --           $ 224,396          --
Collette E. Maxwell.............         --                --              8,854          --             180,688          --

------------------------

(1) The value of unexercised in-the-money options is calculated based on the market price for Big Sky Common Stock as of March 31, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Big Sky is therefore prohibited from making any new loans or extensions of credit to Big Sky's executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of Big Sky's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires Big Sky's executive officers and directors, and persons who own more than 10% of any registered class of Big Sky's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish Big Sky with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms it has received, Big Sky believes that during fiscal 1998 all filing requirements applicable to its reporting officers, directors and greater than 10% beneficial owners were properly and timely complied with.

                        INDEPENDENT AUDITORS OF BIG SKY

    Deloitte & Touche LLP served as Big Sky's auditors for the fiscal year ending March 31, 1998. Because of the pending Merger, Big Sky's Board of Directors has not appointed auditors to serve for the fiscal year ending March 31, 1999. If the Merger is not completed, the Big Sky Board anticipates that it will appoint Deloitte & Touche LLP as auditors for the current fiscal year. A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement if he or she so desires.

                                 OTHER MATTERS

    It is not expected that any matters other than those described in this Proxy Statement/ Prospectus will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the Big Sky proxy to vote such proxy in accordance with the determination of a majority of the Big Sky Board, as the case may be, including, without limitation, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement or otherwise.

                                    EXPERTS

    The consolidated balance sheets of Sterling as of December 31, 1997 and 1996 and June 30, 1996 and the consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995 incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph describing changes in the methods of accounting for the transfer and servicing of financial assets and liabilities, mortgage servicing rights, impairment of long-lived assets and impaired loans, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Big Sky Bancorp, Inc. and subsidiary as of March 31, 1998 and 1997 and for each of the three years ended March 31, 1998 included in this Proxy Statement/ Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

    If the Merger is consummated, Big Sky will not hold an annual meeting of stockholders in 1999. In the event a 1999 annual meeting of Stockholders is held, stockholder proposals must be received by Big Sky at its headquarters
office not later than         , 1999 and must satisfy the conditions established
by the SEC for stockholder proposals to be included in Big Sky's proxy materials for that meeting.

                                 LEGAL MATTERS

    The validity of the Sterling Common Stock to be issued in the Merger has been passed upon by Witherspoon, Kelley, Davenport & Toole, P.S. Witherspoon, Kelley, Davenport & Toole, P.S. and Breyer & Aguggia LLP will be passing upon certain tax matters for Big Sky in connection with the Merger.

                                                                      APPENDIX A

                  INFORMATION CONCERNING BIG SKY BANCORP, INC.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

ASSET AND LIABILITY MANAGEMENT

    Big Sky has employed various strategies intended to minimize the adverse effect of interest-rate risk on future operations by more closely matching the repricing frequency of its assets and liabilities at a level determined to be prudent by management. Big Sky's Asset/Liability Management Policies generally seek to increase the interest rate sensitivity of Big Sky's interest-earning assets by shortening their repricing intervals and maturities, and to reduce the interest rate sensitivity of its interest-bearing liabilities by increasing their repricing intervals and maturities.

    Big Sky's Asset/Liability Management Committee meets periodically to review market conditions and implement strategies designed to manage the balance between asset and liability interest rate sensitivity. These strategies generally include restructuring Big Sky's balance sheet, new product development and product promotion through marketing. Because interest rate risk management involves all areas of operation of Big Sky, the responsibilities of the Asset/Liability Management Committee also include savings, checking and loan product development, pricing and marketing, and supervision and investment of liquid assets.

PRICING POLICY

    Liability pricing is established by senior management of Big Sky. Treasury yield information, other relevant money market rate data, prior period deposit activity and a survey of local deposit rates are reviewed before Big Sky's rates are adjusted. Funding requirements for the acquisition of assets are also considered in setting deposit rates and in determining the mix of liabilities to be used to fund asset growth.

INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

    Big Sky, like other financial institutions, is subject to interest rate risk to the extent that its interest-bearing liabilities reprice on a different basis than its interest-earning assets. On August 23, 1993, the OTS issued a regulation which would add an interest rate risk component to the risk capital standards (the "final IRR rule"). Institutions with a greater than normal interest rate risk exposure will be required to take a deduction from the total capital available to meet their risk based capital requirement. That deduction is equal to one-half of the difference between Big Sky's actual measured exposure as defined by the regulation. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital. Although no such deduction was required as a result of Big Sky's most recent regulatory examination, a deduction may be required as a result of future examinations.

    The following table presents First Federal's NPV at March 31, 1998, as calculated by the OTS, based on information provided to the OTS by First Federal.

                INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE

                                                             NPV AS % OF PV OF ASSETS
CHANGE IN INTEREST    NET PORTFOLIO VALUE
  RATE IN BASIS     ------------------------                 ------------------------
      POINTS         $ AMOUNT     $ CHANGE      % CHANGE      NPV RATIO     CHANGE
------------------  -----------  -----------  -------------  -----------  -----------
                     (DOLLARS IN THOUSANDS)
        400 bp           6,707       (3,708)          (36)%       11.32%        (485)bp
        300 bp           7,753       (2,662)          (26)%       12.78%        (338)bp
        200 bp           8,860       (1,555)          (15)%       14.26%        (190)bp
        100 bp           9,748         (667)           (6)%       15.38%         (79)bp
          0 bp          10,415                                    16.17%
       (100)bp          10,732          317             3%        16.48%          31bp
       (200)bp          10,795          381             4%        16.46%          29bp
       (300)bp          11,019          604             6%        16.64%          47bp
       (400)bp          11,409          994            10%        17.02%          85bp

YIELDS EARNED AND RATES PAID

    The earnings of Big Sky depend largely on the spread between the yield on interest-earning assets (primarily loans and investments) and the cost of interest-bearing liabilities (primarily deposit accounts and borrowings), as well as the relative size of Big Sky's interest-earning asset and interest-bearing liability portfolios.

    During the year ended March 31, 1998, average total assets increased $2.84 million, or 4.68%, to $63.51 million in 1998 from $60.67 million in 1997.

    The average weighted balance of loans decreased by $248,000, to $37.07 million in 1998 from $37.32 million in 1997.

    The average weighted balance of mortgage-backed securities increased by $4.5 million, to $7.99 million in 1998 from $3.54 million in 1997. The increase was due to the purchase of $5 million of CMOs which were funded by advances from the FHLB-Seattle.

    The average investment securities portfolio decreased $1.36 million or 9.89%, to $12.39 million in 1998 from $13.75 million in 1997.

    Total interest-earning assets increased by $2.74 million, or 4.72%, to $60.81 million in 1998 from $58.07 million in 1997.

    Total deposits and other interest-bearing liabilities increased by $1.84 million, to $53.38 million in 1998 from $51.54 million in 1997.

    The yield on average interest-earning assets decreased 9 basis points, to 7.87% for the year ending March 31, 1998, from 7.96% for the year ending March 31, 1997. The average cost of funds increased 15 basis points, to 4.88% for 1998, from 4.73% for 1997.

    Net interest income decreased $6,000, or .27%, to $2.18 million in 1998 from $2.19 million in 1997.

    Big Sky's interest rate spread (difference between yield on interest-earning assets and average cost of interest-bearing liabilities) decreased 24 basis points, to 2.99% in 1998 from 3.23% in 1997.

    The net interest margin (net interest income as a percentage of average interest-earning assets) decreased 18 basis points, to 3.58% in 1998 from 3.76% in 1997.

    The following tables set forth, for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities and net interest margin. Average balances for a period have been calculated using the average of month-end balances during such period. Such average balances are considered to be representative of the average daily balance for each period presented.

    Average consolidated statements of financial position and analysis of net interest spreads were as follows:

                                                           YEAR ENDED MARCH 31,
                                   --------------------------------------------------------------------
                                                 1996                               1997
                                   ---------------------------------  ---------------------------------
                                               INTEREST                           INTEREST
                                    AVERAGE       AND       YIELD/     AVERAGE       AND       YIELD/
                                    BALANCE    DIVIDEND      COST      BALANCE    DIVIDEND      COST
                                   ---------  -----------  ---------  ---------  -----------  ---------
                                                          (DOLLARS IN THOUSANDS)
Interest-earning assets(1):

Loans............................  $  39,795   $   3,535        8.88% $  37,315   $   3,335        8.94%
Mortgage-backed securities.......      3,492         250        7.16      3,538         259        7.32
Investment securities............     11,043         608        5.51     13,752         798        5.80
Daily interest-bearing deposits
  and other earning assets.......      4,506         280        6.21      3,463         230        6.64
                                   ---------  -----------  ---------  ---------  -----------  ---------
Total interest-earning assets....     58,836       4,673        7.94     58,068       4,622        7.96
Non interest-earning assets......      2,582                              2,602
                                   ---------                          ---------
Total assets.....................  $  61,418                          $  60,670
                                   ---------                          ---------
                                   ---------                          ---------
Interest-bearing liabilities:

Total deposits and other
  interest-bearing liabilities...  $  52,680       2,540        4.82% $  51,538   $   2,437        4.73%
                                              -----------  ---------             -----------  ---------
Non interest-bearing
  liabilities....................      2,479                              2,129
                                   ---------                          ---------
Total liabilities................     55,159                             53,667
                                   ---------                          ---------
Stockholders' equity.............      6,259                              7,003
                                   ---------                          ---------
Total liabilities and
  stockholders' equity...........  $  61,418                          $  60,670
                                   ---------                          ---------
                                   ---------                          ---------
Net interest income..............              $   2,133                          $   2,185
                                              -----------                        -----------
                                              -----------                        -----------
Interest rate spread.............                               3.12%                              3.23%
Net interest margin..............                               3.63%                              3.76%
Ratio of average interest-earning
  assets to average
  interest-bearing liabilities...                             111.69%                            112.67%


                                                  1998                      AT
                                   ----------------------------------    MARCH 31,
                                                INTEREST                   1998
                                    AVERAGE        AND       YIELD/    -------------
                                    BALANCE     DIVIDEND      COST      YIELD/ COST
                                   ----------  -----------  ---------  -------------

Interest-earning assets(1):
Loans............................  $   37,067   $   3,250        8.77%        8.26%
Mortgage-backed securities.......       7,985         556        6.96         6.67
Investment securities............      12,392         746        6.02         5.89
Daily interest-bearing deposits
  and other earning assets.......       3,365         234        6.95         6.36
                                   ----------  -----------  ---------          ---
Total interest-earning assets....      60,809       4,786        7.87         7.48
Non interest-earning assets......       2,698
                                   ----------
Total assets.....................  $   63,507
                                   ----------
                                   ----------
Interest-bearing liabilities:
Total deposits and other
  interest-bearing liabilities...  $   53,378   $   2,607        4.88%        4.98%
                                               -----------  ---------          ---
Non interest-bearing
  liabilities....................       2,550
                                   ----------
Total liabilities................      55,928
                                   ----------
Stockholders' equity.............       7,579
                                   ----------
Total liabilities and
  stockholders' equity...........  $   63,507
                                   ----------
                                   ----------
Net interest income..............               $   2,179
                                               -----------
                                               -----------
Interest rate spread.............                                2.99%        2.50%
Net interest margin..............                                3.58%        3.10%
Ratio of average interest-earning
  assets to average
  interest-bearing liabilities...                              113.92%

------------------------------

(1) Does not include interest on loans 90 days or more past due.

RATE/VOLUME ANALYSIS

                                       1997 COMPARED TO 1996                           1998 COMPARED TO 1997
                                        INCREASE (DECREASE)                             INCREASE (DECREASE)
                           ----------------------------------------------  ----------------------------------------------
                                                      RATE/                                           RATE/
                             RATE       VOLUME       VOLUME        NET       RATE       VOLUME       VOLUME        NET
                           ---------  -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                                                               (IN THOUSANDS)
Interest-earning assets:

Loans(1).................  $      23   $    (221)   $      (2)  $    (200) $     (64)  $     (22)   $       1   $     (85)
Mortgage-backed
  securities.............          5           3            1           9        (13)        326          (16)        297
Investment securities....         32         150            8         190         30         (79)          (3)        (52)
Daily interest-bearing
  deposits and other
  earning assets.........         19         (65)          (4)        (50)        11          (6)          (1)          4
                           ---------       -----        -----   ---------  ---------       -----        -----   ---------
Total net change in
  income on
  interest-earning
  assets.................  $      79   $    (133)   $       3         (51) $     (36)  $     219    $     (19)        164
                           ---------       -----        -----   ---------  ---------       -----        -----   ---------
                           ---------       -----        -----              ---------       -----        -----

Interest-bearing
  liabilities:
Total net change in
  expense on
  interest-bearing
  liabilities............  $     (48)  $     (56)   $       1        (103) $      78   $      88    $       4         170
                           ---------       -----        -----   ---------  ---------       -----        -----   ---------
                           ---------       -----        -----              ---------       -----        -----
Net change in net
  interest income........                                       $      52                                       $      (6)
                                                                ---------                                       ---------
                                                                ---------                                       ---------

------------------------

(1) Does not include interest on loans 90 days or more past due.

LIQUIDITY

    Big Sky's primary sources of funds are deposits, amortization and prepayment of loan principal (including mortgage-backed securities) and, to a lesser extent, maturities of investment securities and short-term investments and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by interest rates, general economic conditions, and competition. Big Sky attempts to price its deposits to meet its asset/ liability objectives discussed above, consistent with local market conditions. Excess balances are invested in overnight funds. In addition, Big Sky is eligible to borrow funds from the FHLB-Seattle. Big Sky is required to maintain cash and certain investment securities in an amount equal to 4% of its deposit accounts and short-term borrowings. Big Sky's liquidity position at March 31, 1998 was 17.98%, as compared to 19.56% at March 31, 1997.

CAPITAL RESOURCES

    At March 31, 1998, First Federal Savings and Loan Association met all capital requirements of the Office of Thrift Supervision ("OTS"). First Federal exceeded the minimum capital requirements for tangible, core and risk-based capital by $6.45 million, $5.52 million and $5.60 million, respectively. (See
Note 12 of the Notes to Financial Statements for further discussion of these capital requirements.)

RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED MARCH 31, 1998 TO THE YEAR ENDED MARCH 31, 1997

    NET INCOME. Net income increased by $187,000, or 48.57%, to $572,000 in 1998 from $385,000 in 1997.

    Income for 1997, however, was substantially reduced by an industrywide assessment to help recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"). There was no corresponding one-time SAIF assessment in 1998.

    Excluding the one-time SAIF charge in 1997, net income for 1998 decreased by $24,000, or 4.03%, to $572,000, as compared to $596,000 for 1997.

    INTEREST INCOME. Total interest income increased by $164,000, or 3.55%, to $4.79 million in 1998 from $4.62 million in 1997.

    Interest and fees on loans receivable decreased by $85,000, or 2.55%, to $3.25 million in 1998 from $3.34 million in 1997, partially as a result of a reduction of $200,000, or .54%, in average balances of loans receivable, to $37.1 million in 1998, from $37.3 million in 1997.

    Interest on investment securities decreased by $52,000, or 6.52%, to $746,000 in 1998 from $798,000 in 1997, primarily as a result of a decrease in the average balances of the portfolio, together with a decrease in the yields available for such securities. The average balances of the investment portfolio decreased by $1.4 million, or 10.1%, to $12.4 million in 1998 from $13.8 million in 1997.

    Interest on mortgage-backed securities increased by $297,000, or 114.67%, to $556,000 in 1998 from $259,000 in 1997, primarily as a result of a $4.45 million, or 125.7%, increase in average balances of the mortgage-backed securities portfolio, to $7.99 million in 1998 from $3.54 million in 1997. The increase was due to the purchase of $5 million of collateralized mortgage obligations ("CMOs") which were funded by FHLB advances.

    FHLB stock dividends and other income increased by $4,000, or 1.7%, to $234,000 in 1998, as compared to $230,000 in 1997.

    Interest expense increased by $170,000, or 6.98%, to $2.61 million in 1998 from $2.44 million in 1997, primarily as a result of a $1.9 million, or 3.6%, increase in the average balances of total deposits and other interest-bearing liabilities, to $53.4 million in 1998 from $51.5 million in 1997.

    LOAN LOSS RESERVES. The provision for loan losses decreased by $11,000, or 26.83%, to $30,000 in 1998, as compared to $41,000 in 1997.

    The allowance for loan losses was increased by $26,000, or 5.12%, to $534,000 at March 31, 1998 from $508,000 at March 31, 1997. The allowance for loan losses as a percentage of total loans increased to 1.52% at March 31, 1998 from 1.44% at March 31, 1997.

    The allowance is based upon management's consideration of current and anticipated economic conditions which may affect the ability of the borrowers in the loan portfolio to repay the loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral. The allowance for potential loan losses was continued by management as a prudent risk-management strategy, as First Federal has historically maintained loan loss reserves at lower levels than many peer group and other financial institutions.

    NON-INTEREST INCOME. Non-interest income decreased by $38,000, or 18%, to $ 179,000 in 1998 from $217,000 in 1997, primarily as a result of a $46,000 gain on the sale of investment securities in 1997. There was no corresponding gain on sale of investment securities in 1998.

    Income from loan fees and service charges remained the same at $74,000 for 1998 and 1997.

    Rental income decreased $4,000, or 4.44%, to $86,000 in 1998 from $90,000 in 1997.

    Other income increased by $12,000, to $19,000 in 1998 from $7,000 in 1997.

    OTHER EXPENSE. Total other expense decreased by $385,000, or 22.24%, to $1.35 million in 1998, as compared to $1.73 million in 1997, primarily as a result of a one-time assessment of $345,000 to recapitalize the SAIF in 1997. No similar assessments were incurred in 1998.

    Excluding the SAIF assessment in 1997, total other expense decreased by $40,000 in 1998, as compared to 1997.

    FDIC/SAIF insurance expense decreased by $61,000, or 53.51%, to $53,000 in 1998 from $114,000 in 1997.

    Advertising expense decreased by $5,000, or 10.64%, to $42,000 in 1998 from $47,000 in 1997.

    Outside services decreased by $4,000, or 3.70%, to $104,000 in 1998 from 108,000 in 1997.

    Salaries and benefits increased by $8,000, or 1.17%, to $691,000 in 1998 from $683,000 in 1997.

    Occupancy expense increased by $9,000, or 4.89%, to $193,000 in 1998, as compared to $184,000 in 1997.

    Other expense increased by $13,000, or 5.20%, to $263,000 in 1998, as compared to $250,000 in 1997, primarily as a result of an increase of $20,000 for professional consulting and securities counsel fees. The increase in other expense was partially offset by a $3,000 decrease in officer travel expense.

    INCOME TAXES. Income tax expense increased $165,000, or 67.35%, to $410,000 in 1998 from $245,000 in 1997.

COMPARISON OF THE YEAR ENDED MARCH 31, 1997 TO THE YEAR ENDED MARCH 31, 1996

    NET INCOME. Net income decreased by $530,000, or 57.92%, to $385,000 in 1997 from $915,000 in 1996.

    Income for 1997 was substantially reduced by an industrywide assessment to help recapitalize the SAIF of the FDIC, and income for 1996 reflected a one-time gain resulting from the sale of an office building.

    Excluding the one-time SAIF charges in 1997 and the gain on sale of the office building in 1996, net income for 1997 was $596,000, as compared to $538,000 for 1996, an increase of 9.58%.

    INTEREST INCOME. Total interest income decreased by $51,000, or 1.09%, to $4.62 million in 1997 from $4.67 million in 1996.

    Interest and fees on loans receivable decreased by $200,000, or 5.66%, to $3.34 million in 1997 from $3,535,000 in 1996, primarily as a result of a reduction of $2.5 million, or 6.3%, in average balances of loans receivable, to $37.3 million in 1997, from $39.8 million in 1996.

    Interest on investment securities increased by $190,000, or 31.25%, to $798,000 in 1997 from $608,000 in 1996, primarily as a result of a $2.8 million, or 25.5%, increase in average balances of the investment portfolio, to $13.8 million in 1997 from $11.0 million in 1996.

    Interest on mortgage-backed securities increased by $9,000, or 3.60%, to $259,000 in 1997 from $250,000 in 1996, primarily as a result of a $50,000, or
1.4%, increase in average balances of the mortgage-backed securities portfolio, to $3.54 million in 1997 from $3.49 million in 1996.

    FHLB stock dividends and other income decreased by $50,000, or 17.9%, to $230,000 in 1997, as compared to $280,000 in 1996, primarily as a result of a $1.0 million, or 22.2%, decrease in average balances of daily interest-bearing deposits and other earning assets, to $3.5 million in 1997 from $4.5 million in 1996.

    Interest expense decreased by $103,000, or 4.06%, to $2.44 million in 1997 from $2.54 million in 1996, primarily as a result of a $1.14 million, or 2.2%, decrease in the average balances of total deposits and other interest-bearing liabilities, to $51.5 million in 1997 from $52.7 million in 1996.

    LOAN LOSS RESERVES. The provision for loan losses decreased by $2,000, or 4.65%, to $41,000 in 1997, as compared to $43,000 in 1996.

    The allowance for loan losses was increased by $40,000, or 8.55%, to $508,000 at March 31, 1997 from $468,000 at March 31, 1996. The allowance for loan losses as a percentage of total loans increased to 1.44% at March 31, 1997 from 1.25% at March 31, 1996.

    The allowance is based upon management's consideration of current and anticipated economic conditions which may affect the ability of the borrowers in the loan portfolio to repay the loans. Management also reviews individual loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral. The allowance for potential loan losses was continued by management as a prudent risk-management strategy, as First Federal has historically maintained loan loss reserves at lower levels than many peer group and other financial institutions.

    NON-INTEREST INCOME. Non-interest income decreased by $650,000, or 75%, to $217,000 in 1997 from $867,000 in 1996, primarily as a result of a one-time industrywide assessment of $345,000 to recapitalize the SAIF in 1997, and a $616,000 gain on the sale of office premises and equipment in 1996.

    Income from loan fees and service charges decreased $12,000, or 13.95%, to $74,000 in 1997 from $86,000 in 1996.

    Rental income decreased $25,000, or 21.74%, to $90,000 in 1997 from $115,000 in 1996, primarily as a result of the sale of office property in 1996 and the loss of rental income generated by that property.

    Income of $46,000 resulting from gain on sale of investments was recognized in 1997. No gains on sale of investments were recorded in 1996.

    Other income decreased by $43,000, or 86%, to $7,000 in 1997 from $50,000 in 1996. There were two primary reasons for the reduction in other income in 1997, as compared to 1996.

    First, a $27,000 accounting gain on sale of REO was recognized in 1996, and no comparable accounting gain on the sale of REO was recognized in 1997. Also, an accrual of $7,500, which was established in 1995 for estimated appraisal costs connected with the dissenters' rights issue resulting from the reorganization of the institution into the holding company form of ownership, was reversed in 1996, thereby increasing other income for that year.

    OTHER EXPENSE. Total other expense increased by $270,000, or 18.48%, to $1.73 million in 1997, as compared to $1.46 million in 1996, primarily as a result of a one-time assessment of $345,000 to recapitalize the SAIF in 1997. No similar assessments were incurred in 1996.

    The increase in total other expense was partially offset by a reduction of $15,000 in salaries and benefits, a reduction in occupancy expense of $28,000, a decrease in FDIC/SAIF insurance of $30,000 and a reduction in advertising and other expense of $7,000 in 1997, as compared to 1996. Expense for outside services increased by $5,000, or 4.85%, to $108,000 in 1997, as compared to $103,000 in 1996.

    INCOME TAXES. Income tax expense decreased $336,000, or 57.83%, to $245,000 in 1997 from $581,000 in 1996.

GENERAL

    EFFECT OF INFLATION AND CHANGING PRICES. The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP") which requires the measurement of financial position and operating results in terms of historical dollars, without considering the changes in relative purchasing power of money over time due to inflation. The primary impact of inflation on operations of First Federal is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                                                                      APPENDIX B

                      BIG SKY BANCORP, INC. AND SUBSIDIARY
              CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE
                     THREE YEARS ENDED MARCH 31, 1998, AND
                          INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of
  Big Sky Bancorp, Inc.:

    We have audited the accompanying consolidated balance sheets of Big Sky Bancorp, Inc. and subsidiary (the "Company") as of March 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Big Sky Bancorp, Inc. and subsidiary as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Portland, Oregon
May 8, 1998

                             BIG SKY BANCORP, INC.

                          CONSOLIDATED BALANCE SHEETS

                            MARCH 31, 1998 AND 1997

                                                                                         1998           1997
                                                                                     -------------  -------------
                                                     ASSETS

Cash, including interest-bearing accounts of $5,820,000 and $1,813,000.............  $   7,029,000  $   3,017,000
Investment securities available for sale, at fair value, cost $141,000 and
  $134,000.........................................................................        547,000        359,000
Mortgage-backed securities available for sale, at fair value, cost $7,527,000 and
  $7,402,000.......................................................................      7,651,000      7,420,000
Investment securities held to maturity, at amortized cost, fair value $7,810,000
  and $12,911,000..................................................................      7,825,000     13,273,000
Mortgage-backed securities held to maturity, at amortized cost, fair value $484,000
  and $606,000.....................................................................        458,000        575,000
Loans receivable, net..............................................................     35,042,000     35,315,000
Accrued interest receivable........................................................        320,000        315,000
Federal Home Loan Bank stock, at cost..............................................      2,012,000      1,862,000
Premises and equipment.............................................................      1,255,000      1,335,000
Prepaid expenses and other assets..................................................        129,000        101,000
                                                                                     -------------  -------------
TOTAL..............................................................................  $  62,268,000  $  63,572,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits.........................................................................  $  47,770,000  $  50,072,000
  Advances from borrowers for taxes and insurance..................................        497,000        527,000
  Advances from the Federal Home Loan Bank of Seattle..............................      5,000,000      5,000,000
  Accrued expenses and other liabilities...........................................        314,000        161,000
  Deferred taxes...................................................................        740,000        638,000
                                                                                     -------------  -------------
      Total liabilities............................................................     54,321,000     56,398,000
                                                                                     -------------  -------------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value--authorized 1,500,000 shares; issued, 323,721 and
    308,721 shares; outstanding, 308,721 shares....................................          3,000          3,000
  Additional paid-in capital.......................................................        922,000        610,000
  Unrealized appreciation on securities available for sale, net of tax.............        325,000        149,000
  Retained earnings................................................................      6,984,000      6,412,000
  Unearned compensation--MRDP......................................................       (287,000)      --
                                                                                     -------------  -------------
      Total stockholders' equity...................................................      7,947,000      7,174,000
                                                                                     -------------  -------------
TOTAL..............................................................................  $  62,268,000  $  63,572,000
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

                             BIG SKY BANCORP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
INTEREST INCOME:
  Loans receivable......................................................  $  3,250,000  $  3,335,000  $  3,535,000
  Investment securities.................................................       746,000       798,000       608,000
  Mortgage-backed securities............................................       556,000       259,000       250,000
  FHLB stock dividends and other........................................       234,000       230,000       280,000
                                                                          ------------  ------------  ------------
      Total interest income.............................................     4,786,000     4,622,000     4,673,000

INTEREST EXPENSE........................................................     2,607,000     2,437,000     2,540,000
                                                                          ------------  ------------  ------------
      Net interest income...............................................     2,179,000     2,185,000     2,133,000

PROVISION FOR LOAN LOSSES...............................................       (30,000)      (41,000)      (43,000)
                                                                          ------------  ------------  ------------
      Net interest income after provision for loan losses...............     2,149,000     2,144,000     2,090,000
                                                                          ------------  ------------  ------------
OTHER INCOME:
  Rental income.........................................................        86,000        90,000       115,000
  Loan fees and service charges.........................................        74,000        74,000        86,000
  Gain on sale of investments and mortgage-backed securities available
    for sale............................................................       --             46,000       --
  Gain on sale of premises and equipment................................       --            --            616,000
  Other.................................................................        19,000         7,000        50,000
                                                                          ------------  ------------  ------------
      Total other income................................................       179,000       217,000       867,000
                                                                          ------------  ------------  ------------
OTHER EXPENSE:
  Salaries and employee benefits........................................       691,000       683,000       698,000
  Occupancy.............................................................       193,000       184,000       212,000
  FDIC insurance........................................................        53,000       114,000       144,000
  SAIF assessment.......................................................       --            345,000       --
  Outside services......................................................       104,000       108,000       103,000
  Advertising...........................................................        42,000        47,000        52,000
  Other.................................................................       263,000       250,000       252,000
                                                                          ------------  ------------  ------------
      Total other expense...............................................     1,346,000     1,731,000     1,461,000
                                                                          ------------  ------------  ------------
INCOME BEFORE INCOME TAXES..............................................       982,000       630,000     1,496,000

INCOME TAX EXPENSE......................................................       410,000       245,000       581,000
                                                                          ------------  ------------  ------------
NET INCOME..............................................................  $    572,000  $    385,000  $    915,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
NET INCOME PER SHARE:
  Basic.................................................................  $       1.85  $       1.25  $       2.99
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  Diluted...............................................................  $       1.72  $       1.18  $       2.84
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See notes to consolidated financial statements.

                             BIG SKY BANCORP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                                                                           UNREALIZED
                                                                          GAIN (LOSS)
                                                                               ON
                                          COMMON STOCK       ADDITIONAL    SECURITIES     UNEARNED
                                     ----------------------    PAID-IN     AVAILABLE    COMPENSATION    RETAINED
                                      SHARES      AMOUNT       CAPITAL      FOR SALE     UNDER MRDP     EARNINGS       TOTAL
                                     ---------  -----------  -----------  ------------  -------------  -----------  -----------
BALANCE, APRIL 1, 1995.............    305,398   $   3,000    $ 540,000    $   49,000    $   --        $ 5,112,000  $ 5,704,000
Net income.........................     --          --           --            --            --            915,000      915,000
Stock options exercised, 2,346
  shares issued at $5 per share....      2,346      --           20,000        --            --            --            20,000
Unrealized gain on securities
  available for sale, net of tax...     --          --           --           112,000        --            --           112,000
Adjustment of stockholder
  redemption price from $14.38 to
  $13.63 per share.................     --          --           45,000        --            --            --            45,000
                                     ---------  -----------  -----------  ------------  -------------  -----------  -----------
BALANCE, MARCH 31, 1996............    307,744       3,000      605,000       161,000        --          6,027,000    6,796,000
Net income.........................     --          --           --            --            --            385,000      385,000
Stock options exercised, 977 shares
  issued at $5 per share...........        977      --            5,000        --            --            --             5,000
Unrealized loss on securities
  available for sale, net of tax...     --          --           --           (12,000)       --            --           (12,000)
                                     ---------  -----------  -----------  ------------  -------------  -----------  -----------
BALANCE, MARCH 31, 1997............    308,721       3,000      610,000       149,000        --          6,412,000    7,174,000
Net income.........................     --          --           --            --            --            572,000      572,000
Shares allocated for MRDP..........     --          --          312,000        --            --            --           312,000
Unearned compensation-- MRDP.......     --          --           --            --           (287,000)      --          (287,000)
Unrealized gain on securities
  available for sale, net of tax...     --          --           --           176,000        --            --           176,000
                                     ---------  -----------  -----------  ------------  -------------  -----------  -----------
BALANCE, MARCH 31, 1998............    308,721   $   3,000    $ 922,000    $  325,000    $  (287,000)  $ 6,984,000  $ 7,947,000
                                     ---------  -----------  -----------  ------------  -------------  -----------  -----------
                                     ---------  -----------  -----------  ------------  -------------  -----------  -----------

                See notes to consolidated financial statements.

                             BIG SKY BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income.........................................................  $     572,000  $     385,000  $     915,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization....................................         78,000         66,000         72,000
    Deferred taxes...................................................        (10,000)        67,000        123,000
    MRDP compensation expense........................................         25,000       --             --
    Provision for loan losses........................................         30,000         41,000         43,000
    Gain on sale of premises and equipment...........................       --             --             (616,000)
    Gain on sale of real estate owned................................       --             --              (27,000)
    Gain on sale of investments and mortgage-backed securities
      available for sale.............................................       --              (46,000)      --
    Federal Home Loan Bank stock dividend............................       (150,000)      (137,000)      (115,000)
    Cash provided (used) by changes in operating assets and
      liabilities:
      Accrued interest receivable....................................         (5,000)         7,000       --
      Prepaid expenses and other assets..............................        (28,000)        10,000        106,000
      Accrued expenses and other liabilities.........................        152,000          6,000        (67,000)
      Deferred loan fees, net........................................         94,000         91,000         14,000
                                                                       -------------  -------------  -------------
        Net cash provided by operating activities....................        758,000        490,000        448,000
                                                                       -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Principal repayments on loans......................................      6,103,000      7,547,000      6,409,000
  Loan originations..................................................     (5,953,000)    (5,584,000)    (4,075,000)
  Principal repayments on mortgage-backed securities available for
    sale.............................................................        374,000        315,000        282,000
  Purchase of mortgage-backed securities available for sale..........       (500,000)    (5,111,000)      --
  Principal repayments on mortgage-backed securities held to
    maturity.........................................................        120,000        113,000        115,000
  Proceeds from maturity of investment securities....................      8,990,000      2,500,000      4,350,000
  Purchase of investment securities held to maturity.................     (3,540,000)    (2,540,000)    (6,749,000)
  Purchase of investment securities available for sale...............         (7,000)        (7,000)      --
  Proceeds from sale of investment securities available for sale.....       --              101,000       --
  Purchase of premises and equipment.................................         (1,000)       (76,000)      (694,000)
  Proceeds from sale of premises and equipment.......................       --             --            1,566,000
  Proceeds from sale of real estate owned............................       --             --               41,000
                                                                       -------------  -------------  -------------
        Net cash provided (used) by investing activities.............      5,586,000     (2,742,000)     1,245,000
                                                                       -------------  -------------  -------------


                                                                                                       (CONTINUED)

                                 See notes to consolidated financial statements.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in deposit accounts due on demand.....................  $  (1,320,000) $    (195,000) $  (1,977,000)
  Net increase (decrease) in certificates accounts...................       (982,000)    (2,576,000)     2,497,000
  Net decrease in advances from borrowers for taxes and insurance....        (30,000)       (23,000)        (7,000)
  Proceeds from exercise of stock options............................                         5,000         20,000
  Stockholder redemption.............................................       --             --             (820,000)
  Proceeds from Federal home Loan Bank borrowings....................       --            5,000,000       --
                                                                       -------------  -------------  -------------
        Net cash provided (used) by financing activities.............     (2,332,000)     2,211,000       (287,000)
                                                                       -------------  -------------  -------------

NET INCREASE (DECREASE) IN CASH......................................  $   4,012,000  $     (41,000) $   1,406,000

CASH, BEGINNING OF YEAR..............................................      3,017,000      3,058,000      1,652,000
                                                                       -------------  -------------  -------------
CASH, END OF YEAR....................................................  $   7,029,000  $   3,017,000  $   3,058,000
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Fair value adjustment to investment and mortgage-backed securities
    available for sale...............................................  $     288,000  $     (20,000) $     183,000
  Income tax effect related to fair value adjustment.................       (112,000)        (8,000)       (71,000)
  Loans arising from sale of real estate owned.......................       --             --              235,000
  Adjustment of stockholder redemption accrual.......................       --             --              (45,000)
  Cash paid during the year for:
    Interest.........................................................      2,605,000      2,428,000      2,541,000
    Income taxes.....................................................        378,000        178,000        520,000

                                                                     (CONCLUDED)

                See notes to consolidated financial statements.

                             BIG SKY BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The consolidated financial statements include the accounts of Big Sky Bancorp, Inc. and its wholly-owned subsidiary, First Federal Savings and Loan Association of Montana ("FFSL of Montana") (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated.

    USE OF ACCOUNTING ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that result in estimates which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH includes amounts on hand, due from banks and interest-bearing deposits in other banks with original maturities of 90 days or less. Interest Income on loans and investments is accrued as earned unless the collectibility of the interest is in doubt, at which time the accrual of interest ceases and a reserve for any nonrecoverable accrued interest is established and charged against operations. Premiums or discounts on loans and mortgage-backed securities purchased or sold are amortized or accreted on a level-yield basis.

    INTEREST INCOME on loans and investments is accrued as earned unless the collectibility of the interest is in doubt, at which time the accrual of interest ceases and a reserve for any nonrecoverable accrued interest is established and charged against operations. Premiums or discounts on loans and mortgage-backed securities purchased or sold are amortized or accreted on a level-yield basis.

    DEFERRED LOAN FEES--Loan origination fee income, net of the direct costs of underwriting, processing, and closing loans, is deferred and accreted to interest income by the level-yield method over the life of the loan.

    SALE OF LOANS--The Company sells certain loans or participating interests in loans to generate servicing income and to provide funds for additional lending. At March 31, 1998 and 1997, management had determined that there were no loans in the Company's portfolio which were held for sale.

    Under servicing agreements, the Company retains the servicing on loans sold and agrees to remit to the investor loan principal and interest at agreed-upon rates. These rates generally differ from the loan's contractual interest rate resulting in a yield differential. Income as a result of this yield differential is deferred and recorded when received due to uncertainties in the prepayment and discount assumptions used for the calculation of a yield differential asset. The effect of deferring this income is not material to the accompanying financial statements.

    REAL ESTATE OWNED ("REO") includes properties acquired through foreclosure that are transferred into REO at the lower of cost or fair value which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in the REO reserve for losses. The amount the Company will ultimately recover from REO may differ substantially from the amounts used in arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for the sale of the property. There was no REO at March 31, 1998 and 1997.

    ALLOWANCE FOR LOAN LOSSES is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The allowance is provided based upon

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, loan delinquency trends, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured.

    The detailed analysis includes techniques to estimate the fair value of loan collateral and the existence of potential alternative sources of repayment. The appropriate allowance level is estimated based upon factors and trends identified by management at the time consolidated financial statements are prepared.

    The Company accounts for the impairment on loans in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, and SFAS No. 118, an amendment of SFAS No. 114. This statement requires each impaired loan, within its scope, to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value, less expected costs of disposal, of the collateral if the loan is collateral dependent.

    INVESTMENT SECURITIES--The Company accounts for investment securities in accordance with the provisions of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. This statement requires debt and equity securities to be segregated into the following three categories: trading, held to maturity, and available for sale. The Company does not engage in the trading of debt or equity securities.

    Investments classified as held to maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold such securities to maturity. There are very limited circumstances under which securities in the held to maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the investment portfolios if any market valuation differences are deemed to be other than temporary.

    Securities not classified as either trading or held to maturity are considered to be available for sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Net unrealized gains and losses for available for sale securities are excluded from earnings and reported net of tax in a separate component of stockholders' equity until realized.

    PREMISES AND EQUIPMENT are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives as follows:

                                                                     15 - 39
Buildings and improvements....................................         years
Furniture and equipment.......................................  3 - 10 years

    INCOME TAXES--The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES, which requires the use of the asset and liability method in accounting for income taxes and eliminates on a prospective basis the former exemption from provision of deferred income taxes related to thrift bad debt reserves.

    STOCK-BASED COMPENSATION--The Company accounts for stock compensation using the intrinsic value method as prescribed in Accounting Principles Board APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Under the intrinsic value based method, compensation cost for

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) stock options is measured as the excess, if any, of the quoted market price of the stock at grant date over the amount an employee must pay to acquire the stock. Stock options granted have no intrinsic value at the grant date, and under APB No. 25 there is no compensation cost to be recognized.

    Effective April 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The fair value approach measures compensation costs based on factors such as the term of the option, the market price at grant date, and the option exercise price, with expense recognized over the vesting period. See Note 15 for the pro forma effect on net income and earnings per share ("EPS"), as if the fair value method encouraged by SFAS No. 123 were used.

    NET INCOME PER SHARE--The Company adopted SFAS No. 128, EARNINGS PER SHARE, effective December 31, 1997. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires the dual presentation of basic and diluted EPS on the face of the income statement. This statement requires restatement of all prior period EPS data presented. See Note 14 for required disclosures under this statement.

2. INTEREST RATE RISK MANAGEMENT

    Strategies used by the Company to minimize its exposure to interest rate fluctuations include origination and purchase of adjustable-rate mortgage loans and adjustable-rate mortgage-backed securities and the sale of fixed-rate residential mortgage loan production, depending on management's assessment of the need to retain such loans to maintain the portfolio during periods of significant prepayment activity.

    At March 31, 1998, the Company had interest-earning assets of $60,035,000 having a weighted effective yield of 7.48%. Interest-bearing liabilities totaled $52,771,000 with a weighted effective cost of 4.98%. At March 31, 1998, interest-sensitive assets of $13,213,000 and interest-sensitive liabilities of $33,015,000 mature or reprice within one year.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

3. SECURITIES AVAILABLE FOR SALE

    Securities available for sale classified by type and contractual maturity date, consist of the following:

                                                                               MARCH 31, 1998
                                                       ---------------------------------------------------------------
                                                        AMORTIZED    UNREALIZED   UNREALIZED
                                                           COST         GAINS       LOSSES      FAIR VALUE    YIELD*
                                                       ------------  -----------  -----------  ------------  ---------
Investment securities:
  Equity securities:
    Mutual Fund......................................  $    132,000   $  --        $   5,000   $    127,000       5.50%
    FHLMC stock......................................         9,000     411,000       --            420,000      42.90
                                                       ------------  -----------  -----------  ------------  ---------
                                                            141,000     411,000        5,000        547,000       7.88
                                                       ------------  -----------  -----------  ------------  ---------
Mortgage-backed securities:
  U.S. Government and agency obligations:
    Due after one but within five years..............       268,000      11,000       --            279,000       8.66
    Due after five but within ten years..............       954,000      32,000       --            986,000       7.00
    After ten years..................................       701,000      20,000       --            721,000       7.03
                                                       ------------  -----------  -----------  ------------  ---------
                                                          1,923,000      63,000       --          1,986,000       7.24
                                                       ------------  -----------  -----------  ------------  ---------
Collateralized mortgage obligations:
  U.S. Government and agency obligations:
    Due after five but within ten years..............       496,000      --           --            496,000       5.75
    Due after ten years..............................     5,108,000      61,000       --          5,169,000       6.60
                                                       ------------  -----------  -----------  ------------  ---------
                                                          5,604,000      61,000       --          5,665,000       6.52
                                                       ------------  -----------  -----------  ------------  ---------
                                                       $  7,668,000   $ 535,000    $   5,000   $  8,198,000       6.73%
                                                       ------------  -----------  -----------  ------------  ---------
                                                       ------------  -----------  -----------  ------------  ---------

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

3. SECURITIES AVAILABLE FOR SALE (CONTINUED)

                                                                               MARCH 31, 1997
                                                       ---------------------------------------------------------------
                                                        AMORTIZED    UNREALIZED   UNREALIZED
                                                           COST         GAINS       LOSSES      FAIR VALUE    YIELD*
                                                       ------------  -----------  -----------  ------------  ---------
Investment securities:
  Equity securities:
    Mutual Fund......................................  $    125,000   $  --        $   8,000   $    117,000       5.46%
    FHLMC stock......................................         9,000     233,000       --            242,000      37.02
                                                       ------------  -----------  -----------  ------------  ---------
                                                            134,000     233,000        8,000        359,000       7.57
                                                       ------------  -----------  -----------  ------------  ---------
Mortgage-backed securities:
  U.S. Government and agency obligations:
    Due after one but within five years..............       373,000      12,000       --            385,000       8.69
    Due after five but within ten years..............       190,000       9,000       --            199,000       9.25
    After ten years..................................     1,236,000      36,000       --          1,272,000       7.17
                                                       ------------  -----------  -----------  ------------  ---------
                                                          1,799,000      57,000       --          1,856,000       7.70
                                                       ------------  -----------  -----------  ------------  ---------
Collateralized mortgage obligations:
  U.S. Government and agency obligations:
    Due after one but within five years..............       493,000      --            9,000        484,000       5.75
    Due after ten years..............................     5,110,000      --           30,000      5,080,000       6.60
                                                       ------------  -----------  -----------  ------------  ---------
                                                          5,603,000      --           39,000      5,564,000       6.52
                                                       ------------  -----------  -----------  ------------  ---------
                                                       $  7,536,000   $ 290,000    $  47,000   $  7,779,000       6.82%
                                                       ------------  -----------  -----------  ------------  ---------
                                                       ------------  -----------  -----------  ------------  ---------

------------------------

*   Weighted average yield at March 31.

    Expected maturities on mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

    At March 31, 1998 and 1997, accrued interest on investment securities available for sale was $62,000 and $60,000, respectively. Accrued interest on mortgage-backed securities available for sale was $30,000 and $31,000 at March 31, 1998 and 1997, respectively.

    Proceeds from sale of investment securities available for sale were zero, $101,000, and zero during the years ended March 31, 1998, 1997, and 1996, respectively. Realized gains and losses on those sales were zero, $46,000, and zero, respectively.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

4. SECURITIES HELD TO MATURITY

    Securities held to maturity classified by type and contractual maturity date consist of the following:

                                                                                MARCH 31, 1998
                                                       -----------------------------------------------------------------
                                                        AMORTIZED    UNREALIZED   UNREALIZED
                                                           COST         GAINS       LOSSES      FAIR VALUE     YIELD*
                                                       ------------  -----------  -----------  ------------  -----------
Investment securities:
  U.S. Government and agency obligations:
    Due within one year..............................  $    750,000   $  --        $   2,000   $    748,000        5.02%
    Due after one but within five years..............     1,000,000       2,000       --          1,002,000        6.31
    Due after five but within ten years..............     5,250,000      --           13,000      5,237,000        5.81
    Due after ten years..............................       250,000      --            4,000        246,000        7.04
                                                       ------------  -----------  -----------  ------------         ---
                                                          7,250,000       2,000       19,000      7,233,000        5.84
                                                       ------------  -----------  -----------  ------------         ---
Certificates of deposit:
  Due within one year................................       100,000      --           --            100,000        5.85
  Due after five but within ten years................        95,000      --           --             95,000        6.13
  Due after ten years................................        95,000      --           --             95,000        7.00
                                                       ------------  -----------  -----------  ------------         ---
                                                            290,000      --           --            290,000        6.32
                                                       ------------  -----------  -----------  ------------         ---
Municipal obligations**:
  Due after one but within five years................       185,000      --            1,000        184,000        6.37
  Due after five but within ten year.................       100,000       3,000       --            103,000        7.68
                                                       ------------  -----------  -----------  ------------         ---
                                                            285,000       3,000        1,000        287,000        6.83
                                                       ------------  -----------  -----------  ------------         ---
Mortgage-backed securities:
  U.S. Government and agency obligations:
    Due after ten years..............................       458,000      26,000       --            484,000        7.92
                                                       ------------  -----------  -----------  ------------         ---
                                                       $  8,283,000   $  31,000    $  20,000   $  8,294,000        6.02%
                                                       ------------  -----------  -----------  ------------         ---
                                                       ------------  -----------  -----------  ------------         ---

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

4. SECURITIES HELD TO MATURITY (CONTINUED)

                                                                              MARCH 31, 1997
                                                    -------------------------------------------------------------------
                                                      AMORTIZED    UNREALIZED   UNREALIZED
                                                        COST          GAINS       LOSSES      FAIR VALUE      YIELD*
                                                    -------------  -----------  -----------  -------------  -----------
Investment securities:
  U.S. Government and agency obligations:
    Due within one year...........................  $   1,000,000   $  --        $   8,000   $     992,000        4.32%
    Due after one but within five years...........      5,949,000      --           85,000       5,864,000        6.25
    Due after five but within ten years...........      5,500,000      --          252,000       5,248,000        5.87
    Due after ten years...........................        249,000      --           12,000         237,000        7.25
                                                    -------------  -----------  -----------  -------------         ---
                                                       12,698,000      --          357,000      12,341,000        5.91
                                                    -------------  -----------  -----------  -------------         ---
Certificates of deposit:
  Due within one year.............................        100,000      --           --             100,000        5.20
  Due after one but within five years.............        190,000      --           --             190,000        9.00
                                                    -------------  -----------  -----------  -------------         ---
                                                          290,000      --           --             290,000        7.69
                                                    -------------  -----------  -----------  -------------         ---
Municipal obligations**:
  Due after one but within five years.............        185,000      --            4,000         181,000        6.37
  Due after five but within ten year..............        100,000      --            1,000          99,000        7.68
                                                    -------------  -----------  -----------  -------------         ---
                                                          285,000      --            5,000         280,000        6.83
                                                    -------------  -----------  -----------  -------------         ---
Mortgage-backed securities:
  U.S. Government and agency obligations:
    Due after ten years...........................        575,000      31,000       --             606,000        7.76
                                                    -------------  -----------  -----------  -------------         ---
                                                    $  13,848,000   $  31,000    $ 362,000   $  13,517,000        6.06%
                                                    -------------  -----------  -----------  -------------         ---
                                                    -------------  -----------  -----------  -------------         ---

------------------------

 *  Weighted average yield at March 31.

** The yield was adjusted to reflect tax equivalent yields on nontaxable investment income.

    There were no sales of securities held to maturity during the years ended March 31, 1998, 1997, or 1996. Expected maturities on mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

5. LOANS RECEIVABLE

    Loans consisted of the following at March 31:

                                                                     1998           1997
                                                                 -------------  -------------
Conventional...................................................  $  34,116,000  $  34,520,000
FHA and VA.....................................................        492,000        540,000
Consumer and other.............................................      1,400,000      1,145,000
                                                                 -------------  -------------
                                                                    36,008,000     36,205,000
                                                                 -------------  -------------
Less:
  Deferred loan fees, net......................................        284,000        295,000
  Allowance for loan losses....................................        534,000        508,000
  Undisbursed loans in process.................................        140,000         79,000
  Unearned discounts...........................................          8,000          8,000
                                                                 -------------  -------------
                                                                       966,000        890,000
                                                                 -------------  -------------
      Loans receivable, net....................................  $  35,042,000  $  35,315,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    Loans by maturity or repricing date were as follows at March 31:

                                                                     1998           1997
                                                                 -------------  -------------
Adjustable rate loans:
  Due within one year..........................................  $   3,131,000  $   7,953,000
  After one but within five years..............................        365,000        557,000
                                                                 -------------  -------------
                                                                     3,496,000      8,510,000
                                                                 -------------  -------------
Fixed rate loans:
  Due within one year..........................................      3,412,000        626,000
  After one but within five years..............................      1,879,000      1,845,000
  After five but within ten years..............................      5,027,000      3,925,000
  After ten years..............................................     22,194,000     21,299,000
                                                                 -------------  -------------
                                                                    32,512,000     27,695,000
                                                                 -------------  -------------
                                                                 $  36,008,000  $  36,205,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    The Company serviced loans for others totaling $1,944,000 and $2,443,000 at March 31, 1998 and 1997, respectively. These loan balances are not included in the balance sheets as they are not assets of the Company.

    As of March 31, 1998, the Company was in compliance with regulatory limitations on loans to one borrower.

    At March 31, 1998 and 1997, accrued interest on loans were $209,000 and $215,000, respectively.

    Over 99% of the mortgage loans in the portfolio at March 31, 1998 and 1997, were secured by property located in western Montana.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

5. LOANS RECEIVABLE (CONTINUED)
    Aggregate loans to officers and directors, all of which are current, consist of the following for the years ended March 31:

                                                            1998        1997         1996
                                                         ----------  -----------  -----------
Beginning balance......................................  $  665,000  $   745,000  $   912,000
Originations...........................................      75,000      124,000       50,000
Principal repayments...................................     (61,000)    (204,000)    (217,000)
                                                         ----------  -----------  -----------
                                                         $  679,000  $   665,000  $   745,000
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

6. ALLOWANCE FOR LOAN LOSSES

    An analysis of the changes in the allowance for loan losses is as follows for the years ended March 31:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Balance, beginning of period.............................  $  508,000  $  468,000  $  425,000
  Loans charged off......................................      (5,000)     (2,000)     --
  Recoveries.............................................       1,000       1,000      --
                                                           ----------  ----------  ----------
    Net charge-offs......................................      (4,000)     (1,000)     --
  Provision for loan losses..............................      30,000      41,000      43,000
                                                           ----------  ----------  ----------
Balance, end of period...................................  $  534,000  $  508,000  $  468,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

7. PREMISES AND EQUIPMENT

    Premises and equipment consisted of the following at March 31:

                                                                        1998          1997
                                                                    ------------  ------------
Buildings and improvements........................................  $  1,463,000  $  1,463,000
Furniture and equipment...........................................       826,000       825,000
                                                                    ------------  ------------
                                                                       2,289,000     2,288,000
Less accumulated depreciation.....................................     1,224,000     1,143,000
                                                                    ------------  ------------
                                                                       1,065,000     1,145,000
Land..............................................................       190,000       190,000
                                                                    ------------  ------------
                                                                    $  1,255,000  $  1,335,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    During the year ended March 31, 1996, the Company completed its agreement to sell its Southside Missoula office, including specified personal property, for $1,600,000, which resulted in the recognition of a gain of $616,000 as reported in the consolidated statements of income.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

8. DEPOSITS

    Deposit accounts consisted of the following:

                                                AVERAGE                     AVERAGE
                                               INTEREST      MARCH 31,     INTEREST      MARCH 31,
ACCOUNT TYPE                                     RATE          1998          RATE          1997
--------------------------------------------  -----------  -------------  -----------  -------------
Checking accounts...........................       2.00%   $   4,260,000       2.10%   $   4,491,000
Money market................................        4.04         776,000        2.07         880,000
Savings and passbook accounts...............        3.05       8,556,000        2.99       9,540,000
Certificate accounts........................        5.65      34,178,000        5.49      35,161,000
                                                           -------------               -------------
                                                           $  47,770,000               $  50,072,000
                                                           -------------               -------------
                                                           -------------               -------------
Weighted average interest rate..............                       4.83%                       4.65%
                                                           -------------               -------------
                                                           -------------               -------------

    Deposit accounts as of March 31, 1998, mature as follows:

Less than one year.............................................  $33,015,000
One year to two years..........................................    3,266,000
Two years to three years.......................................    2,267,000
Three years to four years......................................      --
Four years to five years.......................................    9,222,000
                                                                 -----------
                                                                 $47,770,000
                                                                 -----------
                                                                 -----------

    Interest expense by deposit type for the years ended March 31 consisted of the following:

                                                          1998          1997          1996
                                                      ------------  ------------  ------------
Checking and money market accounts..................  $    121,000  $    120,000  $    125,000
Savings and passbook accounts.......................       276,000       292,000       337,000
Certificate accounts................................     1,957,000     2,002,000     2,059,000
                                                      ------------  ------------  ------------
                                                      $  2,354,000  $  2,414,000  $  2,521,000
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

    Certificates of deposit in amounts of $100,000 or more totaled $4,983,000 and $3,867,000 at March 31, 1998 and 1997, respectively.

9. BORROWINGS WITH THE FEDERAL HOME LOAN BANK OF SEATTLE

    Current borrowings with the Federal Home Loan Bank of Seattle ("FHLB") consist of FHLB credit line advances.

    As a member of the FHLB, the Company may receive advances on its credit line up to 20% of total Company assets. At March 31, 1998 and 1997, credit line advances of $5,000,000 were outstanding at interest rates of 5.39% and 5.04%, respectively. Advances are due on June 3, 2002.

    Under the Cash Management Advance Program (the "Program") which was approved on April 26, 1996, the Company has a credit line available to meet immediate liquidity needs. The Program credit line

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

9. BORROWINGS WITH THE FEDERAL HOME LOAN BANK OF SEATTLE (CONTINUED) represents 5% of total Company assets and is a subset of the Company's total credit line with FHLB. There was no outstanding balance at March 31, 1998 or 1997.

    FHLB credit lines are collateralized as provided for in the Advance, Pledge, and Security Agreements with the FHLB, by FHLB stock owned by the Company, deposits with the FHLB, and certain mortgages or deeds of trust securing such properties as provided in the agreements with the FHLB.

10. INCOME TAXES

    The provision for income taxes consisted of the following for the years ended March 31:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Current provision........................................  $  308,000  $  185,000  $  426,000
Deferred provision.......................................     102,000      60,000     155,000
                                                           ----------  ----------  ----------
                                                           $  410,000  $  245,000  $  581,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Reconciliations between income taxes computed at statutory rates and income taxes included in the statements of income were as follows for the years ended March 31:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Federal income taxes computed at statutory rates.........  $  311,000  $  198,000  $  508,000
State taxes, net of federal income tax benefit...........      44,000      30,000      70,000
Other, net...............................................      55,000      17,000       3,000
                                                           ----------  ----------  ----------
  Income tax expense included in the statements of
    income...............................................  $  410,000  $  245,000  $  581,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

10. INCOME TAXES (CONTINUED)
    The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at March 31 are presented below:

                                                                        1998          1997
                                                                    -------------  -----------
Deferred tax assets:
  Loan loss reserve...............................................  $     208,000  $   197,000
  Deferred loan fees..............................................        106,000      115,000
  Other...........................................................         13,000        3,000
                                                                    -------------  -----------
                                                                          327,000      315,000
Deferred tax liabilities:
  Accumulated depreciation........................................       (172,000)    (159,000)
  Unrealized appreciation on securities available for sale........       (206,000)     (94,000)
  FHLB stock dividends............................................       (546,000)    (488,000)
  Tax qualified loan loss reserve.................................       (130,000)    (163,000)
  Other...........................................................        (13,000)     (49,000)
                                                                    -------------  -----------
                                                                       (1,067,000)    (953,000)
                                                                    -------------  -----------
    Net deferred tax liabilities..................................  $    (740,000) $  (638,000)
                                                                    -------------  -----------
                                                                    -------------  -----------

    For the fiscal year ended March 31, 1996 and years prior, the Company determined bad debt expense to be deducted from taxable income based on 8% of taxable income before such deduction as provided by a provision in the Internal Revenue Code ("IRC"). In August 1996, the provision in the IRC allowing the 8% of taxable income deduction was repealed. Accordingly, the Company is required to use the write-off method to record bad debt in the current period and must recapture the excess reserve accumulated from April 1, 1987 to March 31, 1996 from use of the 8% method ratably over a six-taxable year period. The income tax provision from 1987 to 1996 included an amount for the tax effect on such excess reserves. In each of the periods ended March 31, 1998 and 1997, $95,000 of the deferred tax liability for bad debt deductions, taken in prior periods, was recaptured.

    There was no valuation allowance for deferred tax assets as of March 31, 1998 or 1997.

11. PENSION PLAN

    The Company has a noncontributory defined benefit retirement plan (the "Plan") for substantially all employees as a participant in an industrywide plan, the Financial Institutions Retirement Fund (the "Fund").

    The Fund was fully funded for the Plan year beginning July 1, 1990, resulting in the suspension of the Company's contributions for periods subsequent to the Plan year ended June 30, 1991. Since the Company is a member of the Fund, it is not practicable to determine the Company's portion of net assets available for vested or nonvested benefits as of March 31, 1998 and 1997.

    The Company also has entered into salary continuation agreements with certain executives, which provide each executive with 180 consecutive monthly benefit payments to commence upon retirement. As of March 31, 1998, the vested and accrued portion of these benefits was $85,000. Using a discount rate of

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

11. PENSION PLAN (CONTINUED)
6%, the estimated present value of total future benefit payments as of March 31, 1998 was approximately $486,000. In the event of a change in control, executives shall become fully vested and are entitled to 180 monthly benefit payments to commence upon attaining age 65.

12. REGULATORY CAPITAL REQUIREMENTS

    The Company is not subject to any regulatory capital requirements. FFSL of Montana, however, is subject to various regulatory capital requirements administered by the Office of Thrift Supervision ("OTS"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FFSL of Montana must meet specific capital guidelines that involve quantitative measures of FFSL of Montana's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. FFSL of Montana's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk, weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require FFSL of Montana to maintain minimum amounts and ratios of total capital to risk-weighted assets, of core capital to total assets, and tangible capital to tangible assets (set forth in the table below). Management believes FFSL of Montana meets all capital adequacy requirements to which it is subject as of March 31, 1998.

    As of March 31, 1998 and 1997, the most recent notification from the OTS categorized FFSL of Montana as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," FFSL of Montana must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

12. REGULATORY CAPITAL REQUIREMENTS (CONTINUED)
    FFSL of Montana's actual and required minimum capital amounts and ratios are presented in the following table:

                                                                                                 CATEGORIZED AS "WELL
                                                                                                  CAPITALIZED" UNDER
                                                                             FOR CAPITAL           PROMPT CORRECTIVE
                                                      ACTUAL              ADEQUACY PURPOSES        ACTION PROVISION
                                              -----------------------  -----------------------  -----------------------
                                                 AMOUNT       RATIO       AMOUNT       RATIO       AMOUNT       RATIO
                                              ------------  ---------  ------------  ---------  ------------  ---------
AS OF MARCH 31, 1998
  Total Capital:
    (To Risk Weighted Assets)...............  $  7,709,000      29.3%  $  2,108,000       8.0%  $  2,635,000      10.0%
  Core or Tier I Capital:
    (To Risk Weighted Assets)...............     7,377,000      28.0%           N/A        N/A     1,581,000       6.0%
  Core Capital:
    (To Total Assets).......................     7,377,000      11.9%     1,853,000       3.0%     3,088,000       5.0%
  Tangible Capital:
    (To Tangible Assets)....................     7,377,000      11.9%       926,000       1.5%           N/A        N/A

AS OF MARCH 31, 1997
  Total Capital:
    (To Risk Weighted Assets)...............  $  7,078,000      25.9%  $  2,183,000       8.0%  $  2,729,000      10.0%
  Core or Tier I Capital:
    (To Risk Weighted Assets)...............     6,735,000      24.7%           N/A        N/A     1,637,000       6.0%
  Core Capital:
    (To Total Assets).......................     6,735,000      10.6%     1,900,000       3.0%     3,167,000       5.0%
  Tangible Capital:
    (To Tangible Assets)....................     6,735,000      10.6%       950,000       1.5%           N/A        N/A

    The following table is a reconciliation of FFSL of Montana's capital, calculated according to generally accepted accounting principles (GAAP), to regulatory tangible and risk-based capital at March 31, 1998:

Equity..........................................................  $ 7,702,000
Unrealized securities gain......................................      325,000
                                                                  -----------
    Tangible capital............................................    7,377,000
General valuation allowance.....................................      332,000
                                                                  -----------
    Total capital...............................................  $ 7,709,000
                                                                  -----------
                                                                  -----------

    At periodic intervals, the OTS and the Federal Deposit Insurance Corporation ("FDIC") examine the Company's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on their examinations, the regulators can direct that the Company's financial statements be adjusted in accordance with their findings. A future examination by the OTS or the FDIC could include a review of certain transactions or other amounts reported in the Company's 1998 financial statements. In view of the uncertain regulatory environment in which the Company operates, the extent, if any, to which a

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

12. REGULATORY CAPITAL REQUIREMENTS (CONTINUED) forthcoming regulatory examination may ultimately result in adjustments to the 1998 financial statements cannot presently be determined.

    On September 30, 1996, the United States Congress passed and the President signed into law the omnibus appropriations package (C.R.), including the Bank Insurance Fund/Savings Association Insurance Fund ("BIF/SAIF") and Regulatory Burden Relief packages. Included in this legislation was a requirement for SAIF-insured institutions to recapitalize the SAIF insurance fund through a one-time special assessment to be paid within 60 days of the first of the month following the enactment. The FDIC was charged with the ultimate responsibility of determining the specific assessment, which was determined to be 65.7 basis points of the March 31, 1995 SAIF deposit assessment base. As the Company is insured by the SAIF, the assessment resulted in a pre-tax charge to other expenses of $345,000 for the year ended March 31, 1997, based on the SAIF assessment base of $52.4 million as of March 31, 1995.

13. STOCKHOLDERS' EQUITY

    STOCKHOLDER REDEMPTION--In fiscal 1995, in connection with the formation of Big Sky Bancorp, Inc., holders of 85,602 common shares elected to redeem such shares at fair market value. Holders of 25,400 shares accepted the Company's offer of $14.375 per share and the shares were redeemed at a total cost of $366,000. Holders of 60,202 shares dissented with the Company's determination of fair market value. In fiscal 1996, based upon a per share fair market value of $13.625 as determined by an independent appraiser and approved by the OTS, the holders redeemed the remaining shares for $831,000 which included interest accrued from the date of formation, net of expenses.

    LIQUIDATION ACCOUNT--Upon conversion from a federal mutual savings and loan association to a federal capital stock savings and loan association, a liquidation account was established in the amount of $1,774,000, which is equal to its net worth as of September 30, 1991. The liquidation account will be maintained for the benefit of eligible deposit account holders as of June 30, 1991, who continue to maintain their deposit accounts in the Company after conversion. The liquidation account will be reduced annually to the extent the eligible deposit account holders have reduced their qualifying account. The interest in the liquidation account would never be increased despite any increase in the related deposit account after the conversion. Only in the event of a complete liquidation, each eligible deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance before any liquidation distribution may be made with respect to common stock.

    The Company may not declare or pay a cash dividend on or repurchase any of its common stock if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS.

14. EARNINGS PER SHARE

    Effective March 31, 1997, the Company adopted SFAS No. 128 which requires all companies whose capital structure include convertible securities and options to make a dual presentation of basic and diluted earnings per share.

    Basic EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period, without considering any dilutive items. Diluted

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

14. EARNINGS PER SHARE (CONTINUED)
EPS is computed by dividing net income applicable to common stock by the weighted average number of common shares and common stock equivalents for items that are dilutive, net of shares assumed to be repurchased using the treasury stock method at the average share price for the Company's common stock during the period. Common stock equivalents arise from assumed conversion of outstanding stock options. MRDP shares are not considered outstanding in the calculation of basic earnings per share until they are vested. Unvested MRDP shares are treated as options for the purpose of computing diluted earnings per share.

                                                                 YEARS ENDED MARCH 31,
                                                           ----------------------------------
                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Basic EPS computation:
  Numerator-net income DIVIDED BY........................  $  572,000  $  385,000  $  915,000
  Denominator-weighted average common shares
    outstanding..........................................     308,721     308,461     305,882
Basic EPS................................................  $     1.85  $     1.25  $     2.99
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------
Diluted EPS computation:
  Numerator-net income DIVIDED BY........................  $  572,000  $  385,000  $  915,000
  Denominator-weighted average common shares outstanding,
    PLUS.................................................     308,721     308,461     305,882
  Dilutive effect of stock options, PLUS.................      22,387      17,910      16,347
  Dilutive effect of MRDP shares.........................         603      --          --
                                                           ----------  ----------  ----------
    Weighted average common shares and common stock
      equivalents........................................     331,711     326,371     322,229
Diluted EPS..............................................  $     1.72  $     1.18  $     2.84
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Authorized nonvested MRDP shares amounted to 15,000 at March 31, 1998. Shares outstanding for 1998 do not include shares that were nonvested.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

15. STOCK-BASED AWARDS

    Under the 1992 Employee Stock Option (the Option Plan), the Company may grant options to purchase up to 39,100 shares of common stock to employees and directors at prices not less than the fair value at date of grant. Options are exercisable when granted and expire 10 years from the date of grant.

    Option activity under the plans was as follows:

                                                                                       WEIGHTED
                                                                                        AVERAGE
                                                                          NUMBER OF    EXERCISE
                                                                           SHARES        PRICE
                                                                         -----------  -----------
Outstanding, April 1, 1995.............................................      27,370    $    5.00
Granted................................................................      --           --
Exercised..............................................................       2,346         5.00
                                                                         -----------  -----------
Outstanding, April 1, 1996.............................................      25,024         5.00
Granted................................................................      11,730        15.00
Exercised..............................................................         977         5.00
                                                                         -----------  -----------
Outstanding, March 31, 1997............................................      35,777         8.28
Granted................................................................         977        19.63
Expired................................................................         977         5.00
                                                                         -----------  -----------
Outstanding, March 31, 1998............................................      35,777    $    8.62
                                                                         -----------  -----------
                                                                         -----------  -----------

    Additional information regarding options outstanding as of March 31, 1998 is as follows:

                                OPTIONS OUTSTANDING
                          --------------------------------
                             WEIGHTED AVG.                    OPTIONS EXERCISABLE
                               REMAINING                    ------------------------
 EXERCISE      NUMBER      CONTRACTUAL LIFE     EXERCISE      NUMBER      EXERCISE
  PRICES     OUTSTANDING         (YRS)            PRICE     EXERCISABLE     PRICE
-----------  -----------  -------------------  -----------  -----------  -----------
 $    5.00       23,070                4        $    5.00       23,070    $    5.00
     15.00       11,730                9            15.00       11,730        15.00
     19.63          977                9            19.63          977        19.63

    At March 31, 1998, there were no available shares for future grants under the Option Plan.

    ADDITIONAL STOCK PLAN INFORMATION--As discussed in Note 1, the Company continues to account for its stock-based awards using the intrinsic value method in accordance with Accounting Principles Board No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements.

    SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

15. STOCK-BASED AWARDS (CONTINUED)
Black-Scholes option pricing model with the following weighted average assumptions for fiscal years 1998 and 1997, respectively: expected life, 9 years and 4 years; stock volatility, 17.24% and 21.68% (1996 assumptions are not applicable as there were no stock options granted in that year); risk free interest rate, 6.72% and 6.69%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the accounting provisions of the new pronouncement had been adopted as of the beginning of 1996, 1997, and 1998, net income would have been decreased by zero, $45,000, and $9,000, respectively. Over the same periods, basic earnings per share would have decreased by zero, $.14, and $.02, respectively.

    MANAGEMENT RECOGNITION AND DEVELOPMENT PLAN--Under the 1997 Management Recognition and Development Plan (MRDP), 15,000 shares of Company stock were granted to the Board of Directors and management as compensation. Shares issued to the Board of Directors vest annually over a five year period from the grant date. Shares issued to management vest annually over a five to ten year period from the date of grant depending upon the achievement of certain financial goals as stipulated under the accelerated vesting provision.

    On August 1, 1997 the Company granted a total of 3,000 shares to the four outside members of the Board of Directors at $20.00 per share. On December 1, 1997 the Company granted 12,000 shares to the Company's management at $21.00 share. The value of the award, based on the estimated fair value of the stock at the date of grant, was recorded as an increase to additional paid-in capital and reduction to unearned compensation, which is amortized to expense as shares vest. In 1998 the Company recognized $25,000 of compensation expense related to the MRDP. In the event of a change of control, all forfeiture restrictions on granted stock shall lapse and the granted stock shall become fully vested.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

16. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated fair value of financial instruments is as follows at March 31, 1998 and 1997:

                                                                  1998                          1997
                                                      ----------------------------  ----------------------------
                                                        CARRYING                      CARRYING
                                                          VALUE       FAIR VALUE        VALUE       FAIR VALUE
                                                      -------------  -------------  -------------  -------------
ASSETS

Cash................................................  $   7,029,000  $   7,029,000  $   3,017,000  $   3,017,000
Investment securities available for sale............        547,000        547,000        359,000        359,000
Mortgage-backed securities available for sale.......      7,651,000      7,651,000      7,420,000      7,420,000
Investment securities held to maturity..............      7,825,000      7,810,000     13,273,000     12,911,000
Mortgage-backed securities held to maturity.........        458,000        484,000        575,000        606,000
Loans receivable, net...............................     35,042,000     36,909,000     35,315,000     36,472,000

LIABILITIES

Checking, money market, and passbook accounts.......     13,592,000     13,592,000     14,912,000     14,912,000
Certificate accounts................................     34,178,000     34,392,000     35,160,000     35,274,000
FHLB advances.......................................      5,000,000      4,880,000      5,000,000      4,867,000

    Fair value estimates, methods, and assumptions are set forth below.

    INVESTMENTS AND MORTGAGE-BACKED SECURITIES--Fair values were based on quoted market rates and dealer quotes.

    LOANS RECEIVABLE--Market prices were used to estimate the value of loans with similar characteristics to securities within the Company's mortgage-backed securities portfolio. Loans which did not have quoted market prices were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products; risk adjusted for credit concerns or dissimilar characteristics.

    No adjustment was made to the interest rates for changes in credit of performing loans for which there are no known credit concerns. Management believes that the risk factor embedded in the interest rates, along with the general reserves applicable to the loan portfolio for which there are no known credit concerns, result in a fair valuation of such loans.

    DEPOSITS--The fair value of deposits with no stated maturity such as noninterest-bearing demand deposits, savings, NOW accounts, and money market and checking accounts is equal to the amount payable on demand. The fair value of certificates of deposit was based on the discounted value of contractual cash flows. The discount rate was estimated using rates available in the local market.

    FHLB ADVANCE--The fair value is calculated based on the discounted value of the contractual cash flows. The discount rate used is the result of rates currently offered for debt with similar maturities.

    OTHER--The carrying value of other financial instruments was determined to be a reasonable estimate of their fair value.

    LIMITATIONS--The fair value estimates presented herein were based on pertinent information available to management as of March 31, 1998 and 1997. Although management was not aware of any factors that

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

16. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

    Fair value estimates were based on existing financial instruments without attempting to estimate the value of anticipated future business. The fair value has not been estimated for assets and liabilities that were not considered financial instruments. Significant assets and liabilities that were not financial instruments include deferred tax liabilities and premises and equipment.

17. PARENT COMPANY ONLY FINANCIAL INFORMATION

    Big Sky Bancorp, Inc. was formed on December 1, 1994. The following Big Sky Bancorp, Inc. (parent company only) financial information should be read in conjunction with the other notes to consolidated financial statements.

    The balance sheets at March 31, 1998 and 1997 are as follows:

                                                                        1998          1997
                                                                    ------------  ------------
ASSETS:

  Cash............................................................  $    240,000  $    283,000
  Investment in subsidiary........................................     7,702,000     6,885,000
  Other assets....................................................         8,000         8,000
                                                                    ------------  ------------
Total.............................................................  $  7,950,000  $  7,176,000
                                                                    ------------  ------------
                                                                    ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:

  Liabilities:
    Other liabilities.............................................  $      3,000  $      2,000
    Stockholders' equity..........................................     7,947,000     7,174,000
                                                                    ------------  ------------
Total.............................................................  $  7,950,000  $  7,176,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    The statements of income for the years ended March 31, 1998, 1997, and 1996 are as follows:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Other income:
  Equity in undistributed income of subsidiary...........  $  616,000  $  407,000  $  921,000
  Interest income from investments.......................       8,000       9,000      20,000
  Other nonoperating income..............................      --          --           8,000

Other expense:
  Interest and other.....................................      52,000      31,000      34,000
                                                           ----------  ----------  ----------
Net income...............................................  $  572,000  $  385,000  $  915,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                             BIG SKY BANCORP, INC.

                   YEARS ENDED MARCH 31, 1998, 1997, AND 1996

17. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)
    The statements of cash flows for the years ended March 31, 1998, 1997, and 1996 are as follows:

                                                                               1998         1997          1996
                                                                            -----------  -----------  ------------
Operating activities:
  Net income..............................................................  $   572,000  $   385,000  $    915,000
  Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed income of subsidiary........................     (616,000)    (407,000)     (921,000)
  Dividends received......................................................      --           --          1,135,000
  Cash provided (used) by changes in operating assets and liabilities:
      Other assets........................................................      --           --             (8,000)
      Other liabilities...................................................        1,000      (18,000)       15,000
      Franchise tax accrual...............................................      --            (1,000)        3,000
                                                                            -----------  -----------  ------------
        Net cash provided by (used in) operating activities...............      (43,000)     (41,000)    1,139,000
                                                                            -----------  -----------  ------------
Financing activities:
  Stockholder redemption..................................................      --           --           (831,000)
  Stock options exercised.................................................      --             4,000        12,000
                                                                            -----------  -----------  ------------
        Net cash provided by (used in) financing activities...............      --             4,000      (819,000)
                                                                            -----------  -----------  ------------
Net increase (decrease) in cash...........................................      (43,000)     (37,000)      320,000
Cash:
  Beginning of period.....................................................      283,000      320,000       --
                                                                            -----------  -----------  ------------
  End of period...........................................................  $   240,000  $   283,000  $    320,000
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------
Supplemental disclosures related to the statement of cash flows:
  Noncash activities:
    Adjustment of stockholder redemption accrual..........................  $   --       $   --       $     45,000

18. SUBSEQUENT EVENT

    On April 23, 1998, the Company entered into a definitive merger agreement ("Agreement") with Sterling Financial Corporation ("Sterling") pursuant to which the Company will be merged into Sterling and FFSL of Montana will be merged into Sterling's wholly-owned subsidiary, Sterling Savings Association. The Agreement provides that each share of the Company's common stock will be exchanged for
1.384 shares of Sterling common stock.

    Pursuant to the Agreement, the Company has agreed to pay Sterling a termination fee of $500,000 in the event the Agreement is terminated under certain conditions, including the failure of the Company's shareholders to approve the Agreement or if the Agreement is terminated as a result of a breach by the Company.

    Consummation of the merger is subject to several conditions, including receipt of applicable regulatory approval and approval of the Company's shareholders. Pending these approvals, completion of the merger transaction is anticipated by mid-Fall 1998.

                                  * * * * * *

                                                                      APPENDIX C

                          AGREEMENT AND PLAN OF MERGER
                 BY AND BETWEEN STERLING FINANCIAL CORPORATION
                                      AND
                             BIG SKY BANCORP, INC.

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ARTICLE I  THE MERGER...........................................................   C-5
                1.1 The Merger..................................................   C-5
                1.2 Effective Time..............................................   C-5
                1.3 Effects of the Merger.......................................   C-6
                1.4 Conversion of Big Sky Common Stock..........................   C-6
                1.5 Sterling Common Stock.......................................   C-7
                1.6 Options.....................................................   C-7
                1.7 Articles of Incorporation...................................   C-7
                1.8 Bylaws......................................................   C-7
                1.9 Directors and Officers......................................   C-7
                1.10 Tax Consequences............................................  C-7
                1.11 Accounting Treatment........................................  C-7

ARTICLE II  EXCHANGE OF SHARES..................................................   C-8
                2.1 Sterling to Make Shares Available...........................   C-8
                2.2 Exchange of Shares; Conversion of Options...................   C-8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BIG SKY..........................   C-9
                3.1 Corporate Organization......................................  C-10
                3.2 Capitalization..............................................  C-10
                3.3 Authority; No Violation.....................................  C-11
                3.4 Consents and Approvals......................................  C-12
                3.5 Loan Portfolio; Reports.....................................  C-12
                    Financial Statements; Exchange Act Filings; Books and
                3.6 Records.....................................................  C-13
                3.7 Broker's Fees...............................................  C-13
                3.8 Absence of Certain Changes or Events........................  C-14
                3.9 Legal Proceedings...........................................  C-14
                3.10 Taxes and Tax Returns....................................... C-14
                3.11 Employee Plans.............................................. C-15
                3.12 Certain Contracts........................................... C-16
                3.13 Agreements with Regulatory Agencies......................... C-17
                3.14 State Takeover Laws; Certificate of Incorporation........... C-17
                3.15 Environmental Matters....................................... C-17
                3.16 Reserves for Losses......................................... C-18
                3.17 Properties and Assets....................................... C-18
                3.18 Insurance................................................... C-19
                3.19 Compliance with Applicable Laws............................. C-19
                3.20 Loans....................................................... C-19
                3.21 Fairness Opinion............................................ C-20
                3.22 Tax and Accounting Treatment of Merger...................... C-20
                3.23 Undisclosed Liabilities..................................... C-20
                3.24 Big Sky Information......................................... C-20

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF STERLING..........................  C-20
                4.1 Corporate Organization......................................  C-20
                4.2 Capitalization..............................................  C-21
                4.3 Authority; No Violation.....................................  C-21
                4.4 Consent and Approvals.......................................  C-22
                4.5 Reports.....................................................  C-23
                    Financial Statements; Exchange Act Filings; Books and
                4.6 Records.....................................................  C-23

                                                                                  PAGE
                                                                                  ----
                4.7 Absence of Certain Changes or Events........................  C-24
                4.8 Compliance with Applicable Law..............................  C-24
                4.9 Employee Plans..............................................  C-24
                4.10 Agreements with Regulatory Agencies......................... C-24
                4.11 Tax and Accounting Treatment of Merger...................... C-24
                4.12 Legal Proceedings........................................... C-24
                4.13 Reserves for Losses......................................... C-25
                4.14 Broker's Fees............................................... C-25
                4.15 Taxes....................................................... C-25
                4.16 Sterling Information........................................ C-25

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS............................  C-26
                5.1 Covenants of Big Sky........................................  C-26
                5.2 Covenants of Sterling.......................................  C-28
                5.3 Merger Covenants............................................  C-28
                5.4 Employment and Other Agreements.............................  C-29

ARTICLE VI  ADDITIONAL AGREEMENTS...............................................  C-29
                6.1 Regulatory Matters..........................................  C-29
                6.2 Access to Information.......................................  C-30
                6.3 Stockholder Meetings........................................  C-31
                6.4 Legal Conditions to Merger..................................  C-31
                6.5 Stock Exchange Listing......................................  C-31
                6.6 Employees...................................................  C-31
                6.7 Indemnification.............................................  C-32
                6.8 Subsequent Interim and Annual Financial Statements..........  C-33
                6.9 Additional Agreements.......................................  C-33
                6.10 Advice of Changes........................................... C-33
                6.11 Current Information......................................... C-34
                    Execution and Authorization of Institution Merger
                6.12 Agreement................................................... C-34
                6.13 Change in Structure......................................... C-34
                6.14 Transaction Expenses of Big Sky............................. C-34
                6.15 Affiliate Agreements........................................ C-34

ARTICLE VII  CONDITIONS PRECEDENT...............................................  C-35
                    Conditions to Each Party's Obligation To Effect the
                7.1 Merger......................................................  C-35
                7.2 Conditions to Obligations of Sterling.......................  C-36
                7.3 Conditions to Obligations of Big Sky........................  C-36

ARTICLE VIII  TERMINATION AND AMENDMENT.........................................  C-37
                8.1 Termination.................................................  C-37
                8.2 Effect of Termination.......................................  C-38
                8.3 Amendment...................................................  C-38
                8.4 Extension; Waiver...........................................  C-39

ARTICLE IX  GENERAL PROVISIONS..................................................  C-39
                9.1 Closing.....................................................  C-39
                9.2 Nonsurvival of Representations, Warranties and Agreements...  C-39
                9.3 Expenses....................................................  C-39
                9.4 Notices.....................................................  C-39
                9.5 Interpretation..............................................  C-40
                9.6 Counterparts................................................  C-40
                9.7 Entire Agreement............................................  C-41

                                                                                  PAGE
                                                                                  ----
                9.8 Governing Law...............................................  C-41
                9.9 Enforcement of Agreement....................................  C-41
                9.10 Severability................................................ C-41
                9.11 Publicity................................................... C-41
                9.12 Assignment; Limitation of Benefits.......................... C-41

EXHIBITS

A          Form of Articles of Combination and Institution Merger Agreement
B          Big Sky Disclosure Schedule
C(1)       Form of Certificate of Merger
C(2)       Articles of Merger
D          Form of Agreement of Big Sky Affiliates
E          Stockholders Agreement

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of April 23, 1998 (this "Agreement"), is entered into by and between Sterling Financial Corporation, a Washington corporation ("Sterling") and Big Sky Bancorp, Inc., a Delaware corporation ("Big Sky").

    WHEREAS, the Boards of Directors of Sterling and Big Sky have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Big Sky will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the "Merger");

    WHEREAS, prior to the consummation of the Merger, Sterling and Big Sky will respectively cause Sterling Savings Association, a Washington State chartered savings and loan association and wholly-owned subsidiary of Sterling, and First Federal Savings and Loan Association of Montana ("First Federal"), a federally chartered savings and loan association and wholly-owned subsidiary of Big Sky, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Institution Merger Agreement"), providing for the merger (the "Institution Merger") of First Federal with and into Sterling Savings Association, with Sterling Savings Association being the "Surviving Institution" of the Institution Merger, and it is intended that the Institution Merger be consummated immediately after consummation of the Merger;

    WHEREAS, the Merger is intended to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a "pooling of interests" under generally accepted accounting principles; and

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1  THE MERGER.

    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Big Sky shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Big Sky shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

    1.2  EFFECTIVE TIME.

    The Merger shall become effective on the Closing Date (as defined in Section
9.1 hereof), as set forth in the certificate of merger (the "Certificate of Merger") in the form attached as Exhibit C(1) hereto which shall be filed with the Secretary of State of the State of Delaware on the Closing Date and the articles of merger (the "Articles of Merger") in the form attached as Exhibit C(2) hereto which shall be filed with the Secretary of State of the State of Washington on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger.

    1.3  EFFECTS OF THE MERGER.

    At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the Delaware General Corporation Law (the "DGCL") and
Section 23B.11.060 of the Washington Business Corporation Act (the "WBCA").

    1.4  CONVERSION OF BIG SKY COMMON STOCK.

        (a) At the Effective Time, subject to Sections 1.4(b), 1.4(c) and 1.4(d) hereof, each share of the common stock, par value $.01 per share, of Big Sky (the "Big Sky Common Stock") issued and outstanding prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.384 shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of Sterling (the "Sterling Common Stock"). Subject to the last sentence of
    Section 1.4(b) hereof but notwithstanding any other provision of this Agreement, no more than 497,545 shares of Sterling Common Stock (the "Maximum Share Amount") shall be issued or become issuable in connection with the Merger and the other transactions contemplated by this Agreement (including shares issued or issuable in respect of shares of any capital stock of Big Sky, including Big Sky Common Stock, First Federal stock or any option or other right to acquire any such capital stock).

        (b) All of the shares of Big Sky Common Stock converted into Sterling Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (each a "Certificate") previously representing any such shares of Big Sky Common Stock shall thereafter represent the right to receive (i) the number of whole shares of Sterling Common Stock and (ii) cash in lieu of fractional shares into which the shares of Big Sky Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of Big Sky Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time Sterling should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Exchange Ratio and the Maximum Share Amount shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

        (c) At the Effective Time, all shares of Big Sky Common Stock that are owned by Big Sky as treasury stock and all shares of Big Sky Common Stock that are owned directly or indirectly by Sterling or Big Sky or any Subsidiary of Big Sky or Sterling shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor.

        For purposes of this Agreement, "Subsidiary" shall have the meaning given that term in Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC").

        (d) Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of Big Sky Common Stock otherwise entitled to a fraction of a share of Sterling Common Stock shall be entitled to receive an amount of cash equal to (i) the fraction of a share of the Sterling Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the market value of the Sterling Common Stock, which shall be deemed to be the average of the daily closing prices per share for Sterling Common Stock for the twenty consecutive trading days on which shares of Sterling Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market) ending on the third trading day preceding the Closing Date. Following consummation of the Merger, no holder of Big Sky Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

    1.5  STERLING COMMON STOCK.

    Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

    1.6  OPTIONS.

    At the Effective Time, each option granted by Big Sky to purchase shares of Big Sky Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into an option to purchase shares of Sterling Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Big Sky 1992 Stock Option and Incentive Plan (the "Big Sky Stock Option Plan"), under which such option was granted:

        (a) The number of shares of Sterling Common Stock to be subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of Big Sky Common Stock subject to the option immediately before the Effective Time, multiplied by the Exchange Ratio, provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

        (b) The exercise price per share of Sterling Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of Big Sky Common Stock under the option immediately before the Effective Time divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to Big Sky or First Federal in the Big Sky Stock Option Plan (and the corresponding references in the option agreement documenting such option) shall be deemed to be references to Sterling.

    1.7  ARTICLES OF INCORPORATION.

    At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

    1.8  BYLAWS.

    At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

    1.9  DIRECTORS AND OFFICERS.

    At the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

    1.10  TAX CONSEQUENCES.

    It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of
Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

    1.11  ACCOUNTING TREATMENT.

    It is intended that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP").

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1  STERLING TO MAKE SHARES AVAILABLE.

    At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with Sterling's transfer agent, ChaseMellon Shareholder Services, L.L.C., or such other bank, trust company or transfer agent as Sterling may select (the "Exchange Agent"), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of Big Sky Common Stock.

    2.2  EXCHANGE OF SHARES; CONVERSION OF OPTIONS.

        (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of Big Sky Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Big Sky shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor
    (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of Big Sky Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

        (b) No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Sterling Common Stock into which the holder's Big Sky Common Stock shall have been converted.

        (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of any unexercised Options a form letter of transmittal and instructions for use in effecting the issuance of certificates representing the shares of Sterling Common Stock into which such Options shall have been converted pursuant to this Agreement. Big Sky shall have the right to review both the letter of transmittal and the instructions prior to such documents being finalized. Upon receipt by the Exchange Agent of such letter of transmittal, duly executed, the holder of such unexercised Option shall be entitled to receive in exchange therefor
    (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of the unexercised Option shall have become entitled pursuant to the provisions of Section 1.6 and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to the provisions hereof. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of unexercised Options.

        (d) No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of an unexercised Option until the holder thereof shall submit the letter of transmittal as provided above, at which time the holder shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock into which the said Options were converted. No holder of an unexercised Option shall be entitled, until submission of the letter of transmittal, to vote the shares of Sterling Common Stock into which the said Options shall have been converted.

        (e) If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (f) After the Effective Time, there shall be no transfers on the stock transfer books of Big Sky of the shares of Big Sky Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock as provided in this Article II.

        (g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Big Sky for six months after the Effective Time shall be returned to Sterling. Any stockholders of Big Sky who have not theretofore complied with this Article II shall thereafter look only to Sterling for payment of their shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of Big Sky Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, Big Sky, the Exchange Agent or any other person shall be liable to any former holder of shares of Big Sky Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF BIG SKY

    Big Sky, on behalf of itself and First Federal, hereby makes the following representations and warranties to Sterling as set forth in this Article III, each of which is being relied upon by Sterling as a material inducement to it to enter into and perform this Agreement.

    3.1  CORPORATE ORGANIZATION.

        (a) Big Sky is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Big Sky has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. Big Sky is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act of 1933 (the "HOLA"). First Federal is the only Subsidiary of Big Sky. Section 3.1(a) of the disclosure schedule which is attached hereto as Exhibit B (the "Big Sky Disclosure Schedule") sets forth true, correct and complete copies of the Certificate of Incorporation and Bylaws of Big Sky as in effect as of the date of this Agreement.

        (b) First Federal is a federally chartered savings association duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of First Federal are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by First Federal. First Federal has no Subsidiaries. First Federal has the corporate or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or the location of any material properties or assets owned or leased by it makes such licensing or qualification necessary. Section 3.1(b) of the Big Sky Disclosure Schedule sets forth true, correct and complete copies of the Charter and Bylaws of First Federal as in effect as of the date of this Agreement.

    3.2  CAPITALIZATION.

        (a) The authorized capital stock of Big Sky consists of 1,500,000 shares of Big Sky Common Stock, par value $.01 per share and, 500,000 shares of serial preferred stock, par value $.01 per share. As of the date hereof, there are (x) 323,721 shares of Big Sky Common Stock issued and outstanding (including 15,000 shares issued pursuant to the Big Sky MRD Plan), and no shares of Big Sky Common Stock held in Big Sky's treasury, and (y) no shares of Big Sky Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for (i) 39,100 shares of Big Sky Common Stock reserved for issuance pursuant to the Big Sky Stock Option Plan (of which options for 35,777 shares are currently outstanding). No shares of the said serial preferred stock are issued and outstanding. All of the issued and outstanding shares of Big Sky Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the Big Sky Stock Option Plan and the Big Sky MRD Plan, Big Sky does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Big Sky Common Stock or any other equity security of Big Sky or any securities representing the right to purchase or otherwise receive any shares of Big Sky Common Stock or any other equity security of Big Sky. The names of the optionees, the date of each option to purchase Big Sky Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised under the Big Sky Stock Option Plan are set forth in Section 3.2(a) of the Big Sky Disclosure Schedule and no such option expires more than 10 years from the date of the grant thereof. Since December 31, 1997 Big Sky has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or employee stock options granted prior to December 31, 1997, under the Big Sky Stock Option Plan and pursuant to the Big Sky MRD Plan.

        (b) Big Sky owns, directly or indirectly, all of the issued and outstanding shares of capital stock of First Federal, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. First Federal does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security of First Federal or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of First Federal.

    3.3  AUTHORITY; NO VIOLATION.

        (a) Big Sky has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Big Sky. The Board of Directors of Big Sky has directed that this Agreement and the transactions contemplated hereby be submitted to Big Sky's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of Big Sky's stockholders pursuant to the Big Sky Certificate of Incorporation and the DGCL, no other corporate proceedings on the part of Big Sky (except for matters related to setting the date, time, place and record date for the said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Big Sky and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of Big Sky, enforceable against Big Sky in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b) First Federal has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of First Federal, and by Big Sky as the sole stockholder of First Federal prior to the Effective Time. All corporate proceedings on the part of First Federal necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by First Federal, will be duly and validly executed and delivered by First Federal and will (assuming due authorization, execution and delivery by Sterling Savings Association) constitute a valid and binding obligation of First Federal, enforceable against First Federal in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (c) Neither the execution and delivery of this Agreement by Big Sky or the Institution Merger Agreement by First Federal, nor the consummation by Big Sky or First Federal, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Big Sky or First Federal with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Big Sky or the Charter or Bylaws of First Federal, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws applicable to Big Sky or First Federal, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Big Sky or First Federal under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Big Sky or First Federal is a party, or by which they or any of their respective properties or assets may be bound or affected.

        For the purposes of this Agreement, "Laws" shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any Governmental Entity (as defined below).

    3.4  CONSENTS AND APPROVALS.

        (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Institution Merger with the OTS under the HOLA and the Bank Merger Act and approval of such applications and notices, (ii) the filing with the SEC of a registration statement on Form S-4 to register the shares of Sterling Common Stock to be issued in connection with the Merger (including the shares of Sterling Common Stock that may be issued in connection with Options as provided in Section 1.6 hereof), which will include the proxy statement/prospectus (the "Proxy Statement/ Prospectus") to be used in soliciting the requisite approval of Big Sky stockholders at a meeting of such stockholders (the "Big Sky Meeting") to be held in connection with this Agreement and the transactions contemplated hereby, (iii) the approval of this Agreement by the requisite vote of the stockholders of Big Sky pursuant to the Big Sky Certificate of Incorporation and the DGCL, (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and (v) the filings required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity"), or with any third party are necessary in connection with (1) the execution and delivery by Big Sky of this Agreement; (2) the consummation by Big Sky of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by First Federal of the Institution Merger Agreement; and (4) the performance by First Federal of the Institution Merger Agreement and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a material adverse effect on the ability to consummate the transactions contemplated hereby.

        (b) As of the date of this Agreement, Big Sky has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

    3.5  LOAN PORTFOLIO; REPORTS.

        (a) Except as disclosed in Section 3.5(a) of the Big Sky Disclosure Schedule, neither Big Sky nor First Federal is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), with any director, officer, employee or five percent or greater stockholder of Big Sky or First Federal, or any Affiliated Person of the foregoing.

        For the purposes of this Agreement, "Affiliated Person" shall mean director, executive officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater stockholder, general partner or 10% or greater trust beneficiary.

        (b) Since January 1, 1995 Big Sky and First Federal have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with (i) the OTS, (ii) the FDIC, (iii) the SEC and (iv) any self-regulatory organization ("SRO") (collectively "Regulatory Agencies"). As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Regulatory Agency and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Big Sky and First Federal, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Big Sky or First Federal since March 31, 1995.

    3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

    Big Sky has previously delivered to Sterling true, correct and complete copies of (i) the audited consolidated balance sheets of Big Sky and First Federal as of March 31 for the fiscal years 1996 and 1997 and the related audited consolidated statements of income, stockholders' equity and cash flows for the fiscal years 1995 through 1997, inclusive, as reported in Big Sky's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Deloitte & Touche, LLP, independent public accountants with respect to Big Sky and (ii) the unaudited consolidated balance sheets of Big Sky and First Federal as of December 31, 1997 and 1996 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the interim periods ended December 31, 1997 and 1996, as reported on Big Sky's Quarterly Report on Form 10-QSB for the period ended December 31, 1997 filed with the SEC under the Exchange Act. Big Sky will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Big Sky and First Federal as of March 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year ended March 31, 1998, in the form Big Sky expects to file under the Exchange Act in connection with its Form 10-KSB for the fiscal year ended March 31, 1998. The financial statements referred to in this Section
3.6 (including the related notes, where applicable but excluding the draft statements referred to herein) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited and draft statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Big Sky and First Federal for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section
6.8 hereof will be prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB or, in the case of draft statements, subject to revisions that in the aggregate will not be material. Big Sky's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997 and all reports subsequently filed under the Exchange Act (the "Big Sky Exchange Act Reports") comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Big Sky has previously delivered or made available to Sterling true, correct and complete copies of such reports. The books and records of Big Sky and First Federal have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

    3.7  BROKER'S FEES.

    Neither Big Sky nor First Federal nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that Big Sky has engaged, and will pay a fee to Feldman Financial Advisors, Inc. ("Feldman Financial") in accordance with the terms of a letter agreement between Feldman and Big Sky, dated October 17, 1997, a true, complete and correct copy of which is set forth in Section 3.7 of the Big Sky Disclosure Schedule.

    3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

        (a) Except as disclosed in any Big Sky Exchange Act Report filed with the SEC prior to the date of this Agreement, since March 31, 1997 (i) neither Big Sky nor First Federal has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business, (ii) neither Big Sky nor First Federal has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Big Sky nor First Federal has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Big Sky nor First Federal has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Regulatory Authority, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Big Sky nor First Federal has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Big Sky or First Federal, as the case may be, and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a material adverse effect on Big Sky.

        (b) Since March 31, 1997, Big Sky and First Federal have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

    3.9  LEGAL PROCEEDINGS.

        (a) Neither Big Sky nor First Federal is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Big Sky or First Federal in which there is a reasonable probability of any material recovery against or other material adverse effect upon Big Sky or First Federal or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement as to which there is a reasonable probability of success.

        (b) There is no injunction, order, judgment or decree imposed upon Big Sky, First Federal or the assets of Big Sky or First Federal.

    3.10  TAXES AND TAX RETURNS.

        (a) Each of Big Sky and First Federal has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income tax returns of Big Sky and First Federal has been satisfied for all years to and including fiscal year 1997. The Internal Revenue Service ("IRS") has not notified Big Sky of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Big Sky. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Big Sky or First Federal, nor has Big Sky or First Federal been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

        For the purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

        For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

    3.11  EMPLOYEE PLANS.

        (a) Section 3.11(a) of the Big Sky Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has within the last six years been maintained or contributed to, by Big Sky or First Federal or any other entity which together with Big Sky would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") or under which Big Sky or First Federal or any ERISA Affiliate has any liability (collectively, the "Plans").

        (b) Section 3.11(b) of the Big Sky Disclosure Schedule sets forth true, correct and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for the last year, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan, (iii) the current summary plan description and any summaries of material modification,
    (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding plan year, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency.

        (c) Except as set forth at Section 3.11(c) of the Big Sky Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Big Sky or First Federal beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law,
    (x) death benefits or retirement benefits under a Plan that is an "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities on the books of Big Sky or First Federal, or (z) benefits the full cost of which is borne by the current or former employee (or the employee's beneficiary), (v) Big Sky and First Federal have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits, (vi) no material liability under Title IV of ERISA has been incurred by Big Sky, First Federal or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Big Sky or First Federal of incurring a material liability thereunder, (vii) none of Big Sky, First Federal or any ERISA Affiliate has incurred, and Big Sky does not expect that any such entity will incur, any withdrawal liability with respect to a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan, (viii) all contributions or other amounts payable by Big Sky or First Federal as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (ix) neither Big Sky nor First Federal has engaged in a transaction in connection with which Big Sky or

    First Federal is subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, (x) to the knowledge of Big Sky, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (xi) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by Big Sky or First Federal that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a "parachute payment" within the meaning of Code Section 280G, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument that could reasonably be expected to prevent the Merger from being accounted for as a pooling-of-interests,
    (xii) no "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no "unfunded current liability," as determined under Section 412(l) of the Code, exists with respect to any Plan, and (xiii) no Plan has experienced a "reportable event" (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement.

    3.12  CERTAIN CONTRACTS.

        (a) Except as set forth at Section 3.12 of the Big Sky Disclosure Schedule, neither Big Sky nor First Federal is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Institution Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Sterling, Big Sky, First Federal, Sterling Savings Association or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by Big Sky or First Federal, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Institution Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Institution Merger Agreement, (vi) that is material and is not made in the ordinary course of business or pursuant to which Big Sky or First Federal is or may become obligated to invest in or contribute capital to any entity, (vii) not fully disclosed in the financial statements contemplated by Section 3.6 that relates to borrowings of money (or guarantees thereof by Big Sky, or First Federal), other than in the ordinary course of business, or (viii) is a lease or similar arrangement with annual rental payments of $10,000 or more. Section 3.12(a) of the Big Sky Disclosure Schedule sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which Big Sky or First Federal is a party. No action taken or notice given as provided in Section 1.6 hereof will violate the terms of the Big Sky Option Plan, constitute a violation of any Laws or give rise to liability to any Option holder. Section 3.12(a) of the Big Sky Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of Big Sky. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Big Sky Disclosure Schedule, is referred to herein as a "Big Sky Contract," and neither Big Sky nor First Federal has received notice of, nor do any executive officers of such entities know of, any violation or imminent violation of any Big Sky Contract by any other party thereto.

        (b) (i) Each Big Sky Contract is a valid and binding commitment of Big Sky and is in full force and effect, (ii) each of Big Sky and First Federal has in all material respects performed all obligations required to be performed by it to date under each Big Sky Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Big Sky or First Federal under any such Big Sky Contract.

    3.13  AGREEMENTS WITH REGULATORY AGENCIES.

    Neither Big Sky nor First Federal is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section
3.13 of the Big Sky Disclosure Schedule, a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Big Sky or First Federal been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    3.14  STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION.

    The Board of Directors of Big Sky has approved the offer of Sterling to enter into this Agreement and the Institution Merger Agreement, and has approved Big Sky's entering into this Agreement, the Institution Merger Agreement, and the transactions contemplated thereby, such that under the DGCL and Big Sky's Certificate of Incorporation the only vote of Big Sky stockholders necessary to consummate the transactions contemplated hereby is the approval of the holders of at least a majority of the outstanding Big Sky Common Stock entitled to vote thereon at the Big Sky Meeting or any adjournment or postponement thereof.

    3.15  ENVIRONMENTAL MATTERS.

        (a) Each of Big Sky and First Federal is in compliance in all material respects with all applicable Laws relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Material (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

        (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of Big Sky's and First Federal's executive officers, threatened (or to the knowledge of Big Sky's and First Federal's executive officers past or present actions or events that could reasonably be expected to form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Big Sky or First Federal has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated (directly or indirectly in a fiduciary capacity) by Big Sky or First Federal;

        (c) To the knowledge of Big Sky's and First Federal's executive officers, there has not been any release of Hazardous Materials in, on, under or affecting any such property;

        (d) To the knowledge of Big Sky's and First Federal's executive officers, neither Big Sky nor First Federal has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at any property securing such loan.

        (e) For purposes of this section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, lead paint or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

    3.16  RESERVES FOR LOSSES.

    All reserves or other allowances for possible losses reflected in Big Sky's most recent financial statements referred to in Section 3.6 complied with all Laws and are reported in accordance with GAAP. Neither Big Sky nor First Federal has been notified by the OTS, the FDIC, any other regulatory authority or by Big Sky's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Big Sky or First Federal in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC, any other regulatory authority or Big Sky's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Big Sky or First Federal.
Section 3.16 of the Big Sky Disclosure Schedule sets forth a complete list of all extensions of credit and other real estate owned ("OREO") that have been classified by any regulatory examiner as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. All OREO, if any, held by Big Sky or First Federal is being carried net of reserves at fair value.

    3.17  PROPERTIES AND ASSETS.

    Section 3.17 of the Big Sky Disclosure Schedule lists as of the date of this Agreement (i) all real property owned by Big Sky and First Federal; (ii) each real property lease, sublease or installment purchase arrangement to which Big Sky or First Federal is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which Big Sky or First Federal is a party; and (iv) all items of Big Sky's or First Federal's tangible personal property and equipment with a book value of $10,000 or more or having any annual lease payment of $5,000 or more. Except for (a) items reflected in Big Sky's consolidated financial statements as of March 31, 1997 referred to in Section
3.6 hereof, (b) exceptions to title that do not interfere materially with Big Sky's or First Federal's use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since March 31, 1997, and (e) items listed in Section 3.17 of the Big Sky Disclosure Schedule, Big Sky and First Federal have good and, as to owned real property, marketable and insurable title to all their properties and assets, reflected in the consolidated financial statements of Big Sky as of March 31, 1997, free and clear of all material liens, claims, charges and other encumbrances. Big Sky and First Federal, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All properties and assets used by Big Sky and First Federal are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized and, to the knowledge of Big Sky, comply in all material respects with all Laws relating thereto now in effect. Big Sky and First Federal enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which Big Sky or First Federal is a party are valid and binding obligations of Big Sky or First Federal in accordance with the terms thereof. Neither Big Sky nor First Federal is in material default with respect to any such lease, and there has occurred no default by Big Sky or First Federal or event which with the lapse of time or the giving of notice, or both, would constitute a material default by Big Sky or First Federal under any such lease. To the knowledge of Big Sky, there are no Laws, conditions of record, or other impediments which interfere with the intended use by Big Sky or First Federal of any of the property owned, leased, or occupied by them.

    3.18  INSURANCE.

    Section 3.18 of the Big Sky Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Big Sky and First Federal, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. The existing insurance carried by Big Sky and First Federal is sufficient for compliance by Big Sky and First Federal with all requirements of Law and agreements to which Big Sky or First Federal is subject or is party. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the Big Sky Disclosure Schedule, as in effect on the date hereof, have been delivered or made available to Sterling.

    3.19  COMPLIANCE WITH APPLICABLE LAWS.

    Each of Big Sky and First Federal has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Big Sky nor First Federal has received any notice of any material alleged or threatened claim, violation or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

    3.20  LOANS.

    As of the date hereof:

        (a) All loans owned by Big Sky or First Federal, or in which Big Sky or First Federal has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

        (b) All loans owned by Big Sky or First Federal, or in which Big Sky or First Federal has an interest, have been made or acquired by Big Sky in all material respects in accordance with board of director-approved loan policies. Each of Big Sky and First Federal holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Big Sky and First Federal are with full recourse to the borrowers, and each of Big Sky and First Federal has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan, other than in the ordinary course of business. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.20(b) of the Big Sky Disclosure Schedule, all loans purchased or originated by Big Sky or First Federal and subsequently sold by Big Sky or First Federal have been sold without recourse to Big Sky or First Federal and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports prepared by Big Sky and First Federal, which reports include all loans delinquent or otherwise in default, are set forth in Section 3.20(b) of the Big Sky Disclosure Schedule. True, correct and complete copies of the currently effective lending policies of Big Sky and First Federal have been furnished or made available to Sterling.

        (c) Except as set forth in Section 3.20(c) of the Big Sky Disclosure Schedule, each outstanding loan participation sold by Big Sky or First Federal was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Big Sky or First Federal) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Big Sky or First Federal for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Big Sky and First Federal has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

        (d) Each of Big Sky and First Federal has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

    3.21  FAIRNESS OPINION.

    Big Sky has received an opinion from Feldman Financial dated as of the date hereof to the effect that, in its opinion, the Exchange Ratio pursuant to this Agreement is fair to the holders of Big Sky Common Stock from a financial point of view.

    3.22  TAX AND ACCOUNTING TREATMENT OF MERGER.

    As of the date of this Agreement, Big Sky is not aware of any fact or state of affairs relating to Big Sky that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code or to qualify for "pooling-of-interests" accounting treatment.

    3.23  UNDISCLOSED LIABILITIES.

    Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Big Sky included in the Big Sky Form 10-QSB for the quarter ended December 31, 1997 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997, neither Big Sky nor First Federal has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a material adverse effect on Big Sky or First Federal.

    3.24  BIG SKY INFORMATION.

    The information relating to Big Sky and First Federal to be provided by Big Sky to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF STERLING

    Sterling, on behalf of itself and Sterling Savings Association, hereby makes the following representations and warranties to Big Sky as set forth in this
Article IV, each of which is being relied upon by Big Sky as a material inducement to enter into and perform this Agreement.

    4.1  CORPORATE ORGANIZATION.

        (a) Sterling is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Sterling has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Sterling is duly registered as a savings and loan holding company with the OTS under HOLA. The Restated Certificate of Incorporation and Bylaws of Sterling, copies of which have previously been made available to Big Sky, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

        (b) Sterling Savings Association is a Washington State chartered savings and loan association duly organized, validly existing and in good standing under the laws of the State of Washington. The deposit accounts of Sterling are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Sterling. Sterling Savings Association has the corporate power and authority to own or lease all of its properties and assets and to carry on business as is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Charter and Bylaws of Sterling Savings Association, copies of which have previously been made available to Big Sky, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

    4.2  CAPITALIZATION.

        (a) The authorized capital stock of Sterling as of the date hereof consists of 20,000,000 shares of Sterling Common Stock, of which 7,569,791 shares were outstanding at December 31, 1997 and 10,000,000 shares of preferred stock, par value $1.00 per share ("Sterling Preferred Stock"), no shares of which were outstanding at December 31, 1997. At such date, there were options outstanding to purchase 480,790 shares of Sterling Common Stock. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or Sterling Preferred Stock or any other equity securities of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or Sterling Preferred Stock.

        (b) The authorized capital stock of Sterling Savings Association consists of 9,000,000 shares of common stock, par value $1.00 per share, 4,758,743 of which are issued and outstanding, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 661 shares are issued or outstanding. The outstanding shares of common stock of Sterling Savings Association are owned by Sterling free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof. Notwithstanding the previous sentence, all of the issued and outstanding shares of the common and preferred stock of Sterling Savings are pledged to Key Bank as security for its loans to Sterling.

    4.3  AUTHORITY; NO VIOLATION.

        (a) Sterling has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. No other corporate proceedings on the part of Sterling are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by Big Sky) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b) Sterling Savings Association has full corporate power and authority to execute and deliver the Institution Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Association, and by Sterling as the sole stockholder of Sterling Savings Association prior to the Effective Time. All corporate proceedings on the part of Sterling Savings Association necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Association, will be duly and validly executed and delivered by Sterling Savings Association and will (assuming due authorization, execution and delivery by First Federal) constitute a valid and binding obligation of Sterling Savings Association, enforceable against Sterling Savings Association in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (c) Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Association, nor the consummation by Sterling or Sterling Savings Association, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or Sterling Savings Association, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of Sterling or the Charter or Bylaws of Sterling Savings Association, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or Sterling Savings Association or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or Sterling Savings Association under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sterling or Sterling Savings Association is a party, or by which they or any of their respective properties or assets may be bound or affected.

    4.4  CONSENTS AND APPROVALS.

        (a) Except for (i) the filing of applications and notices, as applicable, as to the Merger and the Institution Merger with the OTS under HOLA and the Bank Merger Act and approval of such applications and notices,
    (ii) the filing with the SEC of a registration statement on Form S-4 to register the shares of Sterling Common Stock to be issued in connection with the Merger which will include the Proxy Statement/Prospectus, (iii) the approval of this Agreement by the requisite vote of the stockholders of Big Sky pursuant to the Big Sky Certificate of Incorporation and the DGCL, (iv) the filing of the Articles of Merger with the Secretary of State of Washington pursuant to the WBCA, (v) the filings in connection with the Institution Merger Agreement and the transactions contemplated thereby and
    (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states or with Nasdaq (or such other exchange as may be applicable) in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (1) the execution and delivery by Sterling of this Agreement; (2) the performance by Sterling of this Agreement and the transactions contemplated hereby; (3) the execution and delivery by Sterling Savings Association of the Institution Merger Agreement; and (4) the consummation by Sterling Savings Association of the transactions contemplated by the Institution Merger Agreement except, in each case, for such consents, approvals or filings the failure of which to obtain will not have a material adverse effect on the ability to consummate the transactions contemplated hereby.

        (b) As of the date of this Agreement, Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

    4.5  REPORTS

    Since January 1, 1995 Sterling and Sterling Savings Association have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they have been required to file with any Regulatory Agencies. As of its respective date, each such report, registration, statement and amendment complied in all material respects with all rules and regulations promulgated by the applicable Regulatory Agency and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 1993.

    4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

    Sterling has previously delivered to Big Sky true, correct and complete copies of (i) the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 1996 and 1997 and June 30, 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and the years ended June 30, 1996 and 1995, inclusive, as reported in Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Coopers & Lybrand, LLP, independent public accountants with respect to Sterling; and (ii) the unaudited consolidated balance sheets of Sterling and its Subsidiaries as of September 30, 1997 and December 31, 1996 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the interim periods ended September 30, 1997 and 1996, as reported on Sterling's Quarterly Report on Form 10-Q for the period ended September 30, 1997 filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.8 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all subsequently filed reports under the Exchange Act comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to Big Sky true, correct and complete copies of such reports. The books and records of Sterling and Sterling Savings Association have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.

        (a) Except as disclosed in Sterling's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and all reports subsequently filed by Sterling under the Exchange Act, true, correct and complete copies of which have previously been delivered or made available to Big Sky, since December 31, 1997, no event has occurred which has had, or is reasonably certain to have, individually or in the aggregate, a material adverse effect on Sterling.

        (b) Since June 30, 1997, Sterling and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

    4.8  COMPLIANCE WITH APPLICABLE LAW.

    Sterling and each Sterling Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

    4.9  EMPLOYEE PLANS.

    Sterling has heretofore made available for inspection, or delivered (if requested) to Big Sky true, correct and complete copies of each employee benefit plan arrangement or agreement that is maintained as of the date of this Agreement (the "Sterling Plans") by Sterling or any of its Subsidiaries. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 412 of the Code, whether or not waived, and no "unfunded current liability" as determined under Section 412(l) of the Code exists with respect to any Sterling Plan. The Sterling Plans are in compliance in all material respects with the applicable requirements of ERISA and the Code.

    4.10  AGREEMENTS WITH REGULATORY AGENCIES.

    Neither Sterling nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a "Regulatory Agreement"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Sterling or Sterling Savings Association been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.11  TAX AND ACCOUNTING TREATMENT OF MERGER.

    As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a "reorganization" under Section 368(a) of the Code or to qualify for "pooling-of-interests" accounting treatment.

    4.12  LEGAL PROCEEDINGS.

        (a) Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries in which there is a reasonable probability of any material recovery against or other material adverse effect upon Sterling or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement as to which there is a reasonable probability of success.

        (b) There is no injunction, order, judgment or decree imposed upon Sterling, any of its Subsidiaries or the assets of Sterling or any of its Subsidiaries.

    4.13  RESERVES FOR LOSSES.

    All reserves or other allowances for possible losses reflected in Sterling's most recent financial statements referred to in Section 4.5 complied with all Laws and are reported in accordance with GAAP. Neither Sterling nor Sterling Savings Association has been notified by the OTS, the FDIC, any other regulator authority or by Sterling's independent auditor, in writing or otherwise, that the reserves or other allowances for possible loan losses reflected in Sterling's most recent financial statements referred to in Section 4.5 are inadequate or that the practices and policies of Sterling or Sterling Savings Association in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements or that the OTS, the FDIC, any other regulatory authority or Sterling's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Sterling or Sterling Savings Association. Sterling has previously furnished Big Sky with a complete list of all extensions of credit or OREO that have been classified by any bank examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. All OREO held by Sterling or Sterling Savings Association is being carried net of reserves at fair value.

    4.14  BROKER'S FEES.

    Neither Sterling nor any Sterling Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement.

    4.15  TAXES.

    Each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof. All liability with respect to the income tax returns of Sterling and its Subsidiaries has been satisfied for all years to and including June 30, 1997. The IRS has not notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the income tax returns of Sterling. There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local income tax return for any period.

    4.16  STERLING INFORMATION.

    The information relating to Sterling and its Subsidiaries to be provided by Sterling to be contained in the Proxy Statement/Prospectus and the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Big Sky or First Federal) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1  COVENANTS OF BIG SKY.

    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or the Institution Merger Agreement, or with the prior written consent of Sterling, Big Sky and First Federal shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Big Sky will use its reasonable best efforts to (x) preserve its business organization and that of First Federal intact, (y) keep available to itself and Sterling the present services of the employees of Big Sky and First Federal and (z) preserve for itself and Sterling the goodwill of the customers of Big Sky and First Federal and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Big Sky Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Sterling in writing, Big Sky shall not, and shall not permit First Federal to:

        (a) declare or pay any dividends, on or make other distributions in respect of, any of its capital stock;

        (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the Big Sky Stock Option Plan in accordance with their present terms, or (ii) repurchase, redeem or otherwise acquire any shares of the capital stock of Big Sky or First Federal, or any securities convertible into or exercisable for any shares of the capital stock of Big Sky or First Federal;

        (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Big Sky Common Stock pursuant to stock options or similar rights to acquire Big Sky Common Stock granted pursuant to the Big Sky Stock Option Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

        (d) amend its Certificate of Incorporation, Bylaws or other similar governing documents;

        (e) authorize or permit any of its officers, directors, employees or agents to, directly or indirectly, solicit, initiate or encourage any inquiries relating to, or the making of any proposal from, hold discussions or negotiations with or provide any information to, any person, entity or group (other than Sterling) concerning any Acquisition Transaction (as defined below); provided, however, that Big Sky may, and may authorize and permit its officers, directors, employees or agents to, provide or cause to be provided information and may participate in such discussions or negotiations if the Board of Directors of Big Sky has determined in good faith that the failure to provide such information or participate in such negotiations or discussions could cause the members of such Board of Directors to breach their fiduciary duties under applicable Laws and the Board of Directors has received the written advice of outside counsel to that effect. Big Sky shall promptly communicate orally (within one day) and in writing (as promptly as practicable) to Sterling the material terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and whether it is having discussions or negotiations with a third party about an Acquisition Transaction or providing information in connection with, or which may lead to, an Acquisition Transaction with a third party. Big Sky will promptly cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Sterling with respect to any of the foregoing. As used in this Agreement, "Acquisition Transaction" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer involving Big Sky or First Federal,

    (ii) merger, consolidation or other business combination involving Big Sky or First Federal, or (iii) the acquisition in any manner of a substantial equity interest in, or a substantial portion of the assets, out of the ordinary course of business, of, Big Sky or First Federal other than the transactions contemplated or permitted by this Agreement and the Institution Merger Agreement;

        (f) make capital expenditures aggregating in excess of $10,000.

        (g) enter into any new line of business;

        (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

        (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law;

        (j) change its methods of accounting in effect at December 31, 1997 except as required by changes in GAAP or regulatory accounting principles as concurred to by Big Sky's independent auditors;

        (k) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between Big Sky or First Federal and one or more of its current or former directors, officers or employees, (ii) other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (iv) hire any new employee at an annual compensation in excess of $25,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

        (l) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity other than in the ordinary course of business consistent with past practice;

        (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

        (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

        (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of Big Sky or First Federal;

        (p) make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices, or make any equity investments;

        (q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

        (r) originate (i) any loans except in accordance with existing First Federal lending policies, (ii) unsecured consumer loans in excess of $25,000, (iii) commercial real estate first mortgage or other commercial loans in excess of $150,000 as to any loan or $750,000 in the aggregate as to related loans, or loans to related persons, or (iv) land acquisition loans to borrowers who intend to construct a residence on such land in excess of the lesser of 75% of the appraised value of such land or $100,000, except in each case for (A) loans for which written commitments have been issued by First Federal as of the date hereof, (B) renewals of loans existing as of the date of this Agreement or loans permitted pursuant to this Section 5.1(r) and (C) increases in the principal amount of loans existing as of the date of this Agreement, subject to a limit of 30% of the principal amount of such loans as of the date of this Agreement or $100,000, whichever is less;

        (s) make any investments in excess of $1,000,000, in the aggregate, in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investments in any investment security with a maturity of greater than five years;

        (t) sell or purchase any mortgage loan servicing rights;

        (u) agree or commit to do any of the actions set forth in clauses
    (a) - (t) of this Section 5.1. The consent of Sterling to any action by Big Sky or First Federal that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive or Senior Vice President of Sterling; or

        (v) take or omit to take any other action that would materially adversely affect or materially delay the ability of Big Sky to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Big Sky's and First Federal's ability to consummate the transactions contemplated by this Agreement.

    5.2  COVENANTS OF STERLING.

    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with Big Sky's prior written consent, Sterling shall not, and shall not permit Sterling Savings Association to:

        (a) take any action that will result in any of Sterling's representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Law; or

        (b) take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling to obtain the Requisite Regulatory Approvals or otherwise materially adversely affect Sterling's and Sterling Savings Association's ability to consummate the transactions contemplated by this Agreement.

    5.3  MERGER COVENANTS.

    Notwithstanding that Big Sky believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, Big Sky recognizes that Sterling may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, Big Sky and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, Big Sky's loan, accrual and reserve policies to those policies of Sterling to the extent consistent with GAAP; provided, that any change in Big Sky's policies in connection with such matters need not be effected until Sterling irrevocably agrees in writing that (i) all conditions to Sterling's obligation to consummate the Merger have been satisfied, (ii) that Sterling will waive any and all rights that it may have to terminate this Agreement and (iii) Sterling will complete the Merger.

    5.4  EMPLOYMENT AND OTHER AGREEMENTS.

    Following the Merger, Sterling agrees that it shall honor the existing written contracts with officers of Big Sky and First Federal that are listed at
Section 3.12 of the Big Sky Disclosure Schedule; provided, however, that in making the foregoing agreement, Sterling will honor such contracts only to the extent that the payments of benefits to be provided under such contracts, when taken together with any other payments to be received by such persons, would not constitute a "parachute payment" within the meaning of Code Section 280G(b)(2). Sterling further agrees that, prior to the Effective Time, the employment agreements listed at Section 3.12 of the Big Sky Disclosure Schedule, shall be amended to provide the (A) in the event, the payments and benefits to be provided to an officer shall, in the aggregate, constitute a parachute payment within the meaning of Section 280G(b)(2) of the Code, the payments and benefits to be provided to the officer under the employment agreement shall, at the officer's written election, (i) be payable or provided to the officer over a period sufficient to reduce the present value of such payments or benefits (determined in accordance with Treasury regulations under Section 280G of the Code) to an amount which is 2.99 times the Officer's "base amount" under Section 280G(b)(3) of the Code or (ii) be reduced to the extent necessary to avoid treatment as a parachute payment with the allocation of the reduction among such payments and benefits and the period over which such payments and benefits are to be provided to be determined by the officer and (B) that any cash payment due an officer under an employment agreement shall be reduced by the amount of any payments to be received by the officer for consulting services provided to Sterling following the Effective Time.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1  REGULATORY MATTERS.

        (a) Upon the execution and delivery of this Agreement, Sterling and Big Sky (as to information to be included therein pertaining to Big Sky) shall promptly cause to be prepared and filed with the SEC a registration statement of Sterling on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purpose of registering the Sterling Common Stock to be issued in the Merger and for soliciting the adoption and approval of this Agreement and the Merger by the stockholders of Big Sky. Sterling and Big Sky shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Big Sky is discovered by Big Sky which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Proxy Statement/Prospectus, Big Sky shall promptly inform Sterling, and shall furnish Sterling with all necessary information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Big Sky and Sterling (if prior to the meeting of the stockholders of Big Sky pursuant to Section
    6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its stockholders entitled to vote at such meeting. Sterling shall also use reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement and Big Sky shall furnish all information concerning Big Sky and the holders of Big Sky Common Stock as may be reasonably requested in connection with any such action.

        (b) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). Big Sky and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Big Sky or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

        (c) Big Sky shall, upon request, furnish Sterling with all information concerning Big Sky and its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or any other statement, filing, notice or application made by or on behalf of Sterling to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

        (d) Sterling and Big Sky shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2  ACCESS TO INFORMATION.

        (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Big Sky shall accord to the officers, employees, accountants, counsel and other representatives of Sterling, access, during normal business hours during the period prior to the Effective Time, to all its and First Federal's properties, books, contracts, commitments and records and, during such period, Big Sky shall make available to Sterling (i) a copy of each report, schedule, registration statement and other document filed or received by it (including First Federal) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including First Federal) business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of the Big Sky and First Federal's Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all Big Sky and First Federal, as the case may be, representatives to such meetings are required to be provided notice). Sterling will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement which Sterling entered into with Big Sky dated February 2, 1998 (the "Confidentiality Agreement").

        (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the officers, employees, accountants, counsel and other representatives of Big Sky, access, during normal business hours during the period prior to the Effective Time, to such information regarding Sterling as shall be reasonably necessary for Big Sky to fulfill its obligations pursuant to this Agreement or which may be reasonably necessary for Big Sky to confirm that the representations and warranties of Sterling contained herein are true and correct and that the covenants of Sterling contained herein have been performed in all material respects. Big Sky will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

        (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

        (d) Big Sky shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of Big Sky or First Federal that is provided to directors of Big Sky and First Federal in connection with meetings of their Boards of Directors or committees thereof.

    6.3  STOCKHOLDER MEETINGS.

    Big Sky shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders within 40 days after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the Merger. Management and the Board of Directors of Big Sky shall recommend to Big Sky's stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto; and in each case shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby (subject in each case to compliance in good faith with its fiduciary duties as advised by counsel). Big Sky and Sterling shall coordinate and cooperate with respect to the foregoing matters.

    6.4  LEGAL CONDITIONS TO MERGER.

    Each of Sterling and Big Sky shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Big Sky or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

    6.5  STOCK EXCHANGE LISTING.

    Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on the Nasdaq Stock Market National Market (or such other exchange on which the Sterling Common Stock has become listed, or approved for listing) prior to or at the Effective Time.

    6.6  EMPLOYEES.

        (a) To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or Sterling Savings Association, as applicable, individuals who are employees of Big Sky or First Federal at the Effective Time will be credited with periods of service with Big Sky or First Federal before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of Big Sky or First Federal) as if such service had been with Sterling or Sterling Savings Association, as applicable. Similar credit shall also be given by Sterling or Sterling Savings Association in calculating other retirement plan, vacation and similar benefits for such employees of Big Sky or First Federal after the Merger. Sterling will or will cause Sterling Savings Association to (i) give credit to employees of Big Sky and First Federal, with respect to the satisfaction of the limitations as to pre-existing condition exclusions and waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or Sterling Savings Association, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of Big Sky and First Federal and (ii) provide each employee of Big Sky and First Federal with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements.

        (c) Sterling will cause Sterling Savings Association to offer a position of at-will employment to each of First Federal's non-management branch office personnel in good standing as of the Effective Time. Sterling will use its reasonable best efforts in connection with reviewing applicants for employment positions to give Big Sky and First Federal employees who are not offered positions at the Effective Time the same consideration as is afforded Sterling or Sterling Savings Association employees for such positions in accordance with existing formal or informal policies.

    6.7  INDEMNIFICATION.

        (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Big Sky or First Federal (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Big Sky or First Federal or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this
    Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this
    Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling's obligations under this Section 6.7 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

        (b) Sterling shall use commercially reasonable efforts to cause the persons serving as officers and directors of Big Sky immediately prior to the Effective Time to be covered by a directors' and officers' liability insurance policy ("Tail Insurance") of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Big Sky's current policy with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such for a period not less than one year.

        (c) In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this section.

        (d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.8  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

    As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (and 90 days in the case of the fourth fiscal quarter), Sterling will deliver to Big Sky and Big Sky will deliver to Sterling their respective Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Each party shall deliver to the other any Current Reports on Form 8-K promptly after filing such reports with the SEC.

    6.9  ADDITIONAL AGREEMENTS.

    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling's Subsidiaries and First Federal shall take all such necessary action as may be reasonably requested by Sterling.

    6.10  ADVICE OF CHANGES.

    Sterling and Big Sky shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably certain to have a material adverse effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Big Sky or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

    6.11  CURRENT INFORMATION.

    During the period from the date of this Agreement to the Effective Time, Big Sky will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Sterling and to report the general status of the ongoing operations of Big Sky. Big Sky will promptly notify Sterling of any material change in the normal course of business or in the operation of the properties of Big Sky and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Big Sky, and will keep Sterling fully informed of such events.

    6.12  EXECUTION AND AUTHORIZATION OF INSTITUTION MERGER AGREEMENT.

    Prior to the Effective Time, (a) Sterling and Big Sky shall each approve the Institution Merger Agreement as the sole stockholder of Sterling Savings Association and First Federal, respectively, and (b) First Federal shall execute and deliver the Institution Merger Agreement.

    6.13  CHANGE IN STRUCTURE.

    Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the Big Sky stockholders as a result of such modification, (ii) the consideration to be paid to the Big Sky stockholders under this Agreement is not thereby changed or reduced in amount, and (iii) such modification will not delay or jeopardize receipt of any required regulatory approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.13, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. Big Sky agrees to cooperate fully with Sterling to effect such amendments.

    6.14  TRANSACTION EXPENSES OF BIG SKY.

    As promptly as practicable after the execution of this Agreement, Big Sky will provide to Sterling an estimate of the expenses Big Sky expects to incur in connection with the Merger, and shall keep Sterling reasonably informed of material changes in such estimate.

    6.15  AFFILIATE AGREEMENTS.

        (a) Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, Big Sky shall deliver to Sterling a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Big Sky stockholder meeting called pursuant to Section 6.3, deemed to be an "affiliate of it (each, an "Big Sky Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

        (b) Big Sky shall use its reasonable best efforts to cause each person who may be deemed to be a Big Sky Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit D.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

    The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (a) STOCKHOLDER APPROVALS.

           This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Big Sky stockholders.

           (b) STOCK EXCHANGE LISTING.

           The shares of Sterling Common Stock which shall be issued in the Merger (including the Sterling Common Stock that may be issued upon exercise of the options referred to in Section 1.6 hereof) upon consummation of the Merger shall have been authorized for quotation on the Nasdaq Stock Market National Market (or such other exchange on which the Sterling Common Stock may become listed).

           (c) OTHER APPROVALS.

           All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

           (d) REGISTRATION STATEMENT.

           The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

           (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

           No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Certificate of Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

           (f) FEDERAL TAX OPINION.

           Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S. to Sterling, and Big Sky shall have received an opinion from Breyer & Aguggia, counsel to Big Sky, in form and substance reasonably satisfactory to Sterling and Big Sky, respectively, dated the date of the Effective Time, in each case, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and Big Sky will be a party to the reorganization with the meaning of Section 368(b) of the Code and that, accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by Sterling or Big Sky as a result of the Merger, (ii) no gain or loss will be recognized by the stockholders of Big Sky who exchange all of their Big Sky Common Stock solely for Sterling Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Sterling

       Common Stock), and (iii) the aggregate tax basis of the Sterling Common Stock received by stockholders who exchange all of their Big Sky Common Stock solely for Sterling Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Big Sky Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, such counsel shall require and, to the extent such counsel deems necessary or appropriate, may rely upon representations and covenants, including those contained in certificates of officers of Big Sky, Sterling, their respective affiliates and others.

    7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

    The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Effective Time of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES.

           The representations and warranties of Big Sky set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a material adverse effect on Big Sky. Sterling shall have received a certificate signed on behalf of Big Sky by each of the President and Chief Executive Officer and the Chief Financial Officer of Big Sky to the foregoing effect.

           (b) PERFORMANCE OF COVENANTS AND AGREEMENTS OF BIG SKY

           Big Sky shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of Big Sky by each of the President and Chief Executive Officer and the Chief Financial Officer of Big Sky to such effect.

           (c) POOLING OF INTERESTS.

           Sterling shall have received as of the Effective Time, written opinions of Coopers & Lybrand LLP and Deloitte and Touche LLP to the effect that the Merger may be accounted for as a pooling-of-interests.

           (d) STOCKHOLDERS AGREEMENT

           On or before April 30, 1998, the agreement in the form which is attached hereto as Exhibit E (the "Stockholders Agreement") shall have been entered into by all of the stockholders whose names appear on the Stockholders Agreement and a minimum of 68,000 shares of Big Sky Common Stock shall therefore have become subject to the terms and provisions of the Stockholders Agreement.

    7.3  CONDITIONS TO OBLIGATIONS OF BIG SKY.

    The obligation of Big Sky to effect the Merger is also subject to the satisfaction or waiver by Big Sky at or prior to the Effective Time of the following conditions:

           (a) REPRESENTATIONS AND WARRANTIES.

           The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the

       Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct, unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would have a material adverse effect on Sterling. Big Sky shall have received a certificate signed on behalf of Sterling by each of the President and Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

           (b) PERFORMANCE OF COVENANTS AND AGREEMENTS OF STERLING.

           Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Big Sky shall have received a certificate signed on behalf of Sterling by each of the President and Chief Operating Officer and the Chief Financial Officer of Sterling to such effect.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1  TERMINATION.

    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Big
Sky:

        (a) by mutual consent of Sterling and Big Sky in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b) by either Sterling or Big Sky upon written notice to the other party 15 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 15-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement, if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (c) by either Sterling or Big Sky if the Merger shall not have been consummated on or before December 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d) by either Sterling or Big Sky (provided that Big Sky is not in breach of its obligations under Section 6.3 hereof) if the approval of the stockholders of Big Sky required for the consummation of the Merger as contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the duly held meeting of stockholders or at any adjournment or postponement thereof;

        (e) by either Sterling or Big Sky (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or would be reasonably certain to have a material adverse effect on the breaching party and such breach shall not have been cured within 15 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

        (f) by either Sterling or Big Sky (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party and such breach shall not have been cured within 15 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing; and

        (g) by either Sterling or Big Sky, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated thereby.

    8.2  EFFECT OF TERMINATION.

        (a) In the event of termination of this Agreement by either Sterling or Big Sky as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentences of Sections 6.2(a) and 6.2(b) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

        (b) If Sterling has terminated this Agreement pursuant to Sections 8.1(d), 8.1(e), 8.1(f) or 8.1(g) hereof, Big Sky shall pay to Sterling a fee (the "Big Sky Termination Fee") of $500,000. The Big Sky Termination Fee shall be payable by Big Sky to Sterling within two business days following written notice of a demand therefore and shall be made by wire transfer of immediately available funds to an account designated by Sterling in the said notice.

        (c) If Big Sky has terminated this Agreement pursuant to Sections 8.1(e), 8.1(f) or 8.1(g) hereof, or if Sterling has terminated this Agreement because (i) the opinion of Coopers & Lybrand LLP referred to in
    Section 7.2(c) hereof has not been provided and (ii) the opinion has not been provided because of a condition relating to, or action taken by, Sterling, Sterling shall pay to Big Sky a fee (the "Sterling Termination Fee") of $300,000. The Sterling Termination Fee shall be payable by Sterling to Big Sky within two business days following written notice of a demand therefor and shall be made by wire transfer of immediately available funds to an account designated by Big Sky in the said notice.

        (d) Sterling and Big Sky agree that the agreements contained in this
    Section 8.2 are intended to increase the likelihood that the transactions contemplated by this Agreement will occur in accordance herewith, are an integral part of the transactions contemplated by this Agreement and that without such agreements they would not have entered into this Agreement. If either party fails to pay the amounts due under paragraphs (b) or (c) of this Section 8.2 within the time periods specified therein, such party shall pay the costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such amounts at the publicly announced prime rate of Bank of America from the date such amounts were required to be paid.

    8.3  AMENDMENT.

    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Big Sky; provided, however, that after any approval of the transactions contemplated by this Agreement by Big Sky's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to Big Sky stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4  EXTENSION; WAIVER.

    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1  CLOSING.

    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the offices of Witherspoon, Kelley, Davenport & Toole, P.S. on September 30, 1998 or such other date, place and time as the parties may agree (the "Closing Date").

    9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

    9.3  EXPENSES.

        (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        (b) Any payment required by this Section 9.3 shall be payable by Big Sky to Sterling within two business days following written notice of a demand therefore. Any such payment shall be made by wire transfer of immediately available funds to an account designated by Sterling in the said notice. If Big Sky fails to pay Sterling the amounts due under this Section 9.3 within the time periods specified herein, Big sky shall pay the costs and expenses (including legal fees and expenses) incurred by Sterling in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of the Bank of America from the date such amounts were required to be paid.

    9.4  NOTICES.

    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a) if to Sterling, to:
           Sterling Financial Corporation
           111 North Wall Street
           Spokane, Washington 99201
           Attn.: Daniel G. Byrne
           Senior Vice President-Finance

        WITH A COPY TO:

           Witherspoon, Kelley, Davenport & Toole, P.S.
           422 West Riverside Avenue, Suite 1100
           Spokane, Washington 99201
           Attn.: Donald J. Lukes, Esq.

    and

       (b) if to Big Sky, to:
           Big Sky Bancorp, Inc.
           711 South First
           Hamilton, Montana 59840
           Attn.: Michael E. McKee
           President and Chief
           Executive Officer

        WITH A COPY TO:

           Breyer & Aguggia
           Suite 470 East
           1300 I Street, N.W.
           Washington, D.C. 20005
           Attn: Paul M. Aguggia, Esq.

    9.5  INTERPRETATION.

    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Sterling, Big Sky or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

    9.6  COUNTERPARTS.

    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7  ENTIRE AGREEMENT.

    This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, the Institution Merger Agreement and the Certificate of Merger.

    9.8  GOVERNING LAW.

    This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules.

    9.9  ENFORCEMENT OF AGREEMENT.

    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.10  SEVERABILITY.

    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.11  PUBLICITY.

    Except as otherwise required by law or the rules of the Nasdaq Stock Market National Market (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor Big Sky shall, or shall permit any of Sterling's Subsidiaries or First Federal to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    9.12  ASSIGNMENT; LIMITATION OF BENEFITS.

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

    IN WITNESS WHEREOF, Sterling and Big Sky have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                STERLING FINANCIAL CORPORATION

                                By
                                     -----------------------------------------
                                                  HAROLD B. GILKEY
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                BIG SKY BANCORP, INC.

                                By
                                     -----------------------------------------
                                                  MICHAEL E. McKEE
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                                      APPENDIX D

                                FAIRNESS OPINION

April 24, 1998
Board of Directors
Big Sky Bancorp, Inc.
711 South First Street
Hamilton, Montana 59840
Members of the Board:

    You have asked us to advise you with respect to the fairness to the stockholders of Big Sky Bancorp, Inc. ("Big Sky"), from a financial point of view, of the Exchange Ratio pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), dated as of April 23, 1998, (the "Merger Agreement"), between Big Sky and Sterling Financial Corp. ("Sterling"). The Merger Agreement provides for the merger (the "Merger") of Big Sky with Sterling pursuant to which each outstanding share of common stock, $0.01 par value per share, of Big Sky (the "Big Sky Shares") will be exchanged for 1.384 shares (the "Exchange Ratio") of common stock, par value of $1.00 per share, of Sterling (the "Sterling Shares"), all as set forth in the Agreement (including shares issued or issuable in respect of shares of any capital stock of Big Sky, including Big Sky Common Stock, or any Option or other right to acquire any such common stock).

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to Big Sky and Sterling that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of Big Sky and Sterling provided to us by the senior management of Big Sky and Sterling and have met with the senior management of Big Sky and Sterling to discuss the business and prospects of Big Sky and Sterling before and after giving effect to the Merger;

    (3) Reviewed the historical trading market prices and valuation multiples for the Big Sky Shares and the Sterling Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

    (4) Reviewed the respective financial condition and results of operation of Big Sky and Sterling and compared them with those of certain publicly traded companies which we deemed to be relevant;

    (5) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

    (6) Participated in certain discussions and negotiations among representatives of Big Sky and Sterling and their legal advisors;

    (7) Reviewed the potential pro forma impact of the Merger and certain related documents;

    (8) Reviewed the Agreement and Plan of Merger;

    (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general financial, market, economic and other conditions as they exist and can be evaluated as of the date hereof.

    In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent valuation or appraisal of any of the assets or liabilities of Big Sky or Sterling or been furnished with any such evaluation or appraisal. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Big Sky's and Sterling's management. In addition, we have not assumed any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of Big Sky or Sterling.

    Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and the information made available to us as of the date hereof. We are not expressing any opinion as to the actual market value of Sterling shares when issued to the shareholders of Big Sky pursuant to the Merger or the prices at which such Sterling shares will trade subsequent to the Merger.

    We have been retained by the Board of Directors of Big Sky to act as financial advisor to Big Sky in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In addition, Big Sky has agreed to indemnify us for certain liabilities arising out of our engagement.

    It is understood that this letter is for the information of the Board of Directors of Big Sky in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the stockholders of Big Sky from a financial point of view.

                                          Very truly yours,
                                          /s/ FELDMAN FINANCIAL ADVISORS, INC.

                                                                      APPENDIX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section Section 251, Section 252, Section 254, Section 257,
Section 258, Section 263 or Section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section !251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection
(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Washington BCA law permits and the Restated Articles of Incorporation and Bylaws of the Registrant provide that to the fullest extent allowed by applicable laws existing from time to time, any person may, and directors and officers shall, be indemnified or reimbursed by the Registrant for reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which he or she shall be made a party or threatened to be made a party by reason of his or her being or having been a director, officer, employee or agent of the Registrant or of any firm, corporation, employee benefit plan or other organization which he or she served in any such capacity at the request of the Registrant; provided, however, that no person shall be so indemnified or reimbursed (1) in relation to any matter in such action, suit or proceeding as to which he or she shall finally be adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his or her duties to the Registrant; or (2) in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of (a) a court of competent jurisdiction, (b) the holders of record of a majority of the outstanding shares of the Registrant or (c) the Board of Directors, acting by vote of a majority of directors not parties to the same or substantially the same action, suit or proceeding, whether or not such majority constitutes a quorum. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his or her heirs, executors or administrators may be entitled as a matter of law. Those persons indemnified hereunder shall be deemed to include the heirs, legal representatives, executors and administrators of such person.

    Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The director, officer, employee or agent must repay such amount, however, if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

    The Registrant's Restated Articles of Incorporation also provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act pertaining to unpermitted distributions to shareholders or loans to directors or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The exhibits listed on the Exhibit Index on page II-6 of this Registration Statement are filed herewith, incorporated by reference herein or will be filed by amendment.

ITEM 22. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on June 23, 1998.

                                STERLING FINANCIAL CORPORATION

                                By:             /s/ WILLIAM W. ZUPPE
                                     -----------------------------------------
                                                 William W. Zuppe,
                                       President, Chief Operating Officer and
                                                      Director

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby grants a power of attorney to Daniel G. Byrne, Donald J. Lukes and Kelly A. Nolen, and each of them, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities (including his capacity as a director or officer of Sterling Financial Corporation) to sign for such person, and in such person's name and capacity indicated below, any and all amendments to the Registration Statement of Sterling Financial Corporation and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents or each of them or any substitute therefor may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 23, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

     /s/ HAROLD B. GILKEY
------------------------------  Chairman of the Board and
       Harold B. Gilkey           Chief Executive Officer

     /s/ WILLIAM W. ZUPPE
------------------------------  President, Chief Operating
       William W. Zuppe           Officer and Director

     /s/ DANIEL G. BYRNE        Chief Financial Officer
------------------------------    and Principal Accounting
       Daniel G. Byrne            Officer

          SIGNATURE                       TITLE
------------------------------  --------------------------

      /s/ NED M. BARNES
------------------------------  Secretary and Director
        Ned M. Barnes

    /s/ RODNEY W. BARNETT
------------------------------  Director
      Rodney W. Barnett

     /s/ JAMES P. FUGATE
------------------------------  Director
       James P. Fugate

    /s/ ROBERT D. LARRABEE
------------------------------  Director
      Robert D. Larrabee

     /s/ ROBERT E. MEYERS
------------------------------  Director
       Robert E. Meyers

     /s/ DAVID O. WALLACE
------------------------------  Director
       David O. Wallace

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, by and Between Sterling Financial Corporation and Big Sky Bancorp, Inc.,
               dated as of April 23, 1998. Incorporated herein by reference to Appendix C of the Proxy
               Statement/Prospectus included in this Registration Statement. Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.

       4.1   The Registrant has outstanding certain long-term debt. None of such debt exceeds ten percent of
               Registrant's total assets; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Commission upon request.

       5.1   Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to the validity of the common stock to be issued thereunder). Filed herewith.

       8.1   Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. (with respect to certain tax matters). Filed herewith.

      12.1   Computation of Return on Average Common Shareholders' Equity. Filed herewith.

      12.2   Computation of Return on Average Assets. Filed herewith.

      12.3   Computation of Net Interest Margin and Net Interest Spread. Filed herewith.

      12.4   Computation of Book Value Per Basic and Diluted Common Share. Filed herewith.

      12.5   Computation of Allowance for Loan Losses and Nonperforming Loans to Total Loans Receivable. Filed
               herewith.

      21.1   List of Subsidiaries of Registrant. Filed as Exhibit 21.1 to Registrant's Report on Form 10-K for the
               year ended December 31, 1997 and incorporated by reference herein.

      23.1   Consent of Feldman Financial Advisors, Inc. Filed herewith.

      23.2   Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 5.1 to this Registration
               Statement).

      23.3   Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibit 8.1 to this Registration
               Statement).

      23.4   Consent of Coopers & Lybrand L.L.P. (with respect to Sterling Financial Corporation). Filed herewith.

      23.5   Consent of Deloitte & Touche LLP (with respect to Big Sky Bancorp, Inc.). Filed herewith.

      24.1   Power of Attorney (set forth on the signature pages to this Registration Statement).

      99.1   Form of Proxy for Annual Meeting of Stockholders of Big Sky Bancorp, Inc. Filed herewith.